                                                                    EXHIBIT 99.2

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders of The Williams Companies, Inc.

We have audited the accompanying consolidated balance sheet of The Williams Companies, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index to Exhibits in Exhibit 99.2. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Williams Companies, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

As explained in Note 1 to the consolidated financial statements, effective January 1, 2003, the Company adopted Emerging Issues Task Force Issue No. 02-3, "Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (see third paragraph of "Energy commodity risk management and trading activities and revenues" section in Note 1) and Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (see last paragraph of "Property, plant and equipment" section in Note 1).

                                          /s/ ERNST & YOUNG LLP

Tulsa, Oklahoma
February 18, 2004, except for the matter described in the second paragraph in Note 2, as to which the date is September 14, 2004, and except for Note 19, as to which the date is November 2, 2004




                                     99.2-1

                          THE WILLIAMS COMPANIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                ---------------------------------------------
                                                                                    2003            2002             2001
                                                                                ------------    ------------     ------------
                                                                                    (MILLIONS, EXCEPT PER-SHARE AMOUNTS)
      Revenues:
        Power...............................................................    $   13,195.5    $       56.2     $    1,705.6
        Gas Pipeline........................................................         1,368.3         1,301.2          1,243.1
        Exploration & Production............................................           779.7           860.4            603.9
        Midstream Gas & Liquids.............................................         2,778.5         1,143.1          1,155.2
        Other...............................................................            72.0           124.1            319.3
        Intercompany eliminations...........................................        (1,549.3)          (91.1)          (127.6)
                                                                                ------------    ------------     ------------
         Total revenues.....................................................        16,644.7         3,393.9          4,899.5
                                                                                ------------    ------------     ------------
      Segment costs and expenses:
        Costs and operating expenses........................................        14,989.7         1,934.3          2,111.2
        Selling, general and administrative expenses........................           407.1           564.0            655.5
        Other (income) expense -- net.......................................          (130.2)          240.1            (12.4)
                                                                                ------------    ------------     ------------
         Total segment costs and expenses...................................        15,266.6         2,738.4          2,754.3
                                                                                ------------    ------------     ------------
      General corporate expenses............................................            87.0           142.8            124.3
                                                                                ------------    ------------     ------------
      Operating income (loss):
        Power...............................................................           145.3          (471.7)         1,294.6
        Gas Pipeline........................................................           539.6           461.3            390.0
        Exploration & Production............................................           392.5           504.9            217.2
        Midstream Gas & Liquids.............................................           309.4           177.9            183.0
        Other...............................................................            (8.7)          (16.9)            60.4
        General corporate expenses..........................................           (87.0)         (142.8)          (124.3)
                                                                                ------------    ------------     ------------
         Total operating income.............................................         1,291.1           512.7          2,020.9
                                                                                ------------    ------------     ------------
      Interest accrued......................................................        (1,286.1)       (1,159.4)          (691.8)
      Interest capitalized..................................................            45.5            27.3             36.9
      Interest rate swap loss...............................................            (2.2)         (124.2)              -
      Investing income (loss)...............................................            73.1          (113.2)          (172.6)
      Minority interest in income and preferred returns of consolidated
        subsidiaries........................................................           (19.4)          (41.8)           (71.7)
      Other income (expense) -- net.........................................           (26.1)           24.3             26.4
                                                                                ------------    ------------     ------------
      Income (loss) from continuing operations before income taxes and
        cumulative effect of change in accounting principles................            75.9          (874.3)         1,148.1
      Provision (benefit) for income taxes..................................            47.7          (277.2)           507.6
                                                                                ------------    ------------     ------------
      Income (loss) from continuing operations..............................            28.2          (597.1)           640.5
      Income (loss) from discontinued operations............................           240.9          (157.6)        (1,118.2)
                                                                                ------------    ------------     ------------
      Income (loss) before cumulative effect of change in accounting
        principles..........................................................           269.1          (754.7)          (477.7)
      Cumulative effect of change in accounting principles..................          (761.3)             -                -
                                                                                ------------    -----------      -----------
      Net loss..............................................................          (492.2)         (754.7)          (477.7)
      Preferred stock dividends.............................................            29.5            90.1               -
                                                                                ------------    ------------     -----------
      Loss applicable to common stock.......................................    $     (521.7)   $     (844.8)    $     (477.7)
                                                                                ============    ============     ============
      Basic earnings (loss) per common share:
        Income (loss) from continuing operations............................    $          -    $     (1.33)     $      1.29
        Income (loss) from discontinued operations..........................             .46           (.30)           (2.25)
                                                                                ------------    -----------      -----------
        Income (loss) before cumulative effect of change in accounting
         principles.........................................................             .46          (1.63)            (.96)
        Cumulative effect of change in accounting principles................           (1.47)             -                -
                                                                                ------------    -----------      -----------
         Net loss...........................................................    $      (1.01)   $     (1.63)     $      (.96)
                                                                                ============    ===========      ===========
      Diluted earnings (loss) per common share:
        Income (loss) from continuing operations............................    $          -    $     (1.33)     $      1.28
        Income (loss) from discontinued operations..........................             .46           (.30)           (2.23)
                                                                                ------------    -----------      -----------
        Income (loss) before cumulative effect of change in accounting
         principles.........................................................             .46          (1.63)            (.95)
        Cumulative effect of change in accounting principles................           (1.47)             -                -
                                                                                ------------    -----------      -----------
         Net loss...........................................................    $      (1.01)   $     (1.63)     $      (.95)
                                                                                ============    ===========      ===========



                             See accompanying notes.


                                     99.2-2

                          THE WILLIAMS COMPANIES, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                                                        DECEMBER 31,
                                                                                                 --------------------------
                                                                                                      2003          2002
                                                                                                 ------------  ------------
                                                                                                    (DOLLARS IN MILLIONS,
                                                                                                      EXCEPT PER SHARE
                                                                                                           AMOUNTS)
                                                           ASSETS
        Current assets:
          Cash and cash equivalents...................................................             $    2,315.7  $    1,650.4
          Restricted cash.............................................................                     47.1         102.8
          Restricted investments......................................................                     93.2             -
          Accounts and notes receivable less allowance of $112.2 ($111.8 in 2002).....                  1,613.2       2,387.1
          Inventories.................................................................                    242.9         365.7
          Energy risk management and trading assets...................................                        -         296.7
          Derivative assets...........................................................                  3,166.8       5,024.3
          Margin deposits.............................................................                    553.9         804.8
          Assets of discontinued operations...........................................                    441.3       1,297.3
          Deferred income taxes.......................................................                    106.6         569.2
          Other current assets and deferred charges...................................                    214.3         387.8
                                                                                                   ------------  ------------
            Total current assets......................................................                  8,795.0      12,886.1
        Restricted cash...............................................................                    159.8         188.1
        Restricted investments........................................................                    288.1             -
        Investments...................................................................                  1,463.6       1,468.6
        Property, plant and equipment -- net..........................................                 11,734.0      11,698.2
        Energy risk management and trading assets.....................................                        -       1,821.6
        Derivative assets.............................................................                  2,495.6       1,865.1
        Goodwill......................................................................                  1,014.5       1,059.5
        Assets of discontinued operations.............................................                    345.1       3,268.8
        Other assets and deferred charges.............................................                    726.1         732.5
                                                                                                   ------------  ------------
            Total assets..............................................................             $   27,021.8  $   34,988.5
                                                                                                   ============  ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
        Current liabilities:
          Notes payable...............................................................             $        3.3  $      996.3
          Accounts payable............................................................                  1,228.0       1,864.0
          Accrued liabilities.........................................................                    944.4       1,404.5
          Liabilities of discontinued operations......................................                     95.7         550.2
          Energy risk management and trading liabilities..............................                        -         244.4
          Derivative liabilities......................................................                  3,064.2       5,168.3
          Long-term debt due within one year..........................................                    935.2       1,080.8
                                                                                                   ------------  ------------
            Total current liabilities.................................................                  6,270.8      11,308.5
        Long-term debt................................................................                 11,039.8      11,075.7
        Deferred income taxes.........................................................                  2,453.4       3,353.6
        Liabilities and minority interests of discontinued operations.................                        -       1,264.5
        Energy risk management and trading liabilities................................                        -         680.9
        Derivative liabilities........................................................                  2,124.1       1,209.8
        Other liabilities and deferred income.........................................                    947.5         962.8
        Contingent liabilities and commitments (Note 16)
        Minority interests in consolidated subsidiaries...............................                     84.1          83.7
        Stockholders' equity:
          Preferred stock, $1 per share par value, 30 million shares authorized,
           1.5 million issued in 2002.................................................                        -         271.3
          Common stock, $1 per share par value, 960 million shares authorized,
           521.4 million issued in 2003, 519.9 million issued in 2002.................                    521.4         519.9
          Capital in excess of par value..............................................                  5,195.1       5,177.2
          Accumulated deficit.........................................................                 (1,426.8)       (884.3)
          Accumulated other comprehensive income (loss)...............................                   (121.0)         33.8
          Other.......................................................................                    (28.0)        (30.3)
                                                                                                   ------------  ------------
                                                                                                        4,140.7       5,087.6
          Less treasury stock (at cost), 3.2 million shares of common stock in 2003
           and 2002...................................................................                    (38.6)        (38.6)
                                                                                                   ------------  ------------
            Total stockholders' equity................................................                  4,102.1       5,049.0
                                                                                                   ------------  ------------
            Total liabilities and stockholders' equity................................             $   27,021.8  $   34,988.5
                                                                                                   ============  ============


                             See accompanying notes.

                                     99.2-3

                          THE WILLIAMS COMPANIES, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY





                                                                                          ACCUMULATED
                                                                CAPITAL IN                  OTHER
                                                                EXCESS OF     RETAINED  COMPREHENSIVE
                                         PREFERRED    COMMON       PAR        EARNINGS     INCOME               TREASURY
                                           STOCK       STOCK      VALUE      (DEFICIT)     (LOSS)      OTHER      STOCK     TOTAL
                                          --------   --------    --------    ----------  ----------   -------   ---------  --------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)

BALANCE, DECEMBER 31, 2000 ...........   $     --    $  447.9    $2,473.9    $ 3,065.7   $   28.2     $ (81.2)  $  (42.5)  $5,892.0
Comprehensive loss:
 Net loss -- 2001 ....................         --          --          --       (477.7)        --          --         --     (477.7)
 Other comprehensive income:
  Net unrealized gains on cash flow
    hedges, net of reclassification
    adjustments ......................         --          --          --           --      370.2          --         --      370.2
  Net unrealized depreciation on
    marketable equity securities, net of
    reclassification adjustments......         --          --          --           --      (35.3)         --         --      (35.3)
  Foreign currency translation
    adjustments.......................         --          --          --           --      (37.1)         --         --      (37.1)
  Minimum pension liability adjustment         --          --          --           --       (2.2)         --         --       (2.2)
                                                                                                                           --------
 Total other comprehensive income ....                                                                                        295.6
                                                                                                                           --------
Total comprehensive loss .............                                                                                       (182.1)
Issuance of common stock (38 million
  shares).............................         --        38.0     1,295.4           --         --          --         --    1,333.4
Issuance of common stock for
  acquisition of business (29.6 million
  shares).............................         --        29.6     1,206.1           --         --          --         --    1,235.7
Cash dividends -- Common stock
 ($.68 per share) ....................         --          --          --       (341.0)        --          --         --     (341.0)
Stockholders' notes issued ...........         --          --          --           --         --        (8.8)        --       (8.8)
Stockholders' notes repaid ...........         --          --          --           --         --         6.3         --        6.3
Stock award transactions, including
  tax benefit (including 3.6 million
  common shares)......................         --         3.4        98.6           --         --          .7        2.8      105.5
Distribution of WilTel's common stock          --          --          --    ( 2,047.4)      21.3        18.0         --   (2,008.1)
Other ................................         --          --        11.1           --         --          --         --       11.1
                                         --------    --------    --------    ---------   --------    --------   --------   --------
BALANCE, DECEMBER 31, 2001 ...........         --       518.9     5,085.1        199.6      345.1       (65.0)     (39.7)   6,044.0
Comprehensive loss:
 Net loss -- 2002 ....................         --          --          --       (754.7)        --          --         --     (754.7)
Other comprehensive loss:
  Net unrealized losses on cash flow
    hedges, net of reclassification
    adjustments.......................         --          --          --           --     (298.9)         --         --     (298.9)
  Net unrealized appreciation on
    marketable equity securities, net of
    reclassification adjustments......         --          --          --           --        4.6          --         --        4.6
  Foreign currency translation
    adjustments........................        --          --          --           --        (.1)         --         --        (.1)
  Minimum pension liability adjustment         --          --          --           --      (16.9)         --         --      (16.9)
                                                                                                                           --------
 Total other comprehensive loss ......                                                                                       (311.3)
                                                                                                                           --------
Total comprehensive loss .............                                                                                     (1,066.0)
Issuance of 9.875 percent cumulative
  convertible preferred stock (1.5
  million shares).....................      271.3          --          --           --         --          --         --      271.3
Cash dividends -- Common stock
 ($.42 per share) ....................         --          --          --       (216.8)        --          --         --     (216.8)
 Preferred stock($14.14 per share) ...         --          --          --        (20.8)        --          --         --      (20.8)
Issuance of equity of consolidated
  limited  partnership................         --          --        44.6           --         --          --         --       44.6
Beneficial conversion option on
  issuance of convertible preferred
  stock (Note 13).....................         --          --        69.4        (69.4)        --          --         --          --

FELINE PACS equity contract adjustment
 (Note 13) ...........................         --          --       (76.7)          --         --          --         --      (76.7)
Allowance for and repayments of
  stockholders' notes.................         --          --          --           --         --         7.8       (1.3)       6.5
Stock award transactions, including
  tax benefit (including 1.2 million
  common shares)......................         --         1.0        33.1           --         --          .4        2.4       36.9
ESOP loan repayment ..................         --          --          --           --         --        26.5         --       26.5
Other ................................         --          --        21.7        (22.2)        --          --         --        (.5)
                                         --------    --------    --------    ---------   --------    --------   --------   --------
BALANCE, DECEMBER 31, 2002 ...........      271.3       519.9     5,177.2       (884.3)      33.8       (30.3)     (38.6)   5,049.0
Comprehensive loss:
 Net loss -- 2003 ....................         --          --          --       (492.2)        --          --         --     (492.2)
Other comprehensive loss:
  Net unrealized losses on cash flow
    hedges, net of reclassification
    adjustments.......................         --          --          --           --     (236.9)         --         --     (236.9)
  Net unrealized depreciation on
    marketable equity securities, net
    of reclassification adjustments...         --          --          --           --       (7.4)         --         --       (7.4)
  Foreign currency translation
    adjustments ......................         --          --          --           --       77.0          --         --       77.0
  Minimum pension liability adjustment         --          --          --           --       12.5          --         --       12.5
                                                                                                                           --------
 Total other comprehensive loss ......                                                                                       (154.8)
                                                                                                                           --------
Total comprehensive loss .............                                                                                       (647.0)
Redemption of 9.875 percent cumulative
  convertible preferred stock (1.5
  million shares)......................    (271.3)         --          --           --         --          --         --     (271.3)

Cash dividends -- Common stock
 ($.04 per share) ....................         --          --          --        (20.8)        --          --         --      (20.8)
 Preferred stock($20.14 per share) ...         --          --          --        (29.5)        --          --         --      (29.5)
Repayments of stockholders' notes ....         --          --          --           --         --         2.3         --        2.3
Stock award transactions, including
  tax benefit (including 1.5 million
  common shares).......................        --         1.5        17.9           --         --          --         --       19.4
                                         --------    --------    --------    ---------    --------    --------   --------  --------

BALANCE, DECEMBER 31, 2003 ...........   $     --    $  521.4    $5,195.1    $(1,426.8)  $ (121.0)  $  (28.0)  $  (38.6)   $4,102.1
                                         ========    ========    ========    =========   ========    ========   ========   ========


                             See accompanying notes.


                                     99.2-4

                          THE WILLIAMS COMPANIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                           YEARS ENDED DECEMBER 31,
                                                                                      ------------------------------------
                                                                                        2003          2002          2001
                                                                                      ----------   -----------  ----------
                                                                                                  (MILLIONS)
          OPERATING ACTIVITIES:
           Income (loss) from continuing operations...............................    $     28.2   $   (597.1)  $    640.5
           Adjustments to reconcile to cash provided (used) by operations:
            Depreciation, depletion and amortization..............................         657.4        648.8        515.4
            Provision (benefit) for deferred income taxes.........................          65.3       (199.4)       322.3
            Payments of guarantees and payment obligations related to WilTel                  --       (753.9)          --
            Provision for loss on investments, property and other assets..........         231.9        399.1        157.4
            Net gain on dispositions of assets....................................        (142.8)      (190.4)       (91.2)
            Provision for uncollectible accounts:
             WilTel...............................................................            --        268.7        188.0
             Other................................................................           7.3          9.7         13.6
            Minority interest in income and preferred returns of
              consolidated subsidiaries...........................................          19.4         41.8         71.7
            Amortization and taxes associated with stock-based awards.............          27.1         31.2         22.4
            Payment of deferred set-up fee and fixed rate interest on RMT
              note payable........................................................        (265.0)          --           --
            Accrual for fixed rate interest included in RMT note payable..........          99.3         32.2           --
            Amortization of deferred set-up fee and fixed rate interest on
              RMT note payable....................................................         154.5        110.9           --
            Cash provided (used) by changes in current assets and
              liabilities:
             Restricted cash......................................................          (1.4)        (4.0)          --
             Accounts and notes receivable........................................         668.7        243.7        344.3
             Inventories..........................................................          88.6         85.6        254.9
             Margin deposits......................................................         252.2       (633.4)       559.5
             Other current assets and deferred charges............................          10.3       (262.7)        (2.3)
             Accounts payable.....................................................        (608.0)      (573.0)      (420.5)
             Accrued liabilities..................................................        (387.1)      (261.2)       248.4
           Changes in current and noncurrent derivative and energy risk
            management and trading assets and liabilities.........................        (350.0)       579.5     (1,419.2)
           Changes in noncurrent restricted cash..................................          17.6       (104.1)         --
           Other, including changes in noncurrent assets and liabilities..........          34.4         29.5        (37.8)
                                                                                      ----------   ----------   ----------
             Net cash provided (used) by operating activities of continuing
               operations.........................................................         607.9     (1,098.5)     1,367.4
             Net cash provided by operating activities of discontinued
               operations.........................................................         162.2        583.2        461.2
                                                                                      ----------   ----------   ----------
             Net cash provided (used) by operating activities.....................         770.1       (515.3)     1,828.6
                                                                                      ----------   ----------   ----------
          FINANCING ACTIVITIES:
           Proceeds from notes payable............................................            --        913.4      1,852.4
           Payments of notes payable..............................................        (960.8)    (2,051.7)    (2,631.4)
           Proceeds from long-term debt...........................................       2,006.5      3,481.5      3,377.1
           Payments of long-term debt.............................................      (2,187.1)    (2,536.2)    (1,654.7)
           Proceeds from issuance of common stock.................................           1.2          5.2      1,388.5
           Dividends paid.........................................................         (53.3)      (230.8)      (341.0)
           Proceeds from issuance of preferred stock..............................            --        271.3           --
           Repurchase of preferred stock..........................................        (275.0)      (135.0)          --
           Net proceeds from issuance of preferred interests of
            consolidated subsidiaries.............................................            --           --         95.3
           Redemption of our obligated mandatorily preferred securities of
            Trust holding only our indentures.....................................            --           --       (194.0)
           Payments for debt issuance costs.......................................         (78.6)      (186.3)       (44.8)
           Premiums paid on tender offer and early debt retirements...............         (57.7)          --           --
           Payments/dividends to minority and preferred interests.................         (19.8)       (48.0)       (50.3)
           Changes in restricted cash.............................................          67.9       (182.1)         --
           Changes in cash overdrafts.............................................         (29.7)        28.4        (28.8)
           Other -- net...........................................................          (2.8)        (8.4)         (.1)
                                                                                      ----------   ----------   ----------
             Net cash provided (used) by financing activities of continuing
               operations.........................................................      (1,589.2)      (678.7)     1,768.2
             Net cash provided (used) by financing activities of
               discontinued operations............................................         (94.8)       524.7      1,584.2
                                                                                      ----------   ----------   ----------
             Net cash provided (used) by financing activities.....................      (1,684.0)      (154.0)     3,352.4
                                                                                      ----------   ----------   ----------
          INVESTING ACTIVITIES:
           Property, plant and equipment:
            Capital expenditures..................................................        (956.0)    (1,662.0)    (1,457.1)
            Proceeds from dispositions............................................         603.9        549.1         28.4
           Acquisitions of businesses (primarily property, plant and
            equipment), net of cash acquired......................................            --           --     (1,291.6)
           Purchases of investments/advances to affiliates........................        (150.4)      (308.7)      (568.3)
           Purchases of restricted investments....................................        (739.9)          --           --
           Proceeds from sales of businesses......................................       2,250.5      2,300.4        163.7
           Proceeds from sale of restricted investments...........................         351.8           --           --
           Proceeds from dispositions of investments and other assets.............         128.6        273.0        243.9
           Proceeds received on advances to affiliates............................            --         75.0         95.0
           Proceeds received on sale of receivables from WilTel...................            --        180.0           --
           Purchase of assets subsequently leased to seller.......................            --           --       (276.0)
           Other -- net...........................................................          33.6         35.0         24.7
                                                                                      ----------   ----------   ----------
             Net cash provided (used) by investing activities of continuing
               operations.........................................................       1,522.1      1,441.8     (3,037.3)
             Net cash used by investing activities of discontinued
               operations.........................................................         (26.0)      (337.6)    (1,956.8)
                                                                                      ----------   ----------   ----------
             Net cash provided (used) by investing activities.....................       1,496.1      1,104.2     (4,994.1)
                                                                                      ----------   ----------   ----------
          Cash of discontinued operations at spinoff..............................            --           --        (96.5)
                                                                                      ---------    ---------    ----------
          Increase in cash and cash equivalents...................................         582.2        434.9         90.4
          Cash and cash equivalents at beginning of year..........................       1,736.0      1,301.1      1,210.7
                                                                                      ----------   ----------   ----------
          Cash and cash equivalents at end of year*...............................    $  2,318.2   $  1,736.0   $  1,301.1
                                                                                      ==========   ==========   ==========

         ----------
         * Includes cash and cash equivalents of discontinued operations of $2.5 million, $85.6 million and $60.7 million for 2003, 2002 and 2001, respectively.


                            See accompanying notes.

                                     99.2-5

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


DESCRIPTION OF BUSINESS

    Operations of our company are located principally in the United States and are organized into the following reporting segments: Gas Pipeline, Exploration & Production, Midstream Gas & Liquids, and Power (formerly named Williams Energy Marketing & Trading Company).

    Gas Pipeline is comprised primarily of two interstate natural gas pipelines as well as investments in natural gas pipeline-related companies. The Gas Pipeline operating segments have been aggregated for reporting purposes and include Northwest Pipeline, which extends from the San Juan Basin in northwestern New Mexico and southwestern Colorado to Oregon and Washington, and Transcontinental Gas Pipe Line (Transco), which extends from the Gulf of Mexico region to the northeastern United States.

    Exploration & Production includes natural gas exploration, production and gas management activities primarily in the Rocky Mountain and Mid-Continent regions of the United States and in Argentina.

    Midstream Gas & Liquids (Midstream) is comprised of natural gas gathering and processing and treating facilities in the Rocky Mountain and Gulf Coast regions of the United States, majority-owned natural gas compression and transportation facilities in Venezuela; and assets in Canada including a natural gas liquids extraction facility and a fractionation plant.

    Power is an energy services provider that buys, sells, stores, and transports a full suite of energy-related commodities, including power, natural gas, crude oil, refined products and emission credits, primarily on a wholesale level. In June 2002, we announced our intent to exit the energy merchant business and reduce our financial commitment to the Power segment. As a result, Power initiated efforts to sell all or portions of its power, natural gas and crude and refined products portfolios and reduced its involvement in trading activities as defined in Statement of Financial Accounting Standard (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." However, Power still conducts limited trading activities and maintains contracts entered into for trading purposes. As the process to sell the portfolio continues, Power manages its activities to reduce risk, to generate cash and to fulfill contractual commitments.


OVERVIEW


    In February 2003, we outlined our planned business strategy in response to the events that significantly impacted the energy sector and our company during late 2001 and much of 2002, including the collapse of Enron and the severe decline of the telecommunications industry. The plan focused on migrating to an integrated natural gas business comprised of a strong, but smaller, portfolio of natural gas businesses; reducing debt; and increasing our liquidity through asset sales, strategic levels of financing and reductions in operating costs. The plan was designed to address near-term and medium-term debt and liquidity issues, to de-leverage the company with the objective of returning to investment grade status, and to develop a balance sheet and cash flows capable of supporting and ultimately growing our remaining businesses. A component of our plan was to reduce risk and liquidity requirements of the Power segment while realizing the value of Power's portfolio. Another component of the plan consisted of selling all or parts of the Power business.

    During 2003, we successfully executed the following critical components of our plan:

        o Generated cash proceeds of approximately $3 billion from the sales of assets.

        o Repaid $3.2 billion of debt through scheduled maturities and early extinguishment of debt and accessed the public debt markets available to us primarily to refinance $2 billion of higher cost debt.

        o Sustained core business earnings capacity through completed system expansions at Gas Pipeline, continued drilling activity at Exploration & Production and continued investment in deepwater activities within Midstream.

        o Continued rationalization of our cost structure, including a 28 percent reduction in selling, general and administrative costs of continuing operations and a 39 percent reduction in general corporate expenses.








                                       99.2-6

                          THE WILLIAMS COMPANIES, INC.

    Through these efforts, we satisfied key liquidity issues facing us in 2003, including the early repayment of the Williams Production RMT Company (RMT) note payable of approximately $1.15 billion (including certain contractual fees and deferred interest). Additionally, we completed tender offers that prepaid approximately $721 million of the $1.4 billion of our senior unsecured 9.25 percent notes that mature in first-quarter 2004.

    We are pursuing a strategy of exiting the Power business. However, market conditions have contributed to the difficulty of, and could delay, full, immediate exit from this business. In 2003, we generated in excess of $600 million from the sale, termination or liquidation of Power contracts and assets. During the year, we continued to manage our portfolio to reduce risk, to generate cash and to fulfill contractual commitments. We are also pursuing our goal to resolve the remaining legal and regulatory issues associated with the business.

    During 2003, we engaged financial advisors to assist and advise with efforts to exit the Power business. Because market conditions may change and we cannot determine the impact of this on a buyer's point of view, amounts ultimately received in any portfolio sale, contract liquidation or realization may be significantly different from the estimated economic value or carrying values reflected in the Consolidated Balance Sheet. In addition, tolling agreements are not derivatives and thus have no carrying value in the Consolidated Balance Sheet pursuant to the application of Emerging Issues Task Force (EITF) Issue No. 02-3, "Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities," (EITF 02-3). Based on current market conditions certain of these agreements are forecasted to realize significant future losses. It is possible that we may sell contracts for less than their carrying value or enter into agreements to terminate certain obligations, either of which could result in significant future loss recognition or reductions of future cash flows.

    Results for 2003 include approximately $117 million of revenue related to the correction of the accounting treatment previously applied to certain third party derivative contracts during 2002 and 2001. This matter was initially disclosed in our Form 10-Q for the second quarter of 2003. Income from continuing operations before income taxes and cumulative effect of change in accounting principles in 2003 was $51.6 million. Absent the corrections, we would have reported a pretax loss from continuing operations in 2003. Approximately $83 million of this revenue relates to a correction of net energy trading assets for certain derivative contract terminations occurring in 2001. The remaining $34 million relates to net gains on certain other derivative contracts entered into in 2002 and 2001 that we now believe should not have been deferred as a component of other comprehensive income due to the incorrect designation of these contracts as cash flow hedges. Our management, after consultation with our independent auditor, concluded that the effect of the previous accounting treatment was not material to 2003 and prior periods and the trend of earnings.

    Entering 2004, our plan is to focus on the following objectives:

        o sustain solid core business performance, including increased capital allocation to Exploration & Production activities;

        o continue reduction of debt, including scheduled maturities and early retirements, and selective refinancing of certain instruments; and

        o  maintain investment discipline.

    Key execution steps include the completion of planned asset sales, which are estimated to generate proceeds of approximately $800 million in 2004, additional reductions of our SG&A costs, the replacement of our cash-collateralized letter of credit and revolver facility with facilities that do not encumber cash and continuing efforts to exit from the power business.






                                     99.2-7

                          THE WILLIAMS COMPANIES, INC.

BASIS OF PRESENTATION

    In accordance with the provisions related to discontinued operations within SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the accompanying consolidated financial statements and notes reflect the results of operations, financial position and cash flows of the following components as discontinued operations (see Note 2):

        o Kern River Gas Transmission (Kern River), previously one of Gas Pipeline's segments;

        o two natural gas liquids pipeline systems, Mid-American Pipeline and Seminole Pipeline, previously part of the Midstream segment;

        o Central natural gas pipeline, previously one of Gas Pipeline's segments;

        o retail travel centers concentrated in the Midsouth, part of the previously reported Petroleum Services segment;

        o refining and marketing operations in the Midsouth, including the Midsouth refinery, part of the previously reported Petroleum Services segment;

        o Texas Gas Transmission Corporation, previously one of Gas Pipeline's segments;

        o natural gas properties in the Hugoton and Raton basins, previously part of the Exploration & Production segment;

        o bio-energy operations, part of the previously reported Petroleum Services segment;

        o our general partnership interest and limited partner investment in Williams Energy Partners, previously the Williams Energy Partners segment;

        o the Colorado soda ash mining operations, part of the previously reported International segment;

        o certain gas processing, natural gas liquids fractionation, storage and distribution operations in western Canada and at a plant in Redwater, Alberta, previously part of the Midstream segment;

        o refining, retail and pipeline operations in Alaska, part of the previously reported Petroleum Services segment;

        o Gulf Liquids New River Project LLC, previously part of the Midstream segment; and

        o our straddle plants in western Canada, previously part of the Midstream segment.

    Additionally, the results of operations and cash flows of WilTel Communications (WilTel), formerly Williams Communications, are reflected in discontinued operations in the accompanying financial statements.

    Unless otherwise indicated, the information in the Notes to the Consolidated Financial Statements relates to our continuing operations. We expect that other components of our business may be classified as discontinued operations in the future as the sales of those assets occur.

    We have restated all segment information in the Notes to the Consolidated Financial Statements for all prior periods presented to reflect the changes noted above.

    We have also reclassified certain prior year amounts to conform to current year classifications.




                                     99.2-8

                          THE WILLIAMS COMPANIES, INC.

    In 2001, through two transactions, we acquired all of the outstanding stock of Barrett Resources Corporation (Barrett). On June 11, 2001, we acquired 50 percent of Barrett's outstanding common stock in a cash tender offer totaling approximately $1.2 billion. We acquired the remaining 50 percent of Barrett's outstanding common stock on August 2, 2001, through a merger by exchanging each remaining share of Barrett common stock for 1.767 shares of our common stock for a total of approximately 30 million shares of our common stock valued at $1.2 billion.

    The unaudited pro forma net loss for 2001, if the purchase of 100 percent of Barrett occurred at the beginning of that year, was $396 million, or $.76 loss per diluted share. Pro forma financial information is not necessarily indicative of results of operations that would have occurred if the acquisition had occurred at the beginning of that year or of future results of operations of the combined companies.

    The estimated fair values of the significant assets acquired and liabilities assumed at August 2, 2001, the date of acquisition, were:

        o  Current assets -- $127.6 million

        o  Property, plant and equipment -- $2,520.4 million

        o  Goodwill and other assets -- $1,114.5 million

        o  Current liabilities -- $171.6 million

        o  Long-term debt -- $312.1 million

        o  Deferred income taxes -- $634.7 million

        o  Other non-current liabilities -- $127.1 million

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

    The consolidated financial statements include the accounts of our corporate parent and our majority-owned subsidiaries and investments. We account for companies in which we and our subsidiaries own 20 percent to 50 percent of the voting common stock, or otherwise exercise significant influence over operating and financial policies of the company, under the equity method.

Use of estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.













                                     99.2-9

                          THE WILLIAMS COMPANIES, INC.

    Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include:

        o  impairment assessments of long-lived assets and goodwill;

        o  litigation-related contingencies;

        o  valuations of energy contracts, including energy-related contracts;

        o  environmental remediation obligations;

        o  realization of deferred income tax assets;

        o  Gas Pipeline and Power revenues subject to refund; and

        o  valuation of Exploration & Production's reserves.

    These estimates are discussed further throughout the accompanying notes.

Cash and cash equivalents

    Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.

Restricted cash and investments

    Restricted cash within current assets consists primarily of collateral as required by certain borrowings by our Venezuelan operations and letters of credit. Restricted cash within noncurrent assets consists primarily of collateral in support of surety bonds underwritten by an insurance company, the RMT term loan B (see Note 11), certain borrowings by our Venezuelan operations and letters of credit. We do not expect this cash to be released within the next twelve months. The current and noncurrent restricted cash is primarily invested in short-term money market accounts with financial institutions and an insurance company as well as treasury securities.

    Both short-term and long-term restricted investments consist of short-term U.S. Treasury securities as required under the $800 million revolving and letter of credit facility (see Note 11). These securities are purchased and sold based on the balance required in the collateral account. Therefore, these securities are accounted for as "available-for-sale." These securities are marked to market with the unrealized holding gains and losses included in Other Comprehensive Income, until realized (see Note 18). Realized gains or losses are reclassified into earnings and based on specific identification of the securities sold.

    The classification of restricted cash and investments is determined based on the expected term of the collateral requirement and not necessarily the maturity date of the underlying securities.

Accounts receivable

    Accounts receivable are carried on a gross basis, with no discounting, less the allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue, which generates the accounts receivable, is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial conditions of the customers and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Interest income related to past due accounts receivable is recognized at the time full payment is received or collectibility is assured. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted.



                                    99.2-10

                          THE WILLIAMS COMPANIES, INC.

Inventory valuation

    Prior to the EITF reaching a consensus on EITF 02-3 on October 25, 2003 (see Energy commodity risk management and trading activities and revenues), we stated inventories at cost, which were not in excess of market, except for certain assets held for energy risk management by Power and Midstream which were stated at fair value. We stated all inventories purchased after October 25, 2003 at cost in accordance with Issue 02-3. For inventories held for energy risk management purposes purchased on or before October 25, 2002, we included the amount by which fair value exceeded cost in a cumulative effect of a change in accounting principle. Beginning on January 1, 2003, we stated all inventories at cost, which is not in excess of market. We determined the cost of certain natural gas inventories held by Transco using the last-in, first-out (LIFO) cost method; and we determined the cost of the remaining inventories primarily using the average-cost method or market, if lower.

Property, plant and equipment

    Property, plant and equipment is recorded at cost. We base the carrying value of these assets on estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values. As regulated entities, Northwest Pipeline and Transco provide for depreciation using the straight-line method at FERC prescribed rates. Depreciation of general plant is provided on a group basis at straight-line rates. Depreciation rates used for major regulated gas plant facilities at December 31, 2003, 2002, and 2001 are as follows:



                              CATEGORY OF PROPERTY               2003             2002            2001
                       ----------------------------------     -------------   -------------    -------------
                       Gathering facilities.............         0% - 3.80%      0% - 3.80%    2.60% - 3.80%
                       Storage facilities...............      1.05% - 2.50%   1.05% - 2.50%    1.05% - 2.50%
                       Onshore transmission facilities..      2.35% - 5.00%   2.35% - 5.00%    2.35% - 5.00%
                       Offshore transmission facilities.      0.85% - 1.50%   0.85% - 1.50%            1.50%


    Depreciation for non-regulated entities is provided primarily on the straight-line method over estimated useful lives except as noted below regarding oil and gas exploration and production activities. The estimated useful lives are as follows.


                                                                                         ESTIMATED
                                                CATEGORY OF PROPERTY                    USEFUL LIVES
                                ---------------------------------------------------     ------------
                                                                                        (IN YEARS)
                                Natural Gas Gathering and Processing Facilities....         10 to 40
                                Power Generation Facilities........................         15 to 30
                                Transportation Equipment...........................          3 to 30
                                Building and Improvements..........................         10 to 45
                                Right of Way.......................................          4 to 40
                                Office Furnishings & Computers.....................          3 to 20


    Gains or losses from the ordinary sale or retirement of property, plant and equipment for regulated pipelines are credited or charged to accumulated depreciation; other gains or losses are recorded in net income (loss).

    Oil and gas exploration and production activities are accounted for under the successful efforts method of accounting. Costs incurred in connection with the drilling and equipping of exploratory wells are capitalized as incurred. If proved reserves are not found, such costs are charged to expense. Other exploration costs, including lease rentals, are expensed as incurred. All costs related to development wells, including related production equipment and lease acquisition costs, are capitalized when incurred. Unproved properties are evaluated annually, or as conditions warrant, to determine any impairment in carrying value. Depreciation, depletion and amortization are provided under the units of production method on a field basis.

    Proved properties, including developed and undeveloped, and costs associated with probable reserves, are assessed for impairment using estimated future cash flows on a field basis. Estimating future cash flows involves the use of complex judgments such as estimation of the proved and probable oil and gas reserve quantities, risk associated with the different categories of oil and gas reserves, timing of development and production, expected future commodity prices, capital expenditures and production costs.




                                    99.2-11

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Effective January 1, 2003, we adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. As required by the new standard, we recorded liabilities equal to the present value of expected future asset retirement obligations at January 1, 2003. The obligations relate to producing wells, offshore platforms, underground storage caverns and gas gathering well connections. At the end of the useful life of each respective asset, we are legally obligated to plug both producing wells and storage caverns and remove any related surface equipment, to dismantle offshore platforms, and to cap certain gathering pipelines at the wellhead connection and remove any related surface equipment. The liabilities are partially offset by increases in property, plant and equipment, net of accumulated depreciation, recorded as if the provisions of the Statement had been in effect at the date the obligation was incurred. As a result of the adoption of SFAS No. 143, we recorded a long-term liability of $33.4 million; property, plant and equipment, net of accumulated depreciation, of $24.8 million and a credit to earnings of $1.2 million (net of a $.1 million provision for income taxes) reflected as a cumulative effect of a change in accounting principle. We also recorded a $9.7 million regulatory asset for retirement costs of dismantling offshore platforms expected to be recovered through regulated rates. In connection with adoption of SFAS No. 143, we changed our method of accounting to include salvage value of equipment related to producing wells in the calculation of depreciation. The impact of this change is included in the amounts discussed above. We have not recorded liabilities for pipeline transmission assets, processing and refining assets, and gas gathering systems pipelines. A reasonable estimate of the fair value of the retirement obligations for these assets cannot be made as the remaining life of these assets is not currently determinable. If the Statement had been adopted at the beginning of 2002, the impact to our income from continuing operations and net income would have been immaterial. There would have been no impact on earnings per share.

Goodwill

    Goodwill represents the excess of cost over fair value of assets of businesses acquired. Beginning January 1, 2002, the impairment of goodwill and other intangible assets is measured pursuant to the guidelines of SFAS No. 142, "Goodwill and Other Intangible Assets". Goodwill is evaluated for impairment by first comparing our management's estimate of the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value exceeds its fair value, a computation of the implied fair value of the goodwill is compared with its related carrying value. If the carrying value of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in the amount of the excess.

    When a reporting unit is sold or classified as held for sale, any goodwill of that reporting unit is included in its carrying value for purposes of determining any impairment or gain/loss on sale. If a portion of a reporting unit with goodwill is sold or classified as held for sale and that asset group represents a business, a portion of the reporting unit's goodwill is allocated to and included in the carrying value of that asset group. Except for Bio-energy, Alaska Retail, Williams Energy Partners and the Travel Centers, none of the operations sold during 2003 or classified as held for sale at December 31, 2003 represented reporting units with goodwill or businesses within reporting units to which goodwill was required to be allocated.

    Judgments and assumptions are inherent in our management's estimate of undiscounted future cash flows used to determine the estimate of the reporting unit's fair value. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.

    In accordance with SFAS No. 142, approximately $1 billion of goodwill acquired subsequent to June 30, 2001, in the acquisition of Barrett, was not amortized in 2001. Beginning January 1, 2002, all goodwill is no longer amortized, but is tested annually for impairment. Application of the nonamortization provisions of SFAS No. 142 did not materially impact the comparability of the Consolidated Statement of Operations. Exploration & Production's goodwill was approximately $1 billion at December 31, 2003 and 2002.

Treasury stock

    Treasury stock purchases are accounted for under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. Gains and losses on the subsequent reissuance of shares are credited or charged to capital in excess of par value using the average-cost method.




                                    99.2-12

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Energy commodity risk management and trading activities and revenues

    Prior to 2003, we, through Power and the natural gas liquids trading operations (reported within the Midstream segment), had energy commodity risk management and trading operations that entered into energy and energy-related contracts to provide price-risk management services to our third-party customers. These contracts involved power, natural gas, refined products, natural gas liquids and crude oil. Prior to the adoption of EITF 02-3, we valued all energy and energy-related contracts used in energy commodity risk management and trading activities at fair value in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." Energy contracts included the following:

        o  forward contracts,

        o  futures contracts,

        o  option contracts,

        o  swap agreements,

        o  certain physical commodity inventories, and

        o short-and long-term purchase and sale commitments, which involve physical delivery of an energy commodity.

    Energy-related contracts included the following:

        o  power tolling contracts,

        o  full requirements contracts,

        o  load serving contracts,

        o  storage contracts,

        o  transportation contracts, and

        o  transmission contracts.

    In addition, we entered into interest rate swap agreements and credit default swaps to manage the interest rate and credit risk in our energy trading portfolio. Prior to 2003, we recorded these energy and energy-related contracts and credit default swap agreements, with the exception of physical trading commodity inventories, in current and noncurrent energy risk management and trading assets and energy risk management and trading liabilities in the Consolidated Balance Sheet. We based the classification of current versus noncurrent on the timing of expected future cash flows. In accordance with SFAS No. 133 and Issue No. 98-10, we recognized the net change in fair value of these contracts representing unrealized gains and losses in income currently. We also recorded the net change in fair value as revenues in the Consolidated Statement of Operations. Power and the natural gas liquids trading operations, reported their trading operations' physical sales transactions net of the related purchase costs, consistent with fair value accounting for such trading activities. The accounting for energy-related contracts required us to assess whether certain of these contracts were executory service arrangements or leases pursuant to SFAS No. 13, "Accounting for Leases." As a result, we assessed each of our energy-related contracts and made the determination based on the substance of each contract focusing on factors such as 1) physical and operational control of the related asset, 2) risks and rewards of owning, operating and maintaining the related asset and 3) other contractual terms. See Recent accounting standards section within this Note for recent developments regarding guidance determining whether an arrangement contains a lease.

    As discussed in the Inventory valuation section of this note, the EITF reached a consensus on Issue No. 02-3 on October 25, 2002. This issue rescinded EITF Issue No. 98-10. As a result of the rescission, in 2003, we no longer account for 1) energy trading contracts



                                    99.2-13

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


that are derivatives as defined in SFAS No. 133 and 2) commodity trading inventories at fair value. The consensus was applicable for fiscal periods beginning after December 15, 2002, except for physical trading commodity inventories purchased after October 25, 2002. Issue No. 02-3 prohibited us from reporting physical trading commodity inventories purchased after October 25, 2002 at fair value. We applied the consensus effective January 1, 2003 and reported the initial application as a cumulative effect of a change in accounting principle. The effect of initially applying the consensus reduced net income by $762.5 million, net of a $471.4 million benefit for income taxes. The charge primarily consisted of the fair value of power tolling, load serving, transportation and storage contracts. These contracts did not meet the definition of a derivative and thus are no longer reported at fair value. After January 1, 2003, these contracts were accounted for under the accrual basis of accounting. The charge also included the amount by which the December 31, 2002 fair value of physical trading commodity inventories exceeded cost. We continued to carry derivatives at fair value in 2003. See further discussion on derivative assets and liabilities in the Derivative instruments and hedging activities, including interest rate swaps section within this Note.

    Prior to 2003, we determined the fair value of energy and energy-related contracts based on the nature of the transaction and the market in which transactions were executed. We executed certain transactions in exchange-traded or over-the-counter markets for which quoted prices in active periods existed. We executed other transactions in markets or periods in which quoted prices were not available. Quoted market prices for varying periods in active markets were readily available for valuing forward contracts, futures contracts, swap agreements and purchase and sales transactions in the commodity markets in which Power and the natural gas liquids trading operations transacted. Market data in active periods was also available for interest rate transactions, which affected the trading portfolio. For contracts or transactions that extended into periods for which actively quoted prices were not available, Power and the natural gas liquids trading operations estimated energy commodity prices in the illiquid periods by incorporating information obtained from commodity prices in actively quoted markets, prices in less active markets, prices reflected in current transactions and market fundamental analysis. For contracts where quoted market prices were not available, primarily transportation, storage, full requirements, load serving, transmission and power tolling contracts (energy-related contracts), Power estimated fair value using proprietary models and other valuation techniques that reflected the best information available under the circumstances. In situations where Power had received current information from negotiation activities with potential buyers of these contracts, Power considered this information in the determination of the fair value of the contract. The valuation techniques used when estimating fair value for energy-related contracts incorporated the following:


        o  option pricing theory,

        o  statistical and simulation analysis,

        o present value concepts incorporating risk from uncertainty of the timing and amount of estimated cash flows, and

        o  specific contractual terms.

    In estimating fair value, Power also assumed liquidation of the positions in an orderly manner over a reasonable period of time in a transaction between a willing buyer and seller.

    These valuation techniques for tolling contracts, full requirements contracts and other non-derivative energy-related contracts utilized factors such as the following:

        o  quoted energy commodity market prices,

        o estimates of energy commodity market prices in the absence of quoted market prices,

        o  volatility factors underlying the positions,

        o estimated correlation of energy commodity prices, contractual volumes, and estimated volumes under option and other arrangements,

        o  liquidity of the market in which the contract was transacted, and

        o  a risk-free market discount rate.



                                    99.2-14

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Fair value also reflected a risk premium that market participants would consider in their determination of fair value. Regardless of the method for which fair value was determined, we considered the risk of non-performance and credit considerations of the counterparty in estimating the fair value of all contracts. We adjusted the estimates of fair value as assumptions changed or as transactions became closer to settlement and enhanced estimates become available.

    The fair value of our trading portfolio was continually subject to change due to changing market conditions and changing trading portfolio positions. In 2002, determining fair value for these contracts also involved complex assumptions including estimating natural gas and power market prices in illiquid periods and markets, estimating market volatility and liquidity and correlation of natural gas and power prices, evaluating risk arising from uncertainty inherent in estimating cash flows and estimates regarding counterparty performance and credit considerations. Changes in valuation methodologies or the underlying assumptions could result in significantly different fair values.

Derivative instruments and hedging activities, including interest rate swaps

    In 2002, we presented Power and Midstream's derivative and non-derivative trading assets on the Consolidated Balance Sheet in energy commodity risk management and trading activities. All other derivatives were presented in current assets, other assets and deferred charges, accrued liabilities and other liabilities and deferred income in the Consolidated Balance Sheet as of December 31, 2002. After the adoption of EITF 02-3 on January 1, 2003, we recorded all derivatives in current and noncurrent derivative assets and current and noncurrent derivative liabilities. We based the classification of current versus noncurrent on the timing of expected future cash flows.

    Derivative instruments held by us consist primarily of futures contracts, swap agreements, forward contracts and option contracts. We execute most of these transactions in exchange-traded or over-the-counter markets for which quoted prices in active periods exist. For contracts with lives exceeding the time period for which quoted prices were available, we determine fair value by estimating commodity prices during the illiquid periods. We estimate commodity prices during illiquid periods by incorporating information obtained from commodity prices in actively quoted markets, prices reflected in current transactions and market fundamental analysis.

    In first-quarter 2002, we began managing a portion of our interest rate risk on an enterprise basis by the corporate parent. The more significant of these risks relates to Power's trading and non-trading portfolio. To facilitate the management of the risk, our entities enter into derivative instruments (usually swaps) with the corporate parent. The level, term and nature of derivative instruments entered into with external parties are determined by the corporate parent. Power enters into intercompany interest rate swaps with the corporate parent, the effect of which is included in Power's segment revenues and segment profit (loss) as shown in the reconciliation within the segment disclosures (see
Note 19). The results of interest rate swaps with external counterparties are shown as interest rate swap loss in the Consolidated Statement of Operations below operating income (loss).

    The accounting for changes in the fair value of all derivatives depends upon whether we have designated them in a hedging relationship and, further, on the type of hedging relationship. To qualify for designation in a hedging relationship, specific criteria have to be met and the appropriate documentation maintained. We establish hedging relationships pursuant to our risk management policies. We initially and regularly evaluate the hedging relationships to determine whether they were expected to be, and remain, highly effective hedges. If a derivative ceases to be a highly effective hedge, hedge accounting is discontinued prospectively, and future changes in the fair value of the derivative are recognized in earnings each period.

    For derivatives designated as a hedge of a recognized asset or liability or an unrecognized firm commitment (fair value hedges), we recognize the changes in the fair value of the derivative as well as changes in the fair value of the hedged item attributable to the hedged risk each period in earnings. If we terminate a firm commitment designated as the hedged item in a fair value hedge or it otherwise no longer qualifies as the hedged item, we recognize any asset or liability previously recorded as part of the hedged item currently in earnings.





                                    99.2-15

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    For derivatives designated as a hedge of a forecasted transaction or of the variability of cash flows related to a recognized asset or liability (cash flow hedges), the effective portion of the change in fair value of the derivative is reported in other comprehensive income and reclassified into earnings in the period in which the hedged item affects earnings. Amounts excluded from the effectiveness calculation and any ineffective portion of the change in fair value of the derivative are recognized currently in earnings. Gains or losses deferred in accumulated other comprehensive income associated with terminated derivatives, derivatives that cease to be highly effective hedges and cash flow hedges that have been otherwise discontinued remain in accumulated other comprehensive income until the hedged item affects earnings or it is probable that the hedged item will not occur by the end of the originally specified time period or within two months thereafter. Forecasted transactions designated as the hedged item in a cash flow hedge are regularly evaluated to assess whether they continue to be probable of occurring. When it is probable the forecasted transaction will not occur, any gain or loss deferred in accumulated other comprehensive income is recognized in earnings at that time.

    For derivatives held for trading and non-trading purposes not designated as a hedge, we reported changes in fair value currently in earnings. As discussed in the Description of business section of this Note, in 2003, we are no longer significantly engaged in trading activities. We now primarily enter into derivative contracts to reduce risk associated with our assets and non-derivative energy-related contracts, such as tolling, full requirements, storage and transportation contracts. However, we still maintain certain derivatives entered into for trading purposes. In Issue No. 02-3, the EITF reached a consensus that gains and losses on derivative instruments within the scope of SFAS No. 133 should be shown net in the income statement if the derivative instruments are held for trading purposes. On July 31, 2003, the EITF reached a consensus on Issue No. 03-11, "Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Not Held for Trading Purposes as Defined in Issue No. 02-3 Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." In this issue, the EITF concluded that determining whether realized gains and losses on physically settled derivative contracts not held for trading purposes should be reported in the income statement on a gross or net basis is a matter of judgment that depended on the relevant facts and circumstances. Applying these two consensuses, we report unrealized gains and losses on all derivative contracts not designated as hedges on a net basis in the Consolidated Statement of Operations. We also report realized gains and losses on all derivative contracts not designated as hedges that settled financially on a net basis. We apply the indicators provided in Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" to determine the proper treatment for derivative and non-derivative contracts not designated as hedges that resulted in physical delivery. In accordance with Issue No. 99-19, we account for realized revenues and purchase costs for all contracts that result in physical delivery on a gross basis in the Consolidated Statement of Operations. EITF 02-3 and Issue No. 03-11 did not require restatement of prior year amounts.

    In the second quarter of 2003, we elected the normal purchases and normal sales exception available under SFAS No. 133 on certain derivative contracts held by our Power segment. We reflected these contracts in current and noncurrent derivative assets and liabilities at their fair value on the date of the election less the portion of that fair value allocable to previous settlement periods.

    On January 1, 2001, we recorded a cumulative effect of an accounting change associated with the adoption of SFAS No. 133, as amended, to record all derivatives at fair value. The cumulative effect of the accounting change was not material to net income (loss), but resulted in a $95 million reduction of other comprehensive income (net of income tax benefits of $59 million) related to derivatives which hedge the variable cash flows of certain forecasted energy commodity transactions.

Gas pipeline revenues

    Revenues for sales of products are recognized in the period of delivery, and revenues from the transportation of gas are recognized in the period the service is provided. Gas Pipeline is subject to Federal Energy Regulatory Commission
(FERC) regulations and, accordingly, certain revenues collected may be subject to possible refunds upon final orders in pending rate cases. Gas Pipeline records estimates of rate refund liabilities considering Gas Pipeline and other third-party regulatory proceedings, advice of counsel and estimated total exposure, as discounted and risk weighted, as well as collection and other risks.





                                    99.2-16

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Revenues, other than gas pipeline and energy commodity risk management and trading activities

    Revenues generally are recorded when services are performed or products have been delivered.

    Additionally, revenues from the domestic production of natural gas in properties for which Exploration & Production has an interest with other producers are recognized based on the actual volumes sold during the period. Any differences between volumes sold and entitlement volumes, based on Exploration & Production's net working interest, which are determined to be non-recoverable through remaining production, are recognized as accounts receivable or accounts payable, as appropriate. Cumulative differences between volumes sold and entitlement volumes are not significant.

Impairment of long-lived assets and investments

    We evaluate the long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in our management's judgment, that the carrying value of such assets may not be recoverable. Beginning January 1, 2002, the impairment evaluation of tangible long-lived assets is measured pursuant to the guidelines of SFAS No. 144. When an indicator of impairment has occurred, we compare our management's estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether an impairment has occurred. We apply a probability-weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes including selling in the near term or holding for the remaining estimated useful life. If an impairment of the carrying value has occurred, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.

    For assets identified to be disposed of in the future and considered held for sale in accordance with SFAS No. 144, we compare the carrying value to the estimated fair value less the cost to sell to determine if recognition of an impairment is required. Until the assets are disposed of, the estimated fair value, which includes estimated cash flows from operations until the assumed date of sale, is redetermined when related events or circumstances change.

    We evaluate our investments for impairment when events or changes in circumstances indicate, in our management's judgement, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be other than temporary, the excess of the carrying value over the fair value is recognized in the financial statements as an impairment.

    Judgments and assumptions are inherent in our management's estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset's fair value used to calculate the amount of impairment to recognize. Additionally, our management's judgment is used to determine the probability of sale with respect to assets considered for disposal pursuant to our announced strategy of selling assets as a significant source of liquidity. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.

Capitalization of interest

    We capitalize interest on major projects during construction. Interest is capitalized on borrowed funds and, where regulation by the FERC exists, on internally generated funds. The rates used by regulated companies are calculated in accordance with FERC rules. Rates used by unregulated companies are based on the average interest rate on debt. Interest capitalized on internally generated funds, as permitted by FERC rules, is included in non-operating other income (expense) -- net.






                                    99.2-17

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Employee stock-based awards

    Employee stock-based awards are accounted for under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Fixed-plan common stock options generally do not result in compensation expense because the exercise price of the stock options equals the market price of the underlying stock on the date of grant. The plans are described more fully in Note 14. The following table illustrates the effect on net loss and loss per share if we had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

                                                                                             YEARS ENDED DECEMBER 31,
                                                                                         ---------------------------------
                                                                                            2003        2002       2001
                                                                                         ----------  ---------- ----------
                                                                                              (DOLLARS IN MILLIONS)
          Net loss, as reported.......................................................   $  (492.2)  $  (754.7) $  (477.7)
          Add: Stock-based employee compensation expense included in the
            Consolidated Statement of Operations, net of related tax effects..........        18.7        19.1       13.6
          Deduct: Total stock based employee compensation expense determined
            under fair value based method for all awards, net of related tax effects         (31.6)      (34.5)     (24.7)
                                                                                         ---------   ---------  ---------
          Pro forma net loss..........................................................   $  (505.1)  $  (770.1) $  (488.8)
                                                                                         =========   =========  =========
          Loss per share:
            Basic -- as reported......................................................   $   (1.01)  $   (1.63) $    (.96)
                                                                                         =========   =========  =========
            Basic -- pro forma........................................................   $   (1.03)  $   (1.66) $    (.98)
                                                                                         =========   =========  =========
            Diluted -- as reported....................................................   $   (1.01)  $   (1.63) $    (.95)
                                                                                         =========   =========  =========
            Diluted -- pro forma......................................................   $   (1.03)  $   (1.66) $    (.98)
                                                                                         =========   =========  =========


    Pro forma amounts for 2003 include compensation expense from awards of our company stock made in 2003, 2002 and 2001. Also included in the 2003 pro forma expense is $2 million of incremental expense associated with a stock option exchange program (see Note 14). Pro forma amounts for 2002 include compensation expense from awards made in 2002 and 2001 and from certain awards made in 1999. Pro forma amounts for 2001 include compensation expense from awards made in 2001 and from certain awards made in 1999.

    Since compensation expense from stock options is recognized over the future years' vesting period for pro forma disclosure purposes and additional awards are generally made each year, pro forma amounts may not be representative of future years' amounts.

Income taxes

    We include the operations of our subsidiaries in our consolidated tax return. Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of our assets and liabilities. Our management's judgment and income tax assumptions are used to determine the levels, if any, of valuation allowances associated with deferred tax assets.

Earnings (loss) per share

    Basic earnings (loss) per share is based on the sum of the weighted average number of common shares outstanding and issuable restricted and vested deferred shares. Diluted earnings (loss) per share includes any dilutive effect of stock options, unvested deferred shares and, for applicable periods presented, convertible preferred stock and convertible debt, unless otherwise noted.

Foreign currency translation

    Certain of our foreign subsidiaries and equity method investees use their local currency as their functional currency. These foreign currencies include the Canadian dollar, British pound and Euro. Assets and liabilities of certain foreign subsidiaries and equity investees are translated at the spot rate in effect at the applicable reporting date, and the combined statements of operations and our share of the results of operations of our equity affiliates are translated into the U.S. dollar at the average exchange rates in effect during the applicable period. The resulting cumulative translation adjustment is recorded as a separate component of other comprehensive income (loss).



                                    99.2-18

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transactions gains and losses which are reflected in the Consolidated Statement of Operations.

Issuance of equity of consolidated subsidiary

    Sales of common stock by a consolidated subsidiary are accounted for as capital transactions with the adjustment to capital in excess of par value. No gain or loss is recognized on these transactions.

Securitizations and transfers of financial instruments

    Through July 2002, we had agreements to sell, on an ongoing basis, certain of our trade accounts receivable through revolving securitization structures under which we retained servicing responsibilities as well as a subordinate interest in the transferred receivables. These agreements expired in July 2002 and were not renewed. We accounted for the securitization of trade accounts receivable in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." As a result, the related receivables were removed from the Consolidated Balance Sheet and a retained interest was recorded for the amount of receivables sold in excess of cash received.

    We determined the fair value of our retained interests based on the present value of future expected cash flows using our management's best estimate of various factors, including credit loss experience and discount rates commensurate with the risks involved. These assumptions were updated periodically based on actual results, thus the estimated credit loss and discount rates utilized were materially consistent with historical performance. The fair value of the servicing responsibility was estimated based on internal costs, which approximate market. Costs associated with the sale of receivables are included in nonoperating other income (expense) -- net in the Consolidated Statement of Operations.

RECENT ACCOUNTING STANDARDS

    The FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under this Statement, a liability for a cost associated with an exit or disposal activity is recognized at fair value when the liability is incurred rather than at the date of an entity's commitment to an exit plan. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002; hence, initial adoption of this Statement on January 1, 2003, did not have any impact on our results of operations or financial position.

    The FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which is effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123 to permit two additional transition methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic method under APB No. 25. The prospective method of transition under SFAS No. 123 is an option to the entities that adopt the recognition provisions under this statement in a fiscal year beginning before December 15, 2003. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements concerning the method of accounting used for stock-based employee compensation and the effects of that method on reported results of operations. Under this statement, pro forma disclosures are required in a specific tabular format in the "Summary of Significant Accounting Policies." We have applied the disclosure requirements of this statement effective December 31, 2002. The adoption had no effect on our consolidated financial position or results of operations. We continue to account for our stock-based compensation plans under APB Opinion No. 25. See Employee stock-based awards. FASB has announced it will be issuing an Exposure Draft on equity-based compensation. In deliberations on this matter, the FASB has concluded that equity-based compensation awards to employees results in an expense to the employer that should be recognized in the income statement.





                                    99.2-19

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation requires the fair value of guarantees issued or modified after December 31, 2002, be initially recognized by the guarantor at the inception of the guarantee, and expands the disclosure requirements for guarantees. Initial adoption of this Interpretation did not have any impact on our results of operations or financial position. The expanded disclosure requirements have been presented in the Notes to Consolidated Financial Statements.

    In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." The Interpretation defines a variable interest entity (VIE) as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The investments or other interests that will absorb portions of the VIE's expected losses if they occur or receive portions of the VIE's expected residual returns if they occur are called variable interests. Variable interests may include, but are not limited to, equity interests, debt instruments, beneficial interests, derivative instruments and guarantees. The Interpretation requires an entity to consolidate a VIE if that entity will absorb a majority of the VIE's expected losses if they occur, receive a majority of the VIE's expected residual returns if they occur, or both. If no party will absorb a majority of the expected losses or expected residual returns, no party will consolidate the VIE. The Interpretation also requires disclosure of significant variable interests in unconsolidated VIE's. The Interpretation is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of the Interpretation were initially to be effective for the first interim or annual period ending after June 15, 2003. However, in October 2003, the FASB delayed the required effective date of the Interpretation on those entities to the first period beginning after December 15, 2003. Additionally, in December 2003, the FASB issued a revision to the Interpretation to clarify certain provisions and to exempt certain entities from its requirements. The revised Interpretation will require full implementation in the first quarter of 2004. We adopted the original Interpretation in 2003 with no material effect to the consolidated financial statements. The effect of the adoption of the revised Interpretation is not expected to be material to the consolidated financial statements.

    The FASB issued revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement addresses disclosure requirements for pensions and other postretirement benefits. The provisions of this Statement retain the disclosure requirements of the previously issued SFAS No. 132 and expand the disclosure requirements to include information describing types of plan assets, investment strategy, measurement date, plan obligations and cash flows. Additionally, the Statement requires disclosure of the components of net periodic benefit cost recognized during interim periods. This Statement is effective for financial statements with fiscal years and interim periods ending after December 15, 2003, except for the disclosure of estimated future benefit payments, which is effective for fiscal years ending after June 15, 2004.

    EITF Issue No. 01-8, "Determining Whether An Arrangement Contains a Lease," became effective on July 1, 2003, and provides guidance for determining whether certain contracts such as transportation, storage, load serving, and tolling agreements are executory service arrangements or leases pursuant to SFAS No. 13. A prospective transition is provided for whereby the consensus is to be applied to arrangements consummated or modified after July 1, 2003. Our review indicates that certain of Power's tolling agreements could be considered leases under the consensus if the tolling agreements are modified after July 1, 2003. If such tolling agreements are deemed to be capital leases, the net present value of the demand payments would be reported on the balance sheet consistent with debt as an obligation under capital lease, and as an asset in property, plant and equipment.

    The SEC staff, in a letter to the EITF Chairman, raised the issue of classification of leased mineral rights, for companies subject to SFAS No. 19 "Financial Accounting and Reporting by Oil and Gas Producing Companies" that acquire leased mineral rights. Specifically, the SEC staff has stated its view that leased mineral rights meet the definition of an intangible asset under SFAS No. 141 "Business Combinations" and are thus subject to the disclosure requirements of SFAS No. 142 "Goodwill and Other Intangible Assets." At December 31, 2003 and 2002, our Exploration & Production segment had net leased mineral rights of $1.9 billion and $2.1 billion, respectively. The leased mineral rights would continue to be amortized over their remaining useful life, where appropriate. The effect of such a reclassification, if required, is not expected to affect our Statement of Operations or Statement of Cash Flows.





                                    99.2-20

                          THE WILLIAMS COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2. DISCONTINUED OPERATIONS

    During 2002, we began the process of selling certain assets and/or businesses to address liquidity issues. The businesses discussed below represent components that have been sold or approved for sale by our Board of Directors as of December 31, 2003. Therefore, their results of operations (including any impairments, gains or losses), financial position and cash flows have been reflected in the consolidated financial statements and notes as discontinued operations.

    During second-quarter 2004, our Board of Directors approved a plan to negotiate and facilitate the sale of our three natural gas liquid extraction plants (straddle plants) in western Canada. We expect to complete the sale in the third quarter of 2004. These assets were previously written down to estimated fair value, resulting in a $36.8 million impairment in fourth-quarter 2002 and an additional $41.7 million impairment in fourth-quarter 2003. In 2004, the fair value of the assets increased substantially due primarily to renegotiation of certain customer contracts and a general improvement in the market for processing assets. These operations were part of the Midstream segment. Consequently, the results of operations of the straddle plants have been reclassified to discontinued operations in the consolidated financial statements and in the tables below. All prior periods reflect this classification.

SUMMARIZED RESULTS OF DISCONTINUED OPERATIONS

    Summarized results of discontinued operations for the years ended December 31, 2003, 2002, and 2001 are as follows:

                                                                                  2003         2002        2001
                                                                              -----------  ----------- ------------
                                                                                           (MILLIONS)
                Revenues....................................................  $   2,620.9   $  6,007.7 $    7,006.5
                                                                              ===========   ========== ============
                Income from discontinued operations before income
                  taxes.....................................................  $     167.6   $    348.0 $      231.0
                (Impairments) and gain (loss) on sales-net..................        169.0       (567.8)      (184.8)
                Losses associated with performance on WilTel guarantee
                  obligations...............................................            -            -     (1,839.2)
                Benefit (provision) for income taxes........................        (95.7)        62.2        674.8
                                                                              -----------   ---------- ------------
                     Income (loss) from discontinued operations.............  $     240.9   $   (157.6)$   (1,118.2)
                                                                              ===========   ========== ============


SUMMARIZED ASSETS AND LIABILITIES OF DISCONTINUED OPERATIONS

    Summarized assets and liabilities of discontinued operations as of December 31, 2003 and 2002, are as follows:

                                                                                2003       2002
                                                                             ---------   --------
                                                                                 (MILLIONS)
                                   Total current assets...................   $   175.4   $  757.6
                                                                             ---------   --------
                                   Property, plant and equipment -- net...       609.0    3,540.0
                                   Other non-current assets...............         2.0      268.5
                                                                             ---------   --------
                                     Total non-current assets.............       611.0    3,808.5
                                                                             ---------   --------
                                     Total assets.........................   $   786.4   $4,566.1
                                                                             =========   ========
                                   Reflected on balance sheet as:
                                     Current assets.......................   $   441.3   $1,297.3
                                     Non-current assets...................       345.1    3,268.8
                                                                             ---------   --------
                                     Total assets.........................   $   786.4   $4,566.1
                                                                             =========   ========
                                   Long-term debt due within one year.....   $     1.2   $   70.6
                                   Other current liabilities..............        81.5      461.3
                                                                             ---------   --------
                                     Total current liabilities............        82.7      531.9
                                                                             ---------   --------
                                   Long-term debt.........................          .3      829.3
                                   Minority interests.....................          --      340.0
                                   Other non-current liabilities..........        12.7      113.5
                                                                             ---------   --------
                                     Total non-current liabilities........        13.0    1,282.8
                                                                             ---------   --------
                                     Total liabilities....................   $    95.7   $1,814.7
                                                                             =========   ========
                                   Reflected on balance sheet as:
                                     Current liabilities..................   $    95.7   $  550.2
                                     Non-current liabilities..............          --    1,264.5
                                                                             ---------   --------
                                     Total liabilities....................   $    95.7   $1,814.7
                                                                             =========   ========





                                    99.2-21

                          THE WILLIAMS COMPANIES, INC.

HELD FOR SALE AT DECEMBER 31, 2003

Alaska refining, retail and pipeline operations

    On November 17, 2003, we entered into agreements to sell our Alaska refinery, retail and pipeline assets for approximately $265 million in cash, subject to various closing adjustments. The transactions are expected to close in the first quarter of 2004 following the completion of various closing conditions.

    Throughout the sales negotiation process, we regularly reassessed the estimated fair value of these assets based on information obtained from the sales negotiations using a probability-weighted approach. As a result, impairment charges of $8 million and $18.4 million were recorded during 2003 and 2002, respectively. These impairments are included in (impairments) and gain
(loss) on sales in the preceding table of summarized results of discontinued operations. These operations were part of the previously reported Petroleum Services segment.

Gulf Liquids New River Project LLC

    During second-quarter 2003, our Board of Directors approved a plan authorizing management to negotiate and facilitate a sale of the assets of Gulf Liquids New River Project LLC (Gulf Liquids). We recognized impairment charges totaling $108.7 million during 2003 to reduce the carrying cost of the long-lived assets to estimated fair value less costs to sell the assets. These charges are included in (impairments) and gain (loss) on sales in the preceding table of summarized results of discontinued operations. We estimated fair value based on a probability-weighted analysis of various scenarios including expected sales prices, salvage valuations and discounted cash-flows. We expect to complete the sale of these operations within one year of the Board's approval. These operations were part of our Midstream segment.

2003 COMPLETED TRANSACTIONS


Canadian liquids operations

    During 2003, we completed the sales of certain gas processing, natural gas liquids fractionation, storage and distribution operations in western Canada and at our Redwater, Alberta plant for total proceeds of $246 million in cash. We recognized pre-tax gains totaling $92.1 million in 2003 on the sales which are included in (impairments) and gain (loss) on sales in the preceding table of summarized results of discontinued operations. These operations were part of our Midstream segment.

Soda ash operations

    On September 9, 2003, we completed the sale of our soda ash mining facility located in Colorado. The December 31, 2002 carrying value reflected the then estimated fair value less cost to sell. During 2003, ongoing sale negotiations continued to provide new information regarding estimated fair value, and, as a result, we recognized additional impairment charges of $17.4 million in 2003. We also recognized a loss on the sale in 2003 of $4.2 million. These impairments, the loss on the sale and previous impairments of $133.5 million in 2002 and $170 million in 2001 are included in (impairments) and gain (loss) on sales in the preceding table of summarized results of discontinued operations. The soda ash operations were part of the previously reported International segment.

Williams Energy Partners

    On June 17, 2003, we completed the sale of our 100 percent general partnership interest and 54.6 percent limited partner investment in Williams Energy Partners for $512 million in cash and assumption by the purchasers of $570 million in debt. In December 2003, we received additional cash proceeds of $20 million following the occurrence of a contingent event. We recognized a total pre-tax gain of $310.8 million on the sale during 2003, including the $20 million of additional proceeds, all of which is included in (impairments) and gain (loss) on sales in the preceding table of summarized results of discontinued operations. We deferred an additional $113 million associated with our indemnifications of the purchasers for a variety of matters, including obligations that may arise associated with existing environmental contamination relating to operations prior to April 2002 and identified prior to April 2008 (see Note 16).




                                    99.2-22

                          THE WILLIAMS COMPANIES, INC.

Bio-energy facilities

    On May 30, 2003, we completed the sale of our bio-energy operations for $59 million in cash. During 2003, we recognized an additional pre-tax loss on the sale of $5.4 million. We recorded impairment charges totaling $195.7 million, including $23 million related to goodwill, during 2002, to reduce the carrying cost to our estimate of fair value, less cost to sell, at that time. Both the additional loss and impairment charges are included in (impairments) and gain
(loss) on sales in the preceding table of summarized results of discontinued operations. These operations were part of the previously reported Petroleum Services segment.

Natural gas properties

    On May 30, 2003, we completed the sale of natural gas exploration and production properties in the Raton Basin in southern Colorado and the Hugoton Embayment in southwestern Kansas. This sale included all of our interests within these basins. We recognized a $39.7 million gain on the sale during 2003. The gain is included in (impairments) and gain (loss) on sales in the preceding table of summarized results of discontinued operations. These properties were part of the Exploration & Production segment.

Texas Gas

    On May 16, 2003, we completed the sale of Texas Gas Transmission Corporation for $795 million in cash and the assumption by the purchaser of $250 million in existing Texas Gas debt. We recorded a $109 million impairment charge in first-quarter 2003 reflecting the excess of the carrying cost of the long-lived assets over our estimate of fair value based on our assessment of the expected sales price pursuant to the purchase and sale agreement. The impairment charge is included in (impairments) and gain (loss) on sales in the preceding table of summarized results of discontinued operations. No significant gain or loss was recognized on the subsequent sale. Texas Gas was a segment within Gas Pipeline.

Midsouth Refinery and related assets

    On March 4, 2003, we completed the sale of our refinery and other related operations located in Memphis, Tennessee for $455 million in cash. We had previously written these assets down by $240.8 million to their estimated fair value less cost to sell at December 31, 2002. We recognized a pre-tax gain on sale of $4.7 million in the first quarter of 2003. During the second quarter of 2003, we recognized a $24.7 million pre-tax gain on the sale of an earn-out agreement that we retained in the sale of the refinery. The 2002 impairment charge and subsequent gains are included in (impairments) and gain (loss) on sales in the preceding table of summarized results of discontinued operations. These operations were part of the previously reported Petroleum Services segment.

Williams travel centers

    On February 27, 2003, we completed the sale of our travel centers for approximately $189 million in cash. We had previously written these assets down by $146.6 million in 2002 and $14.7 million in 2001 to their estimated fair value less cost to sell at December 31, 2002. These impairments are included in (impairments) and gain (loss) on sales in the preceding table of summarized results of discontinued operations. We did not recognize a significant gain or loss on the sale. These operations were part of the previously reported Petroleum Services segment.

2002 COMPLETED TRANSACTIONS

Central

    On November 15, 2002, we completed the sale of our Central natural gas pipeline for $380 million in cash and the assumption by the purchaser of $175 million in debt. Impairment charges totaling $91.3 million during 2002 are reflected in (impairments) and gain (loss) on sales in the preceding table of summarized results of discontinued operations. Central was a segment within Gas Pipeline.



                                    99.2-23

                          THE WILLIAMS COMPANIES, INC.

Mid-America and Seminole Pipelines

    On August 1, 2002, we completed the sale of our 98 percent interest in Mid-America Pipeline and 98 percent of our 80 percent ownership interest in Seminole Pipeline for $1.2 billion. The sale generated net cash proceeds of $1.15 billion. The preceding table of summarized results of discontinued operations, (impairments) and gain (loss) on sales includes a pre-tax gain of $301.7 million during 2002 and an $11.4 million reduction of the gain during 2003. These assets were part of the Midstream segment.

Kern River

    On March 27, 2002, we completed the sale of our Kern River pipeline for $450 million in cash and the assumption by the purchaser of $510 million in debt. As part of the agreement, $32.5 million of the purchase price was contingent upon Kern River receiving a certificate from the FERC to construct and operate a future expansion. We received the certificate in July 2002, and recognized the contingent payment plus interest as income from discontinued operations in third-quarter 2002. Included as a component of (impairments) and gain (loss) on sales in the preceding table of summarized results of discontinued operations is a pre-tax loss of $6.4 million for the year ended December 31, 2002. Kern River was a segment within Gas Pipeline.

WILTEL

Spinoff and related information

    On March 30, 2001, our Board of Directors approved a tax-free spinoff of WilTel to our shareholders. On April 23, 2001, we distributed 398.5 million shares, or approximately 95 percent of our WilTel common stock, to holders of our common stock. Accordingly, the results of operations, financial position and cash flows for WilTel have been reflected in the accompanying consolidated financial statements and notes as discontinued operations.

    In an effort to strengthen WilTel's capital structure, prior to the spinoff we took the following steps:

        o We contributed an outstanding promissory note from WilTel of approximately $975 million.

        o We contributed certain other assets, including the Williams Technology Center (Technology Center) and other ancillary assets under construction. We also committed to complete construction of the Technology Center. Later in 2001, we repurchased the Technology Center and three corporate aircraft from WilTel for $276 million. We then leased these assets back to WilTel.

        o We provided indirect credit support for $1.4 billion of the WCG Note Trust Notes.

        o We provided a guarantee of WilTel's obligations under a 1998 asset defeasance program (ADP) transaction in which WilTel entered into a lease agreement covering a portion of its fiber-optic network. WilTel had an option to purchase the covered network assets during the lease term at an amount approximating lessor's cost of $750 million.

2001 post spinoff and accounting

    Prior to filing our 2001 Annual Report on Form 10-K, WilTel announced that it might seek to reorganize under the U.S. Bankruptcy Code. As a result, we determined that it was probable we would be unable to fully recover certain receivables and our investment in WilTel. We also concluded that it was probable that we would be required to perform under certain guarantees and payment obligations. Using the information available prior to March 7, 2002 and under the circumstances, we developed an estimated range of loss related to our total WilTel exposure. As part of this evaluation, we considered our position as an unsecured creditor, the fair value of the leased assets securing the Technology Center lease, likely recoveries from a successful reorganization process under Chapter 11 of the U.S. Bankruptcy Code, and the enterprise value of WilTel. We also received assistance from external legal counsel and an external financial and restructuring advisor. At that time, we believed that no loss within the range was more probable than another. Accordingly, we recorded the $2.05 billion minimum amount of the range of loss. This is reported in the 2001 Consolidated Statement of Operations as a $1.84 billion pre-tax charge to discontinued operations and a $213 million pre-tax charge to continuing operations.




                                    99.2-24

                          THE WILLIAMS COMPANIES, INC.

    The $1.84 billion pre-tax charge to discontinued operations includes portions of the following items:

        o Indirect credit support for $1.4 billion of WCG Note Trust Notes and related interest.

        o   Guarantee of the ADP transaction.

    The $213 million pre-tax charge to continuing operations includes portions of the following items:

        o   $106 million of receivables from services prior to the spinoff

        o   $269 million receivable for the Technology Center lease

        o the remaining investment in WilTel common stock, which had previously been written down by $70.9 million earlier in 2001

2002 developments and accounting

    In 2002, we acquired all of the WCG Note Trust Notes by exchanging $1.4 billion of our Senior Unsecured 9.25 percent Notes due March 2004. WilTel was indirectly obligated to reimburse us for any payments we were required to make in connection with the WCG Note Trust Notes.

    On March 29, 2002, we funded the $754 million purchase price related to WilTel's March 8, 2002 exercise of its option to purchase the covered network assets under the ADP transaction. The payment entitled us to an unsecured note from WilTel for the same amount.

    On April 22, 2002, WilTel filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. On October 15, 2002, WilTel consummated its reorganization plan. Under this plan:

        o  our common stock ownership in WilTel was cancelled,

        o we recovered $180 million of claims against WilTel through the sale of those claims to WilTel's new parent organization, and

        o we sold the Technology Center back to WilTel in exchange for two promissory notes due in seven and one-half years and four years and secured by a mortgage on the Technology Center.

    During 2002, we recognized additional pre-tax charges of $268.7 million in continuing operations related to the recovery and settlement of our receivables and claims against WilTel.

Status at December 31, 2003

    At December 31, 2003, we have a $110.8 million receivable from WilTel for the promissory notes relating to the sale of the Technology Center pursuant to the WilTel reorganization plan. The receivable is included in other assets and deferred charges.

    We have provided guarantees in the event of nonpayment by WilTel on certain lease performance obligations of WilTel that extend through 2042 and have a maximum potential exposure of approximately $51 million at December 31, 2003. Our exposure declines systematically throughout the remaining term of WilTel's obligations. The carrying value of these guarantees is approximately $46 million at December 31, 2003 and is recorded as a non-current liability.




                                    99.2-25

                          THE WILLIAMS COMPANIES, INC.

NOTE 3. INVESTING ACTIVITIES

INVESTING INCOME (LOSS)

    Investing income (loss) for the years ended December 31, 2003, 2002 and 2001, is as follows:

                                                                 2003               2002               2001
                                                               ---------          ---------          ---------
                                                                                 (MILLIONS)
      Equity earnings (losses)*............................... $    20.3          $    73.0          $    22.7
      Income (loss) from investments*.........................     (25.3)              42.1                4.2
      Impairments of cost based investments...................     (35.0)             (12.1)              (5.6)
      Write-down of investment in WilTel stock (see Note 2)...        --                 --              (95.9)
      Loss provision for WilTel receivables (see Note 2)......        --             (268.7)            (188.0)
      Interest income and other...............................     113.1               52.5               90.0
                                                               ---------          ---------          ---------
          Total............................................... $    73.1          $  (113.2)         $  (172.6)
                                                               =========          =========          =========


* Items also included in segment profit.

    Equity earnings for the year ended December 31, 2002, includes a benefit of $27.4 million for a contractual construction completion fee received by one of our equity affiliates whose operations are accounted for under the equity method of accounting. This equity affiliate served as the general contractor on the Gulfstream pipeline project for Gulfstream Natural Gas System (Gulfstream), an interstate natural gas pipeline subject to FERC regulations and an equity affiliate of ours. The fee paid by Gulfstream was for the early completion during second-quarter 2002 of the construction of Gulfstream's pipeline. It was capitalized by Gulfstream as property, plant and equipment and is included in Gulfstream's rate base to be recovered in future revenues.

    Income (loss) from investments for the year ended December 31, 2003, includes:

        o a $43.1 million impairment of our investment in equity and debt securities of Longhorn Partners Pipeline L.P., which is included in the Other segment;

        o a $14.1 million impairment of our equity interest in Aux Sable, which is included in the Power segment;

        o a $13.5 million gain on the sale of stock in eSpeed Inc., which is included in the Power segment; and

        o an $11.1 million gain on sale of our equity interest in West Texas LPG Pipeline, L.P. which is included in the Midstream segment.

    Income (loss) from investments for the year ended December 31, 2002, includes:

        o a $58.5 million gain on sale of our investment in AB Mazeikiu Nafta, a Lithuanian oil refinery, pipeline and terminal complex, which is included in the Other segment;

        o a $12.3 million write-off of Gas Pipeline's investment in a pipeline project which was cancelled in 2002;

        o a $10.4 million net write-down pursuant to the sale of our equity interest in Alliance Pipeline, a Canadian and U.S. gas pipeline, which is included in the Gas Pipeline segment; and

        o an $8.7 million gain on sale of our general partner equity interest in Northern Border Partners, L.P., which is included in the Gas Pipeline segment.






                                    99.2-26

                          THE WILLIAMS COMPANIES, INC.

    Income (loss) from investments for the year ended December 31, 2001, includes:

        o a $27.5 million gain on the sale of our limited partnership interest in Northern Border Partners, L.P., which is included in the Gas Pipeline segment; and

        o $23.3 million of write-downs of certain investments which are included in the Power segment.

    Impairments of cost based investments for the year ended December 31, 2003, includes:

        o a $13.5 million impairment of investment in ReserveCo, a company holding phosphate reserves, and

        o   a $13.2 million impairment of investment in Algar Telecom S.A.

The 2002 and 2001 impairments of cost based investments relate primarily to various international investments.

    Interest income for the year ended December 31, 2003, includes approximately $34 million of interest income at Power as the result of certain recent FERC proceedings.

INVESTMENTS

    Investments at December 31, 2003 and 2002, are as follows:

                                                                           2003            2002
                                                                       -----------      -----------
                                                                                (MILLIONS)
           Equity method:
             Gulfstream Natural Gas System, LLC -- 50%..............   $     730.8      $     734.4
             Discovery Pipeline -- 50%..............................         194.6             75.3
             Longhorn Partners Pipeline, L.P. -- 32.7%..............          85.1             89.3
             ACCROVEN -- 49.3%......................................          67.1             60.4
             Alliance Aux Sable -- 14.6%............................          42.8             54.8
             Petrolera Entre Lomas S.A. -- 40.8%....................          41.5             35.8
             Other..................................................          71.8            140.1
                                                                       -----------      -----------
                                                                           1,233.7          1,190.1
           Cost method:
             Algar Telecom S.A. -- common and preferred stock.......          15.3             52.8
             Various international funds............................          48.9             53.9
             Indonesian toll road...................................          23.7             23.7
             Other..................................................          24.8             33.5
                                                                       -----------      -----------
                                                                             112.7            163.9
           Advances to Longhorn Partners Pipeline, L.P..............         117.2            100.9
           Other....................................................            --             13.7
                                                                       -----------      -----------
                                                                       $   1,463.6      $   1,468.6
                                                                       ===========      ===========

    In December 2003, our Midstream subsidiary made an additional $127 million investment in Discovery Pipeline which was subsequently used by Discovery Pipeline to repay maturing debt. All owners contributed amounts equal to their ownership percentage so our 50 percent ownership in Discovery remained unchanged. Also during 2003, Midstream sold its investments in four pipelines that had a combined book value of approximately $63 million at December 31, 2002.

    During February 2004, we were a party to a recapitalization plan completed by Longhorn Partners Pipeline, L.P. (Longhorn). As a result of this plan, we sold a portion of our equity investment in Longhorn for $11.4 million, received $58 million in repayment of a portion of our advances to Longhorn and converted the remaining advances, including accrued interest, into preferred equity interests in Longhorn. These preferred equity interests are subordinate to the preferred interests held by the new investors. No gain or loss was recognized on this transaction.




                                    99.2-27

                          THE WILLIAMS COMPANIES, INC.

    Dividends and distributions received from companies carried on the equity basis were $21 million, $81 million and $51 million in 2003, 2002 and 2001, respectively. The $27.4 million Gulfstream construction completion fee described previously is included in the 2002 distributions.

GUARANTEES ON BEHALF OF INVESTEES

    We have guaranteed commercial letters of credit totaling $17 million on behalf of ACCROVEN. These expire in January 2005, have no carrying value and are fully collateralized with cash.

    In connection with the construction of a joint venture pipeline project, we guaranteed, through a put agreement, certain portions of the joint venture's project financing in the event of nonpayment by the joint venture. Our potential liability under this guarantee ranges from zero percent to 100 percent of the outstanding project financing, depending on our ability and the other project members' ability to meet certain performance criteria. As of December 31, 2003, the total outstanding project financing is $31.7 million. Our maximum potential liability is the full amount of the financing, but based on the current status of the project, it is likely that any obligation would be limited to 50 percent of the outstanding financing. As additional borrowings are made under the project financing facility, our potential exposure will increase. This guarantee expires in March 2005, and we have not accrued any amounts at December 31, 2003.

    We have provided guarantees on behalf of certain partnerships in which we have an equity ownership interest. These generally guarantee operating performance measures and the maximum potential future exposure cannot be determined. These guarantees continue until we withdraw from the partnerships. No amounts have been accrued at December 31, 2003.

NOTE 4. ASSET SALES, IMPAIRMENTS AND OTHER ACCRUALS

    Significant gains or losses from asset sales, impairments and other accruals included in other (income) expense - net within segment costs and expenses for the years ended December 31, 2003, 2002 and 2001, are as follows:

                                                                                                    (INCOME) EXPENSE
                                                                                           --------------------------------------
                                                                                              2003         2002           2001
                                                                                           ----------    ----------    ----------
                                                                                                        (MILLIONS)
         POWER
           Gain on sale of full requirements contract...................................   $   (188.0)   $       --    $     --
           Commodity Futures Trading Commission settlement..............................         20.0            --          --
           California rate refund and other accrual adjustments.........................         19.5            --          --
           Impairment of goodwill.......................................................         45.0          61.1          --
           Impairment of generation facilities..........................................         44.1          44.7          --
           Loss accruals and impairment of other power related assets...................           --          82.6          --
           Guarantee loss accruals and write-offs.......................................           --          56.2          --
           Impairment of plant for terminated expansion.................................           --            --        13.3
         GAS PIPELINE
           Write-off of software development costs due to cancelled implementation......         25.6            --          --
           Loss accrual for litigation and claims.......................................           --            --        18.3
         EXPLORATION & PRODUCTION
           Net gain on sales of certain natural gas properties..........................        (96.7)       (141.7)         --
         MIDSTREAM GAS & LIQUIDS
           Gain on sale of the wholesale propane business...............................        (16.2)           --          --
           Impairment of Canadian olefin assets.........................................           --          78.2          --
           Impairment of south Texas assets.............................................           --            --        13.8
         OTHER
           Gain on sale of certain convenience stores...................................           --            --       (75.3)
           Impairment of end-to-end mobile computing systems business...................           --            --        12.1






                                    99.2-28

                          THE WILLIAMS COMPANIES, INC.

POWER

    In June 2002, we announced our intent to exit the Power business. As a result, Power pursued efforts to sell all or portions of our power, natural gas, and crude and refined products portfolios in the latter half of 2002 and in 2003. Based on bids received in these sales efforts, we impaired certain assets and projects in 2002. During 2003, we continued our focus on exiting the Power business and, as a result, impaired certain assets.

    California Rate Refund and Other Accrual Adjustments. In addition to the $19.5 million charge included in other (income) expense -- net within segment costs and expenses for 2003, a $13.8 million charge is recorded within costs and operating expenses. These two amounts, totaling $33.3 million, are for California rate refund liability and other accrual adjustments and relate to power marketing activities in California during 2000 and 2001. See Note 16 for further discussion.

    Goodwill. The fair value of the Power reporting unit used to calculate the goodwill impairment loss in 2002 was based on the estimated fair value of the trading portfolio inclusive of the fair value of contracts with affiliates. In 2002, the trading portfolio was reflected at fair value in the financial statements and the affiliate contracts were not. The fair value of the affiliate contracts was estimated using a discounted cash flow model with natural gas pricing assumptions based on current market information.

    During 2003, we continued to focus on exiting the Power business. Because of this and current market conditions in which this business operates, we evaluated Power's remaining goodwill for impairment. In estimating the fair value of the Power reporting unit, we considered our derivative portfolio which is carried at fair value on the balance sheet and our non-derivative portfolio which is no longer carried at fair value on the balance sheet. Because of the significant negative fair value of certain of our non-derivative contracts, we may be unable to realize our carrying value of this reporting unit. As a result, we recognized a $45 million impairment of the remaining goodwill within Power during 2003.

    Generation Facilities. The 2003 impairment relates to the Hazelton generation facility. Fair value was estimated using future cash flows based on current market information and discounted at a risk adjusted rate. The 2002 impairment was related to the Worthington generation facility. Fair value was estimated based on expected proceeds from the sale of the facility, which closed in first-quarter 2003.

    Loss Accruals and Impairment of Other Power Related Assets. The 2002 loss accruals and impairments of other power related assets were recorded pursuant to reducing activities associated with the distributive power generation business.

    Guarantee Loss Accruals and Write-Offs. The 2002 guarantee loss accruals and write-offs within Power of $56.2 million includes accruals for commitments for certain assets that were previously planned to be used in power projects, write-offs associated with a terminated power plant project and a $13.2 million reversal of loss accruals related to the wind-down of our mezzanine lending business.

MIDSTREAM GAS & LIQUIDS

    Canadian Olefin Assets. The 2002 impairment is associated with an olefin fractionation facility and reflects a reduction of carrying cost to management's estimate of fair market value, determined primarily from information available from efforts to sell these assets.


                                    99.2-29

                          THE WILLIAMS COMPANIES, INC.

NOTE 5. PROVISION (BENEFIT) FOR INCOME TAXES

    The provision (benefit) for income taxes from continuing operations includes:

                                                           2003            2002           2001
                                                         --------        --------       --------
                                                                        (MILLIONS)
Current:
  Federal .........................................      $   (8.8)       $ (126.7)      $  167.9
  State ...........................................         (17.6)           27.5            9.7
  Foreign .........................................           8.8            21.4            7.7
                                                         --------        --------       --------
                                                            (17.6)          (77.8)         185.3
Deferred:
  Federal .........................................          29.1          (150.6)         265.6
  State ...........................................          51.3           (56.6)          37.0
  Foreign .........................................         (15.1)            7.8           19.7
                                                         --------        --------       --------
                                                             65.3          (199.4)         322.3
                                                         --------        --------       --------
    Total provision (benefit) .....................      $   47.7        $ (277.2)      $  507.6
                                                         ========        ========       ========

    Reconciliations from the provision (benefit) for income taxes from continuing operations at the federal statutory rate to the provision (benefit) for income taxes are as follows:

                                                           2003            2002           2001
                                                         --------        --------       --------
                                                                        (MILLIONS)
Provision (benefit) at statutory rate .............      $  26.6         $ (306.0)      $  401.8
Increases (reductions) in taxes resulting from:
  State income taxes (net of federal benefit) .....          5.0            (19.0)          30.4
  Foreign operations - net ........................          3.5             81.6           12.6
  Capital losses ..................................        (39.6)          (121.2)          44.5
  Non-deductible impairment of goodwill ...........         15.8             21.7             --
  Income tax (credits) recapture ..................           --             26.8             --
  Other - net .....................................         36.4             38.9           18.3
                                                         --------        --------       --------
Provision (benefit) for income taxes ..............      $  47.7         $ (277.2)      $  507.6
                                                         ========        ========       ========


    Significant components of deferred tax liabilities and assets as of December 31, 2003 and 2002, are as follows:

                                                                            2003           2002
                                                                         ----------     ----------
                                                                                 (MILLIONS)
Deferred tax liabilities:
  Property, plant and equipment .................................        $  2,118.8     $  2,183.1
  Derivatives - net .............................................             149.9          642.7
  Investments ...................................................             514.8          568.0
  Other .........................................................             195.8          168.9
                                                                         ----------     ----------
    Total deferred tax liabilities ..............................           2,979.3        3,562.7
                                                                         ----------     ----------
Deferred tax assets:
  Minimum tax credits ...........................................             151.5          151.7
  Accrued liabilities ...........................................             208.7          314.5
  Receivables ...................................................              52.5           68.2
  Federal carryovers ............................................             115.7          216.2
  Foreign carryovers ............................................              46.2           72.9
  Other .........................................................             125.7          111.3
                                                                         ----------     ----------
    Total deferred tax assets ...................................             700.3          934.8
                                                                         ----------     ----------
  Valuation allowance ...........................................              67.8          156.5
                                                                         ----------     ----------
    Net deferred tax assets .....................................             632.5          778.3
                                                                         ----------     ----------
  Overall net deferred tax liabilities ..........................        $  2,346.8     $  2,784.4
                                                                         ==========     ==========






                                    99.2-30

                          THE WILLIAMS COMPANIES, INC.

    Valuation allowances at December 31, 2003 serve to reduce the recognized tax benefit associated with foreign asset impairments and foreign carryovers to an amount that will, more likely than not, be realized. Valuation allowances at December 31, 2002 serve to reduce the recognized tax benefit associated with federal capital loss carryovers, foreign asset impairments and foreign carryovers to an amount that will, more likely than not, be realized. The valuation allowance decreased $89 million and $23 million in 2003 and 2002, respectively.

    Utilization of foreign operating loss carryovers reduced the provision for income taxes during 2003 by $19 million.

    Undistributed earnings of certain consolidated foreign subsidiaries at December 31, 2003, amounted to approximately $45 million. No provision for deferred U.S. income taxes has been made for these subsidiaries because we intend to permanently reinvest such earnings in those foreign operations.

    The impact of foreign operations on the effective tax rate increased during 2002 due to the recognition of U.S. tax on foreign dividend distributions and recording of a financial impairment on certain foreign assets for which a valuation allowance was established.

    Federal net operating loss carryovers, charitable contribution carryovers, and capital loss carryovers of $204 million, $58 million and $68 million, respectively, at the end of 2003 are expected to be utilized prior to expiration in 2007 through 2022.

    Cash refunds for income taxes (net of payments) were $88 million in 2003. Cash payments for income taxes (net of refunds) were $36 million and $87 million in 2002 and 2001, respectively.

    During the course of audits of our business by domestic and foreign tax authorities, we frequently face challenges regarding the amount of taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the liability associated with our various filing positions, we record a liability for probable tax contingencies. In association with this liability, we record an estimate of related interest as a component of our current tax provision. The impact of this accrual is included within Other - net in our reconciliation of the tax provision to the federal statutory rate.

NOTE 6. EARNINGS (LOSS) PER SHARE

    Basic and diluted earnings (loss) per common share for the years ended December 31, 2003, 2002 and 2001, are as follows:

                                                                                         2003            2002            2001
                                                                                      ----------      ----------      ----------
                                                                                           (DOLLARS IN MILLIONS, EXCEPT PER-
                                                                                          SHARE AMOUNTS; SHARES IN THOUSANDS)
 Income (loss) from continuing operations........................................     $     28.2      $   (597.1)     $    640.5
 Convertible preferred stock dividends (see Note 13).............................           29.5            90.1               -
                                                                                      ----------      ----------      ----------
 Income (loss) from continuing operations available to common stockholders
   for basic and diluted earnings per share......................................     $     (1.3)     $   (687.2)     $    640.5
                                                                                      ==========      ==========      ==========
 Basic weighted-average shares...................................................        518,137         516,793         496,935
 Effect of dilutive securities:
   Stock options.................................................................              -               -           3,632
                                                                                      ----------      ----------      ----------
 Diluted weighted-average shares.................................................        518,137         516,793         500,567
                                                                                      ==========      ==========      ==========
 Earnings (loss) per share from continuing operations:
   Basic.........................................................................     $        -      $    (1.33)     $     1.29
                                                                                      ==========      ==========      ==========
   Diluted.......................................................................     $        -      $    (1.33)     $     1.28
                                                                                      ==========      ==========      ==========

    For the year ended December 31, 2003, approximately 3.6 million weighted-average stock options, approximately 6.4 million weighted average shares related to the assumed conversion of 9.875 percent cumulative convertible preferred stock, approximately 2.5 million weighted-average unvested deferred shares and approximately 16.5 million weighted-average shares related to the assumed conversion of convertible debentures, as well as the related interest, that otherwise would have been included, have been excluded from the computation of diluted earnings per common share as their inclusion would be antidilutive. The preferred stock was redeemed in June 2003.





                                    99.2-31

                          THE WILLIAMS COMPANIES, INC.

    For the year ended December 31, 2002, approximately 666 thousand weighted-average stock options, approximately 11.3 million weighted-average shares related to the assumed conversion of the 9.875 percent cumulative convertible preferred stock and approximately 3.6 million weighted-average unvested deferred shares, that otherwise would have been included, have been excluded from the computation of diluted earnings per common share as their inclusion would be antidilutive.

    Additionally, approximately 15.0 million, 38.7 million and 15.3 million options to purchase shares of common stock with weighted-average exercise prices of $22.77, $19.90 and $36.12, respectively, were outstanding on December 31, 2003, 2002 and 2001, respectively, but have been excluded from the computation of diluted earnings per share. Inclusion of these shares would have been antidilutive, as the exercise prices of the options exceeded the average market prices of the common shares for the respective years.





                                    99.2-32

                          THE WILLIAMS COMPANIES, INC.

NOTE 7. EMPLOYEE BENEFIT PLANS

    The following table presents the changes in benefit obligations and plan assets for pension benefits and other postretirement benefits for the years indicated. It also presents a reconciliation of the funded status of these benefits to the amount recorded in the Consolidated Balance Sheet at December 31 of each year indicated. The annual measurement date for our plans is December
31. Prior year amounts have been restated to exclude those benefit plans where we will no longer serve as sponsor related to those operations reported as discontinued operations (see Note 1). Changes in the obligations or assets of continuing plans associated with the transfer of such obligations or assets in a sale or planned sale reflected as discontinued operations have been reflected as divestitures in the following tables.

                                                                                                            OTHER POSTRETIREMENT
                                                                                    PENSION BENEFITS              BENEFITS
                                                                                 ----------------------    ----------------------
                                                                                   2003         2002          2003         2002
                                                                                 ---------    ---------    ---------    ---------
                                                                                                    (MILLIONS)
            Change in benefit obligation:
              Benefit obligations at beginning of year .......................   $   788.9    $   870.2    $   410.5    $   489.0
              Service cost ...................................................        25.5         32.5          6.2          7.1
              Interest cost ..................................................        52.7         59.3         24.1         31.8
              Plan participants' contributions ...............................          --           --          3.3          3.9
              Curtailment ....................................................          --          (.8)          --           --
              Settlement benefits paid .......................................        (6.1)       (18.7)          --           --
              Benefits paid ..................................................       (87.1)      (116.0)       (24.6)       (26.3)
              Divestiture ....................................................         (.8)        (3.3)      (118.3)       (27.0)
              Special termination benefit cost ...............................          --         29.5           --          1.5
              Actuarial (gain) loss ..........................................         2.8        (63.8)        61.2        (69.5)
                                                                                 ---------    ---------    ---------    ---------
              Benefit obligation at end of year ..............................       775.9        788.9        362.4        410.5
                                                                                 ---------    ---------    ---------    ---------
            Change in plan assets:
              Fair value of plan assets at beginning of year .................       592.9        725.0        193.9        247.6
              Actual return on plan assets ...................................       155.8        (94.7)        36.1        (34.9)
              Divestiture ....................................................          --           --        (70.2)       (20.2)
              Employer contributions .........................................        50.8         97.3         14.2         23.8
              Plan participants' contributions ...............................          --           --          3.3          3.9
              Benefits paid ..................................................       (87.1)      (116.0)       (24.6)       (26.3)
              Settlement benefits paid .......................................        (6.1)       (18.7)          --           --
                                                                                 ---------    ---------    ---------    ---------
              Fair value of plan assets at end of year .......................       706.3        592.9        152.7        193.9
                                                                                 ---------    ---------    ---------    ---------
            Funded status ....................................................       (69.6)      (196.0)      (209.7)      (216.6)
            Unrecognized net actuarial loss ..................................       195.5        309.5         44.5         14.3
            Unrecognized prior service cost (credit) .........................        (4.6)        (7.2)         1.5         (1.5)
            Unrecognized transition obligation ...............................          --           --         23.6         28.2
                                                                                 ---------    ---------    ---------    ---------
            Prepaid (accrued) benefit cost ...................................   $   121.3    $   106.3    $  (140.1)   $  (175.6)
                                                                                 =========    =========    =========    =========

  Amounts recognized in the Consolidated Balance Sheet consist of:
             Prepaid benefit cost ............................................   $   164.4    $   169.1    $      --    $      --
             Accrued benefit cost ............................................       (53.7)       (91.6)      (140.1)      (175.6)
             Accumulated other comprehensive income (before tax) .............        10.6         28.8           --           --
                                                                                 ---------    ---------    ---------    ---------
             Prepaid (accrued) benefit cost ..................................   $   121.3    $   106.3    $  (140.1)   $  (175.6)
                                                                                 =========    =========    =========    =========

    The accumulated benefit obligation for pension benefit plans was $720.2 million and $680.5 million at December 31, 2003 and 2002, respectively.

    Information for pension plans with projected benefit obligation and accumulated benefit obligation in excess of plan assets as of December 31, 2003 and 2002 is as follows:

                                                                                      DECEMBER 31,
                                                                                 -----------------------
                                                                                    2003          2002
                                                                                 ---------     ---------
  Projected benefit obligation .....................................             $ 335.0      $    368.8
  Accumulated benefit obligation ...................................               279.2           260.3
  Fair value of plan assets ........................................               225.5           169.9



                                    99.2-33

                          THE WILLIAMS COMPANIES, INC.

    Net pension and other postretirement benefit expense for the years ended December 31, 2003, 2002 and 2001, consists of the following:

                                                                                                PENSION BENEFITS
                                                                                ------------------------------------------------
                                                                                  2003                2002                2001
                                                                                --------            --------            --------
                                                                                                   (MILLIONS)
Components of net periodic pension expense:
  Service cost .........................................................        $   25.5            $   32.5            $   30.8
  Interest cost ........................................................            52.7                59.3                60.9
  Expected return on plan assets .......................................           (54.2)              (65.3)              (80.0)
  Amortization of transition asset .....................................              --                  --                (1.0)
  Amortization of prior service credit .................................            (2.5)               (1.6)               (1.4)
  Recognized net actuarial loss ........................................            13.7                 4.0                  .8
  Regulatory asset amortization (deferral) .............................             3.9                (1.2)                1.2
  Settlement/curtailment expense .......................................              .6                 4.8                  --
  Special termination benefit cost .....................................              --                29.5                  --
                                                                                --------            --------            --------
Net periodic pension expense ...........................................        $   39.7            $   62.0            $   11.3
                                                                                ========            ========            ========


                                                                                        OTHER POSTRETIREMENT BENEFITS
                                                                               ------------------------------------------------
                                                                                  2003                2002                2001
                                                                                --------            --------            --------
                                                                                                   (MILLIONS)
Components of net periodic postretirement benefit expense (credit):
  Service cost ..............................................................   $    6.2            $    7.1            $    6.9
  Interest cost .............................................................       24.1                31.8                29.5
  Expected return on plan assets ............................................      (13.0)              (18.9)              (22.6)
  Amortization of transition obligation .....................................        2.7                 4.1                 4.1
  Amortization of prior service cost ........................................         .6                  .2                  .1
  Recognized net actuarial gain .............................................         --                  --                (2.6)
  Regulatory asset amortization .............................................        8.6                 3.7                14.7
  Settlement/curtailment expense (credit) ...................................      (41.9)               13.5                  --
  Special termination benefit cost ..........................................         --                 1.5                  --
                                                                                --------            --------            --------
Net periodic postretirement benefit expense (credit) ........................   $  (12.7)           $   43.0            $   30.1
                                                                                ========            ========            ========

    The $(41.9) million and $13.5 million settlement/curtailment expense (credit) included in net periodic postretirement benefit expense in 2003 and 2002, respectively, is included in income (loss) from discontinued operations in the Consolidated Statement of Operations due to the settlement/curtailment directly resulting from the sale of the operations included within discontinued operations.

    The weighted-average assumptions utilized to determine benefit obligations as of December 31, 2003 and 2002 are as follows:



                                                                                                         OTHER
                                                                                                    POSTRETIREMENT
                                                                   PENSION BENEFITS                    BENEFITS
                                                             ---------------------------       ------------------------
                                                                2003            2002              2003         2002
                                                             ----------      -----------       -----------  -----------
          Discount rate..................................        6.25%           7%              6.25%           7%
          Rate of compensation increase..................        5               5                N/A          N/A


    The weighted-average assumptions utilized to determine net pension and other postretirement benefit expense for the years ended December 31, 2003, 2002 and 2001, are as follows:

                                                                                                     OTHER
                                                                 PENSION BENEFITS             POSTRETIREMENT BENEFITS
                                                            ------------------------------  ---------------------------
                                                               2003      2002       2001       2003     2002     2001
                                                            --------   --------  --------  --------- --------  -------
          Discount rate...................................        7%      7.5%       7.5%        7%         7%      7.5%
          Expected return on plan assets..................      8.5       8.5         10       8.5        8.5        10
          Expected return on plan assets (net of effective      N/A        N/A        N/A         7          7      8.2
          tax rate).......................................
          Rate of compensation increase...................        5         5           5       N/A        N/A      N/A







                                    99.2-34

                          THE WILLIAMS COMPANIES, INC.

    The expected rate of return was determined by our Investment Committee by combining a review of the historical returns realized within the portfolio, the investment strategy included in the Plans' Investment Policy Statements, and the capital market projections provided by our independent investment consultants for the asset classifications in which the portfolio is invested and the target weightings of each asset classification.

    The annual assumed rate of increase in the health care cost trend rate for 2004 is 11.8 percent, and systematically decreases to 5 percent by 2015.

    The nonpension postretirement benefit plans which we sponsor provide for retiree contributions and contain other cost-sharing features such as deductibles and coinsurance. The accounting for these plans anticipates future cost-sharing that is consistent with our expressed intent to increase the retiree contribution rate generally in line with health care cost increases.

    In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Our health care plan for retirees includes prescription drug coverage. Management is evaluating the impact of the Act on the future obligations of the plan. In accordance with FASB Staff Position No. FAS 106-1, the provisions of the Act are not reflected in any measures of benefit obligations or other postretirement benefit expense in the financial statements or accompanying notes. Authoritative guidance on the accounting for a federal subsidy is pending and that guidance, when issued, could require us to change previously reported information.

    The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                               POINT INCREASE      POINT DECREASE
                                                                               --------------      --------------
                                                                                          (MILLIONS)
                 Effect on total of service and interest cost components...        $   5.1            $   (4.1)
                 Effect on postretirement benefit obligation...............           50.9               (46.2)

    The amount of postretirement benefit costs deferred as a net regulatory asset at December 31, 2003 and 2002, is $24 million and $57.5 million, respectively, and is expected to be recovered through rates over approximately 8 years.

    Our pension plans' weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

                                                                                 PLAN ASSETS
                                                                                      AT
                                                                                 DECEMBER 31,
                                                                                --------------
                                                                                2003     2002
                                                                                ----     -----
                  Equity securities........................................       82%      78%
                  Debt securities..........................................       13       16
                  Other....................................................        5        6
                                                                                ----     ----
                                                                                 100%     100%
                                                                                ====     ====

    Included in equity securities are investments in commingled funds that invest entirely in equity securities and comprise 38 percent of the pension plans' weighted-average assets at December 31, 2003 and 2002. Other assets are comprised primarily of cash and cash equivalents.

    Our investment strategy for the assets within the pension plans is to maximize investment returns with prudent levels of risk to meet current and projected financial requirements of the pension plans. These risks are evaluated, in part, from an asset-only standpoint as to investment allocation, investment style and manager selection. Additional risk perspectives are reviewed considering the allocation of assets and the structure of the plan liabilities and the combined effects on the plans. Our investment policy for the pension plan assets includes a target asset allocation. The target for equity securities is 84 percent and debt securities and other is 16 percent at December 31, 2003.





                                    99.2-35

                          THE WILLIAMS COMPANIES, INC.

    Our other postretirement benefits plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

                                                                    PLAN ASSETS
                                                                         AT
                                                                    DECEMBER 31,
                                                                    ------------
                                                                    2003    2002
                                                                    ----    ----
 Equity securities.............................................      74%     69%
 Debt securities...............................................      14      19
 Other.........................................................      12      12
                                                                   ----    ----
                                                                    100%    100%
                                                                   ====    ====

    Included in equity securities are investments in commingled funds that invest entirely in equity securities and comprise 22 percent and 17 percent of the other postretirement benefit plans' weighted-average assets at December 31, 2003 and 2002, respectively. Other assets are comprised primarily of cash and cash equivalents, and insurance contracts assets.

    Our investment strategy for the assets within the other postretirement benefit plans is to maximize investment returns with prudent levels of risk in a tax efficient manner to meet current and projected financial requirements of the other postretirement benefit plans. These risks are evaluated, in part, from an asset-only standpoint as to investment allocation, investment style and manager selection. Additional risk perspectives are reviewed considering the allocation of assets and the structure of the plan liabilities and the combined effects on the plans. Our investment policy for the other postretirement benefit plan assets includes a target asset allocation. The target for equity securities is 80 percent and debt securities and other is 20 percent at December 31, 2003.

    We expect to contribute approximately $60 million to our pension plans and approximately $15 million to our other postretirement benefit plans in 2004.

    We maintain defined-contribution plans. Costs related to continuing operations of $18 million, $39 million and $24 million were recognized for these plans in 2003, 2002 and 2001, respectively. In 2002, these costs included the cost related to additional contributions to an employee stock ownership plan resulting from the retirement of related external debt.

NOTE 8. INVENTORIES

    Inventories at December 31, 2003 and 2002, are as follows:

                                                           2003        2002
                                                         ---------  ---------
                                                              (MILLIONS)
Raw materials:
  Crude oil...........................................   $     2.1  $     3.8
Finished goods:
  Refined products....................................         8.0       47.7
  Natural gas liquids.................................        40.4      102.8
                                                         ---------  ---------
                                                              48.4      150.5
                                                         ---------  ---------
Materials and supplies................................        59.9       86.0
Natural gas in underground storage....................       132.5      125.4
                                                         ---------  ---------
                                                         $   242.9  $   365.7
                                                         =========  =========

    Effective January 1, 2003, we adopted EITF 02-3 (see Note 1). As a result, we reduced the recorded value of natural gas in underground storage by $37.0 million, refined products by $2.9 million and natural gas liquids by $1.0 million. Prior to the adoption of EITF 02-3, we reported inventories related to energy risk management and trading activities at fair value. Subsequent to the adoption, these inventories are reported using the average-cost method.

    As of December 31, 2003 less than one percent of inventories were stated at fair value compared with 52 percent at December 31, 2002. Inventories, primarily related to energy risk management and trading activities, stated at fair value at December 31, 2002, included refined products of $23.1 million, natural gas in underground storage of $76.2 million, and natural gas liquids of $90.7 million. Inventories determined using the LIFO cost method were approximately ten percent and seven percent of inventories at December 31, 2003 and 2002, respectively. The remaining inventories were primarily determined using the average-cost method.

    Lower-of-cost or market reductions of approximately $1.1 million and $18.2 million were recognized in 2003 and 2002, respectively, related to certain power-related inventories primarily included in materials and supplies.

                                    99.2-36

                          THE WILLIAMS COMPANIES, INC.

NOTE 9. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment at December 31, 2003 and 2002, is as follows:

                                                             2003            2002
                                                          ---------       ---------
                                                                 (MILLIONS)
Cost:
  Power ...............................................   $   190.7       $   420.9
  Gas Pipeline ........................................     7,949.1         7,527.5
  Exploration & Production ............................     3,235.7         3,174.1
  Midstream Gas & Liquids .............................     4,126.7         3,920.2
  Other ...............................................       250.2           319.2
                                                          ---------       ---------
                                                           15,752.4        15,361.9
Accumulated depreciation, depletion and amortization ..    (4,018.4)       (3,663.7)
                                                          ---------       ---------
                                                          $11,734.0       $11,698.2
                                                          =========       =========

    Depreciation, depletion and amortization expense for property, plant and equipment was $655.6 million in 2003, $644.8 million in 2002 and $510.0 million in 2001.

    Gross property, plant and equipment includes approximately $676 million at December 31, 2003 and $984 million at December 31, 2002 of construction in progress which is not yet subject to depreciation. In addition, property of Exploration & Production includes approximately $675 million at December 31, 2003 and $774 million at December 31, 2002 of capitalized costs from the Barrett acquisition related to properties with probable reserves not yet subject to depletion.

    Commitments for construction and acquisition of property, plant and equipment are approximately $60 million at December 31, 2003.

    Net property, plant and equipment includes approximately $1.2 billion at December 31, 2003 and 2002, related to amounts in excess of the original cost of the regulated facilities within Gas Pipeline as a result of our prior acquisitions. This amount is being amortized over the estimated remaining useful lives of these assets at the date of acquisition. Current FERC policy does not permit recovery through rates for amounts in excess of original cost of construction.

    We adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" on January 1, 2003 (see Note 1). As a result, we recorded a liability of $33.4 million representing the present value of expected future asset retirement obligations at January 1, 2003. The asset retirement obligation at December 31, 2003 is $38.7 million (see Note 1).

                                    99.2-37

                          THE WILLIAMS COMPANIES, INC.

NOTE 10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Under our cash-management system, certain subsidiaries' cash accounts reflect credit balances to the extent checks written have not been presented for payment. Accounts payable includes approximately $27 million of these credit balances at December 31, 2003 and $57 million at December 31, 2002.

    Accrued liabilities at December 31, 2003 and 2002, are as follows:

                                                                                           2003          2002
                                                                                         --------      --------
                                                                                               (MILLIONS)
Interest ..........................................................................      $  261.2      $  301.2
Employee costs ....................................................................         153.6         178.8
Taxes other than income taxes .....................................................         101.2          99.7
Net lease obligation ..............................................................          65.3          58.5
Guarantees and payment obligations related to WilTel ..............................          46.1          47.7
Deposits received from customers relating to energy risk management and trading and
   hedging activities .............................................................          25.8         141.2
Income taxes ......................................................................           6.2          63.3
Accrued liabilities related to the RMT note payable ...............................            --         237.0
Other .............................................................................         285.0         277.1
                                                                                         --------      --------
                                                                                         $  944.4      $1,404.5
                                                                                         ========      ========

NOTE 11. DEBT, LEASES AND BANKING ARRANGEMENTS

NOTES PAYABLE AND LONG-TERM DEBT

    Notes payable and long-term debt at December 31, 2003 and 2002, are as follows:

                                                                  WEIGHTED-
                                                                   AVERAGE           DECEMBER 31,
                                                                  INTEREST   ----------------------------
                                                                   RATE(1)        2003           2002
                                                                  ---------  ------------    ------------
                                                                                (MILLIONS)
Secured notes payable.........................................      6.57%    $        3.3    $      996.3
                                                                             ============    ============
Long-term debt:
  Secured long-term debt
    Revolving credit loans....................................               $         --    $       81.0
    Debentures................................................                         --            28.7
    Notes, 6.62%-9.45%, payable through 2016..................       8.0%           243.7           256.8
    Notes, adjustable rate, payable through 2016..............       4.4%           602.5             2.3
                                                                   -----
    Other, payable 2003.......................................        --               --            20.9
  Unsecured long-term debt
    Debentures, 5.5%-10.25%, payable through 2033.............       7.0%         1,645.2         1,449.0
    Notes, 6.125%-9.25%, payable through 2032(2)..............       7.7%         9,404.3         9,349.9
                                                                   -----
    Notes, adjustable rate....................................        --               --           669.9
    Other, payable through 2005...............................       4.3%            79.3           158.1
                                                                   -----
Capital leases................................................        --               --           139.9
                                                                             ------------    ------------
Total long-term debt, including current.......................                   11,975.0        12,156.5
  Current portion of long-term debt...........................                     (935.2)       (1,080.8)
                                                                             ------------    ------------
Total long-term debt..........................................               $   11,039.8    $   11,075.7
                                                                             ============    ============

----------

(1) At December 31, 2003

(2) Includes $1.1 billion of 6.5% notes payable 2007, subject to remarketing in 2004, discussed below.


                                    99.2-38

                          THE WILLIAMS COMPANIES, INC.

    Notes payable at December 31, 2002, included a $921.8 million secured note (the RMT note payable), which was repaid in May 2003 with proceeds from asset sales and from a new $500 million long-term debt obligation (described below under "Issuances and Retirements").

    Long-term debt includes $1.1 billion of 6.5 percent notes, payable in 2007, that are subject to remarketing in 2004. These FELINE PACS include equity forward contracts which require the holder to purchase shares of our common stock in 2005. If the 2004 remarketing is unsuccessful and a second remarketing in February 2005 is unsuccessful, we could exercise our right to foreclose on the notes in order to satisfy the obligation of the holders of the equity forward contracts requiring the holder to purchase our common stock (see Note
13). This would be a non-cash transaction.

    In September 2003, our Board of Directors authorized us to retire or otherwise prepay up to $1.8 billion of debt, including $1.4 billion designated for our senior, unsecured 9.25 percent notes due March 15, 2004. On October 8, 2003, we announced a cash tender offer for any and all of our $1.4 billion senior, unsecured 9.25 percent notes as well as cash tender offers and consent solicitations for approximately $241 million of other outstanding notes and debentures. As of the November 6, 2003, tender offer expiration date, we had accepted $721 million of the senior, unsecured 9.25 percent notes for purchase. Additionally, we received tenders of notes and deliveries of related consents from holders of $230 million of the other notes and debentures. In conjunction with the tendered notes and related consents, we paid premiums of approximately $58 million. The premiums, as well as related fees and expenses, together totaling $66.8 million, were recorded in fourth-quarter 2003 as a pre-tax charge to earnings.

    We are required by certain foreign lenders to ensure that the interest rates received by them under various loan agreements are not reduced by taxes by providing for the reimbursement of any domestic taxes required to be paid by the foreign lender. The maximum potential amount of future payments under these indemnifications is based on the related borrowings, generally continue indefinitely unless limited by the underlying tax regulations, and have no carrying value. We have never been called upon to perform under these indemnifications.

Revolving credit and letter of credit facilities

    On June 6, 2003, we entered into a two-year $800 million revolving and letter of credit facility, primarily for the purpose of issuing letters of credit. Northwest Pipeline and Transco also have access to all unborrowed amounts under the facility. The facility must be secured by cash and/or acceptable government securities with a market value of at least 105 percent of the then outstanding aggregate amount available for drawing under all letters of credit, plus the aggregate amount of all loans then outstanding. The restricted cash and investments used as collateral are classified on our balance sheet as current or non-current based on the expected ultimate termination date of the underlying debt or letters of credit. The new credit facility replaced a $1.1 billion credit line entered into in July 2002 that was comprised of a $700 million revolving credit facility and a $400 million letter of credit facility secured by substantially all of our Midstream assets. The lenders released these assets as collateral upon termination of the old credit facilities, and they were not pledged in support of the new facility. The interest rate on the new facility is variable at the London InterBank Offered Rate (LIBOR) plus .75 percent, or 1.87 percent at December 31, 2003. As of December 31, 2003, letters of credit totaling $353 million have been issued by the participating financial institutions under this facility and remain outstanding. No revolving credit loans were outstanding. At December 31, 2003, the amount of restricted investments securing this facility was $381 million, which collateralized the facility at approximately 108 percent.

Issuances and retirements

    On May 28, 2003, we issued $300 million of 5.5 percent junior subordinated convertible debentures due 2033. These notes, which are callable after seven years, are convertible at the option of the holder into our common stock at a conversion price of approximately $10.89 per share. The proceeds were used to redeem all of the outstanding 9.875 percent cumulative-convertible preferred shares (see Note 13).

                                    99.2-39

                          THE WILLIAMS COMPANIES, INC.

    On May 30, 2003, our Exploration & Production subsidiary entered into a $500 million secured note due May 30, 2007, at a floating interest rate of LIBOR plus
3.75 percent (totaling 4.92 percent at December 31, 2003). This loan refinances a portion of the RMT note discussed above. Certain of our Exploration & Production interests in the U.S. Rocky Mountains had secured the RMT note payable and now serve as security on the current loan. Significant covenants on the borrower, RMT and its parent Williams Production Holdings LLC (Holdings), include:

        o interest coverage ratio computed on a consolidated RMT basis of greater than 3 to 1;

        o ratio of the present value of future cash flows of proved reserves, discounted at ten percent, based on the most recent engineering report to total senior secured debt, computed on a consolidated RMT basis, of greater than 1.75 to 1;

        o  limitation on restricted payments; and

        o  limitation on intercompany indebtedness.

On February 25, 2004, this loan facility was amended. The maturity date was extended to May 30, 2008, and the interest rate was lowered to LIBOR plus 2.5 percent.

    On June 10, 2003, we issued $800 million of 8.625 percent senior unsecured notes due 2010. The notes were issued under our $3 billion shelf registration statement. Significant covenants include:

        o limitation on certain payments, including a limitation on the payment of quarterly dividends to no greater than $.02 per common share;

        o limitation on asset sales, unless the consideration is at least equal to fair market value and at least 75 percent of the consideration received is in the form of cash or cash equivalents;

        o  limitation on the use of proceeds from permitted asset sales;

        o  limitation on transactions with affiliates; and

        o limitation on additional indebtedness and issuance of preferred stock unless the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters is at least 2 to 1, determined on a proforma basis.

While we do not expect to exceed the fixed charge covenant ratio until the end of 2005, the covenant includes a provision that allows us to refinance our existing revolver and letter of credit facility. These restrictions may be lifted if certain conditions, including our attaining an investment grade rating from both Moody's Investors Service and Standard and Poor's are met.

                                    99.2-40

                          THE WILLIAMS COMPANIES, INC.

    A summary of significant issuances and retirements of long-term debt, including capital leases, as well as the items listed above, for the year ended December 31, 2003, is as follows:

                                                                                     PRINCIPAL
                             ISSUE/TERMS                                  DUE DATE     AMOUNT
                             -----------                                  --------     ------
                                                                               (MILLIONS)
Issuances of long-term debt in 2003:
  8.125% senior notes (Northwest Pipeline)...........................          2010   $  175.0
  RMT term B loan (Exploration & Production).........................          2007      500.0
  5.5% junior subordinated convertible debentures....................          2033      300.0
  8.625% senior unsecured notes......................................          2010      800.0
  1.97% Midstream Venezuela Project Financing -- SACE................          2016      105.0
  6.62% Midstream Venezuela Project Financing -- OPIC................          2016      125.0
Retirements/prepayments of long-term debt in 2003:
  Preferred interests................................................     2003-2006   $  302.5
  Various capital leases.............................................          2005      139.8
  Various notes, 6.125%-9.45%........................................     2003-2004      247.4
  Various notes, adjustable rate.....................................     2003-2004      531.2
  Various debentures.................................................          2003        7.5
  Debt tender offers/consent solicitations accepted for purchase.....     2003-2022      951.4

    Terms of certain of our subsidiaries' borrowing arrangements with lenders limit the transfer of funds to the corporate parent. At December 31, 2003, approximately $105 million of net assets of consolidated subsidiaries was restricted. Of this amount, $91 million is reported as restricted cash on our Consolidated Balance Sheet. In addition, certain equity method investees' borrowing arrangements and foreign government regulations limit the amount of dividends or distributions to the corporate parent. Restricted net assets of equity method investees was approximately $86 million at December 31, 2003.

    Aggregate minimum maturities of long-term debt for each of the next five years are as follows:

                                                                         (MILLIONS)
                                                                         ----------
2004...................................................................  $    932.3
2005...................................................................       246.8
2006...................................................................       971.7
2007...................................................................     2,019.6
2008...................................................................       384.9

    As noted above, the FELINE PACS are subject to remarketing in 2004. If the 2004 remarketing is unsuccessful, a second remarketing will occur in February of 2005. If this attempt at remarketing is unsuccessful, we could exercise our right to foreclose on the notes in order to satisfy the obligation of the holders of the equity forward contracts requiring the holder to purchase our common stock (see Note 13). This would be a non-cash transaction. Otherwise, the notes are not subject to early retirement.

    Cash payments for interest (net of amounts capitalized) and other fees recorded as interest expense were as follows: 2003 -- $1.3 billion; 2002 -- $856 million; and 2001 -- $548 million.

LEASES-LESSEE

    Future minimum annual rentals under noncancelable operating leases as of December 31, 2003, are payable as follows:

                                                                         (MILLIONS)
                                                                         ----------
2004 ..................................................................    $ 41.8
2005 ..................................................................      36.3
2006 ..................................................................      25.8
2007 ..................................................................      20.1
2008 ..................................................................      19.4
Thereafter ............................................................      54.9
                                                                           ------
Total .................................................................    $198.3
                                                                           ======

                                    99.2-41

                          THE WILLIAMS COMPANIES, INC.

    Total rent expense was $110 million in 2003, $93 million in 2002, and $89 million in 2001. In 2003, sublease income from third parties was $16.5 million.

    In July 2002, we amended the terms of an operating lease with a special-purpose entity owned by third parties through which we leased offshore oil and gas pipelines and an onshore gas processing plant. The amended terms caused the lease to be reclassified as a capital lease. The capital lease obligation, which was $139.9 million at December 31, 2002, was paid off in second-quarter 2003.

NOTE 12. PREFERRED INTERESTS IN CONSOLIDATED SUBSIDIARIES

    Prior to 2003, we transferred certain of our assets into newly created consolidated entities and then sold a non-controlling preferred interest in those entities to outside investors. The outside investors in three of the entities were unconsolidated special purpose entities formed solely for the purpose of purchasing the preferred ownership interest in the respective entity. The special purpose entities were capitalized with no less than three-percent equity from an independent third party. The outside investor in the fourth entity was not a special purpose entity. In each case, the outside investor was entitled to priority distributions from the consolidated entity. The assets and liabilities of these entities are included in the Consolidated Balance Sheet, with the obligations to the outside investors reflected as debt. In 2002 and 2003, we paid the remaining obligations to the outside investors in these entities, as further described below.

SNOW GOOSE ASSOCIATES, L.L.C.

    In December 2000, we formed two separate legal entities, Snow Goose Associates, L.L.C. (Snow Goose) and Arctic Fox Assets, L.L.C. (Arctic Fox) for the purpose of generating funds to invest in certain Canadian energy-related assets. An outside investor contributed $560 million in exchange for the non-controlling preferred interest in Snow Goose. The investor in Snow Goose was entitled to quarterly priority distributions, representing an adjustable rate structure. The initial priority return period was scheduled to expire in December 2005.

    During first-quarter 2002, the terms of the priority return were amended. Significant terms of the amendment included elimination of covenants regarding our credit ratings, modifications of certain Canadian interest coverage covenants and a requirement to amortize the outside investor's preferred interest with equal principal payments due each quarter and the final payment in April 2003. In addition, we provided a financial guarantee of the Arctic Fox note payable to Snow Goose which, in turn, is the source of the priority returns. Based on the terms of the amendment, the remaining balance due of $224 million was classified as long-term debt due within one year on our Consolidated Balance Sheet at December 31, 2002. Priority returns prior to this amendment are included in preferred returns and minority interest in income of consolidated subsidiaries on the Consolidated Statement of Operations. Subsequent priority return payments are included in interest accrued on the Consolidated Statement of Operations.

    In April 2003, we purchased the remaining outside investors' interest in Snow Goose.

PICEANCE PRODUCTION HOLDINGS LLC

    In December 2001, we formed Piceance Production Holdings LLC (Piceance) and Rulison Production Company LLC (Rulison) in a series of transactions that resulted in the sale of a non-controlling preferred interest in Piceance to an outside investor for $100 million. We used the proceeds of the sale for general corporate purposes. The assets of Piceance included fixed-price overriding royalty interests in certain oil and gas properties owned by a subsidiary of ours as well as a $135 million note from Rulison. The outside investor was entitled to quarterly priority distributions beginning in January 2002, based upon an adjustable rate structure in addition to participation in a portion of the operating results of Piceance. At December 31, 2002, the obligation to the outside investor was $78.5 million and in May 2003, we purchased the remaining outside investors' interest in Piceance.

CASTLE ASSOCIATES L.P.

    In December 1998, we formed Castle Associates L.P. (Castle) through a series of transactions that resulted in the sale of a non-controlling preferred interest in Castle to an outside investor for $200 million. We used the proceeds of the sale for general corporate purposes. The outside investor was entitled to quarterly priority distributions based upon an adjustable rate structure, in addition to a portion of the participation in the operating results of Castle. We purchased the outside investors' interest in December 2002.

                                    99.2-42

                          THE WILLIAMS COMPANIES, INC.

WILLIAMS RISK HOLDINGS L.L.C.

    During 1998, we formed Williams Risk Holdings L.L.C. (Holdings) in a series of transactions that resulted in the sale of a non-controlling preferred interest in Holdings to an outside investor for $135 million. We used the proceeds from the sale for general corporate purposes. The outside investor in Holdings was not a special purpose entity. The outside investor was entitled to monthly preferred distributions based upon an adjustable rate structure, in addition to participation in a portion of the operating results of Holdings. The initial priority return structure of Holdings was scheduled to expire in September 2003. In July 2002, following the downgrade of our senior unsecured rating we purchased the outside investor's ownership interest.

NOTE 13. STOCKHOLDERS' EQUITY

    Concurrent with the sale of Kern River to MidAmerican Energy Holdings Company (MEHC) on March 27, 2002, we issued approximately 1.5 million shares of
9.875 percent cumulative convertible preferred stock to MEHC for $275 million. The terms of the preferred stock allowed the holder to convert, at any time, one share of preferred stock into 10 shares of our common stock at $18.75 per share. The preferred shares carried no voting rights and had a liquidation preference equal to the stated value of $187.50 per share plus any dividends accumulated and unpaid. Dividends on the preferred stock were payable quarterly. At the time the preferred stock was issued, the conversion price was less than the market price of our common stock and thus deemed beneficial to the purchaser. The benefit was recorded as a noncash dividend of $69.4 million, which was a reduction to our retained earnings with an offsetting amount recorded as an increase to capital in excess of par value.

    On June 10, 2003, we redeemed all of the outstanding 9.875 percent cumulative-convertible preferred shares for approximately $289 million, plus $5.3 million for accrued dividends. The $13.8 million payments in excess of carrying value of the shares was also recorded as a dividend. These shares were repurchased with proceeds from a private placement of 5.5 percent junior subordinated convertible debentures due 2033 (see Note 11).

    In January 2002, we issued $1.1 billion of 6.5 percent notes payable in 2007 which are subject to remarketing in 2004. Each note was bundled with an equity forward contract (together, the FELINE PACS units) and sold in a public offering for $25 per unit. The equity forward contract requires the holder of each note to purchase one share of our common stock for $25 three years from issuance of the contract, provided that the average price of our common stock does not exceed $41.25 per share for the 20 trading day period prior to settlement. If the average price over that period exceeds $41.25 per share, the number of shares issued in exchange for $25 will be equal to one share multiplied by the quotient of $41.25 divided by the average price over that period. For example, if the average price at settlement is $45 per share, the holder will be required to purchase .9166 of a share for $25. The holder of the equity forward contract can settle the contract early in the event we are involved in a merger in which at least 30 percent of the proceeds received by our shareholders is cash. In this event, the holder will be entitled to pay the purchase price and receive the kind and amount of securities they would have received had they settled the equity forward contract immediately prior to the acquisition. In addition to the
6.5 percent interest payment on the notes, we also make a 2.5 percent annual contract adjustment payment for the term of the equity forward contract. The present value of the total of the contract adjustment payments at the date the FELINE PACS were issued was $76.7 million and was recorded as a liability and a reduction to capital in excess of par at that time. A periodic charge is recognized in income to increase the value of the related liability as the date of the common stock issuance approaches.

    We maintain a Stockholder Rights Plan under which each outstanding share of our common stock has one-third of a preferred stock purchase right attached. Under certain conditions, each right may be exercised to purchase, at an exercise price of $140 (subject to adjustment), one two-hundredth of a share of Series A Junior Participating Preferred Stock. The rights may be exercised only if an Acquiring Person acquires (or obtains the right to acquire) 15 percent or more of our common stock; or commences an offer for 15 percent or more of our common stock; or the Board of Directors determines an Adverse Person has become the owner of a substantial amount of our common stock. The rights, which until exercised do not have voting rights, expire in 2006 and may be redeemed at a price of $.01 per right prior to their expiration, or within a specified period of time after the occurrence of certain events. In the event a person becomes the owner of more than 15 percent of our common stock or the Board of Directors determines that a person is an Adverse Person, each holder of a right (except an Acquiring Person or an Adverse Person) shall have the right to receive, upon exercise, our common stock having a value equal to two times the exercise price of the right. In the event we are engaged in a merger, business combination or 50 percent or more of our assets, cash flow or earnings power is sold or transferred, each holder of a right (except an Acquiring Person or an Adverse Person) shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

                                    99.2-43

                          THE WILLIAMS COMPANIES, INC.

NOTE 14. STOCK-BASED COMPENSATION

PLAN INFORMATION

    On May 16, 2002, our stockholders approved The Williams Companies, Inc. 2002 Incentive Plan (the "Plan"). The Plan provides for common-stock-based awards to both employees and non-management directors. Upon approval by the stockholders, all prior stock plans were terminated resulting in no further grants being made from those plans. However, options outstanding in those prior plans remain in those plans with their respective terms and provisions.

    The Plan permits the granting of various types of awards including, but not limited to, stock options, restricted stock and deferred stock. Awards may be granted for no consideration other than prior and future services or based on certain financial performance targets being achieved. At December 31, 2003, 56.2 million shares of our common stock were reserved for issuance pursuant to existing and future stock awards, of which 28.3 million shares were available for future grants (14.8 million at December 31, 2002).

LOANS

    Several of our prior stock plans allowed us to loan money to participants to exercise stock options using stock certificates as collateral. Effective November 14, 2001, we no longer issue loans under the stock option loan programs. Loan holders were offered a one-time opportunity in January 2002 to refinance outstanding loans at a market rate of interest commensurate with the borrower's credit standing. The refinancing was in the form of a full recourse note, with interest payable annually in cash and a loan maturity date of December 31, 2005. We continue to hold the collateral shares and may review the borrower's financial position at any time. The variable rate of interest on the loans was determined at the signing of the promissory note to be 1.75 percent plus the current three-month London Interbank Offered Rate (LIBOR). The rate is subject to change every three months beginning with the first three-month anniversary of the note. The amount of loans outstanding at December 31, 2003 and 2002, totaled approximately $28 million (net of a $5 million allowance) and $30.3 million (net of a $5 million allowance), respectively.

DEFERRED SHARES

    We granted deferred shares of approximately 158,000 in 2003, 2,738,000 in 2002 and 1,423,000 in 2001. Deferred shares are valued at the date of award, and the weighted-average grant date fair value of the shares granted was $4.68 in 2003, $12.26 in 2002 and $40.84 in 2001. We recognized approximately $30 million, $31 million and $22 million of expense for deferred shares, net of the reduction of expense from forfeited shares, in 2003, 2002 and 2001, respectively. Expense related to deferred shares granted is recognized in the performance year or over the vesting period, depending on the terms of the awards. The reduction of expense related to the deferred shares forfeited is recognized in the year of the forfeiture. We issued approximately 1,329,000 in 2003, 499,000 in 2002 and 260,000 in 2001, of the deferred shares previously granted.

OPTIONS

    The purchase price per share for stock options may not be less than the market price of the underlying stock on the date of grant. Stock options generally become exercisable after three years from the date of grant and generally expire ten years after grant.

    On May 15, 2003, our shareholders approved a stock option exchange program. Under this program, eligible employees were given a one-time opportunity to exchange certain outstanding options for a proportionately lesser number of options at an exercise price to be determined at the grant date of the new options. Surrendered options were cancelled June 26, 2003, and replacement options were granted on December 29, 2003. We did not recognize any expense pursuant to the stock option exchange. However, for purposes of pro forma disclosures, we recognized additional expense related to these new options. The remaining expense on the cancelled options will be amortized through year-end 2004.

                                    99.2-44

                          THE WILLIAMS COMPANIES, INC.

    The following summary reflects stock option activity for our common stock and related information for 2003, 2002 and 2001:

                                                      2003                      2002                      2001
                                           ------------------------- ------------------------- -------------------------
                                                          WEIGHTED-                  WEIGHTED-                 WEIGHTED-
                                                           AVERAGE                    AVERAGE                   AVERAGE
                                                          EXERCISE                   EXERCISE                  EXERCISE
                                              OPTIONS       PRICE       OPTIONS        PRICE      OPTIONS        PRICE
                                           ------------ ------------ ------------  ----------- ------------  -----------
                                            (MILLIONS)                (MILLIONS)                (MILLIONS)
     Outstanding -- beginning of year....       38.8      $  19.85        25.6       $  28.23       23.1       $  28.63
     Granted.............................       4.1*          9.76        15.8           6.64        4.8          37.45
     Exercised...........................        (.2)         5.86         (.5)         11.77       (3.3)         18.47
     Barrett option conversions..........        --            --          --             --         2.0          21.57
     Adjustment for WilTel                       --            --          --             --         2.1            --
     spinoff(1)..........................
     Canceled............................      (17.0)**      25.60        (2.1)         26.31       (3.1)         32.35
                                               -----                      ----                      ----
     Outstanding -- end of year..........       25.7      $  14.63        38.8       $  19.85       25.6       $  28.23
                                               =====                      ====                      ====
     Exercisable -- end of year..........       12.3      $  24.23        21.7       $  27.42       20.0       $  26.41
                                               =====                      ====                      ====

* Includes 3.9 million shares that were granted December 29, 2003, under the stock option exchange program, described above.

** Includes 10.4 million shares that were cancelled on June 26, 2003 under the stock option exchange program, described above.

(1) Effective with the spinoff of WilTel on April 23, 2001, the number and exercise price of unexercised stock options were adjusted to preserve the intrinsic value of the stock options that existed prior to the spinoff.

    The following summary provides information about options for our common stock that are outstanding and exercisable at December 31, 2003:

                                            STOCK OPTIONS OUTSTANDING                 STOCK OPTIONS EXERCISABLE
                                   ------------------------------------------       ----------------------------
                                                                   WEIGHTED-
                                                     WEIGHTED-      AVERAGE                           WEIGHTED-
                                                      AVERAGE      REMAINING                           AVERAGE
                                                     EXERCISE     CONTRACTUAL                         EXERCISE
    RANGE OF EXERCISE PRICES          OPTIONS          PRICE         LIFE              OPTIONS          PRICE
--------------------------------   -----------      ----------    -----------       ------------     -----------
                                    (MILLIONS)                                        (MILLIONS)
$1.35 to $5.40.................        10.0          $   2.82     8.7 years               1.2          $   4.28
$6.96 to $9.70.................          .8              8.68     1.1 years                .8              8.68
$10.00 to $12.22...............         4.5             10.21     5.2 years                .7             11.40
$12.59 to $31.56...............         5.8             20.39     3.4 years               5.2             20.86
$33.51 to $42.52...............         4.6             37.74     3.8 years               4.4             37.87
                                       ----                                              ----
  Total........................        25.7          $  14.63     5.8 years              12.3          $  24.23
                                       ====                                              ====




                                    99.2-45

                          THE WILLIAMS COMPANIES, INC.

    The estimated fair value at date of grant of options for our common stock granted in 2003, 2002 and 2001, using the Black-Scholes option pricing model, is as follows:

                                                                                         2003*          2002           2001
                                                                                       --------       --------       --------
Weighted-average  grant date fair value of options for our common  stock  granted
  during the year ...............................................................      $   2.95       $   2.77       $  10.93
                                                                                       ========       ========       ========
Assumptions:
  Dividend yield ................................................................             1%             1%           1.9%
  Volatility ....................................................................            50%            56%            35%
  Risk-free interest rate .......................................................           3.1%           3.6%           4.8%
  Expected life (years) .........................................................           5.0            5.0            5.0

* The 2003 weighted average fair value and assumptions do not reflect options that were granted December 29, 2003, as part of the stock option exchange program which is described above. The fair value of these options is $1.58, which is the difference in the fair value of the new options granted and the fair value of the exchanged options. The assumptions used in the fair value calculation of the new options granted were: 1) dividend yield of .40 percent; 2) volatility of 50 percent; 3) weighted average expected remaining life of 3.4 years; and 4) weighted average risk free interest rate of 1.99 percent.

    Pro forma net income (loss) and earnings per share, assuming we had applied the fair-value method of SFAS No. 123, "Accounting for Stock-Based Compensation" in measuring compensation cost beginning with 1997 employee stock-based awards is disclosed under Employee stock-based awards in Note 1.

NOTE 15. FINANCIAL INSTRUMENTS, DERIVATIVES, GUARANTEES AND CONCENTRATION OF CREDIT RISK

FINANCIAL INSTRUMENTS FAIR VALUE

Fair-value methods

    We used the following methods and assumptions in estimating our fair-value disclosures for financial instruments:

    Cash and Cash Equivalents and Restricted Cash: The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity of these instruments.

    Notes and Other Non-current Receivables, Margin Deposits and Deposits Received from Customers Relating to Energy Trading and Hedging Activities: The carrying amounts reported in the balance sheet approximate fair value as these instruments have interest rates approximating market or maturities of less than three years.

    Restricted Investments and Marketable Equity Securities: The restricted investments consist of short-term U.S. Treasury securities. Fair value is determined using indicative year-end traded prices.

    Advances to Affiliates: The 2003 carrying amounts reported in the balance sheet approximate fair value as these instruments were written down to estimated fair value based on terms of a recapitalization plan (see Note 3). The 2002 carrying amounts, reported in the balance sheet in Investments approximate fair value as these instruments have interest rates approximating market.

    Notes Payable: Fair value of the RMT note payable in 2002 was determined using the expertise of outside investment banking firms. The carrying amounts of other notes payable approximate fair value due to the short-term maturity of these instruments.

    Long-Term Debt: The fair value of our publicly traded long-term debt is valued using indicative year-end traded bond market prices. Private debt is valued based on the prices of similar securities with similar terms and credit ratings. At December 31, 2003 and 2002, 77 percent and 76 percent, respectively, of our long-term debt was publicly traded. We used the expertise of outside investment banking firms to assist with the estimate of the fair value of long-term debt.

                                    99.2-46

                          THE WILLIAMS COMPANIES, INC.

    Energy Derivatives: Energy derivatives include:

        o  futures contracts,

        o  forward purchase and sale contracts,

        o  swap agreements,

        o  option contracts,

        o  interest-rate swap agreements and futures contracts, and

        o  credit default swaps.

    Fair value of energy derivatives is determined based on the nature of the transaction and the market in which transactions are executed. Most of these transactions are executed in exchange-traded or over-the-counter markets for which quoted prices in active periods exist. For contracts with lives exceeding the time period for which quoted prices are available, we determined fair value by estimating commodity prices during the illiquid periods. We estimated commodity prices during illiquid periods by incorporating information obtained from commodity prices in actively quoted markets, prices reflected in current transactions and market fundamental analysis.

    Foreign Currency Derivatives: Fair value is determined by discounting estimated future cash flows using forward foreign exchange rates derived from the year-end forward exchange curve. Fair value was calculated by the financial institution that is counterparty to the agreement.

    Interest-Rate Swaps: Fair value is determined by discounting estimated future cash flows using forward-interest rates derived from the year-end yield curve. The financial institutions that are the counterparties to the swaps calculated the fair value.


                                    99.2-47

                          THE WILLIAMS COMPANIES, INC.

Carrying Amounts and Fair Values of Our Financial Instruments

                                                                                 2003                          2002
                                                                         -----------------------        -------------------
                                                                         CARRYING         FAIR          CARRYING     FAIR
                              ASSET (LIABILITY)                           AMOUNT          VALUE          AMOUNT      VALUE
                              -----------------                          --------         ------        --------    -------
                                                                                              (MILLIONS)
       Cash and cash equivalents...................................     $  2,315.7     $  2,315.7    $  1,650.4    $ 1,650.4
       Restricted cash (current and noncurrent)....................          206.9          206.9         290.9        290.9
       Notes and other noncurrent receivables......................          140.0          140.0         164.9        164.9
       Investments:
         Cost based investments....................................          112.7            (a)         163.9         (a)
         Restricted investments (current and noncurrent)...........          381.3          381.3            --          --
         Marketable equity securities..............................             --             --         13. 7         13.7
         Advances to affiliates....................................          117.2          117.2         100.9        100.9
       Notes payable...............................................           (3.3)          (3.3)       (996.3)    (1,063.1)
       Long-term debt, including current portion...................      (11,975.0)     (12,281.5)    (12,016.7)    (8,505.5)
       Margin deposits.............................................          553.9          553.9         804.8        804.8
       Deposits received from customers relating to energy risk
         management and trading and hedging activities.............          (25.8)         (25.8)       (141.2)      (141.2)
       Guarantees..................................................           46.8            (b)          65.7         (b)
       Energy derivatives:
         Energy trading and non-trading derivatives................          845.9          845.9         465.9        465.9
         Energy commodity cash flow and fair-value hedges..........         (296.4)        (296.4)         49.3         49.3
       Foreign currency derivatives................................          (55.2)         (55.2)         24.0         24.0
       Interest-rate swaps.........................................          (20.2)         (20.2)        (27.9)       (27.9)

(a) These investments are primarily in non-publicly traded companies for which it is not practicable to estimate fair value.

(b) It is not practicable to estimate the fair value of these financial instruments because of their unusual nature and unique characteristics.

ENERGY DERIVATIVES

Energy trading and non-trading derivatives

    We have energy trading and non-trading derivatives that have not been designated as or do not qualify as SFAS No. 133 hedges. As such, the net change in their fair value is recognized in earnings. Our Power segment has trading derivatives that provide risk management services to our third-party customers and non-trading derivatives that hedge or could possibly hedge our long-term structured contract positions on an economic basis. In addition, our Exploration & Production segment enters into natural gas basis swap agreements and the Alaska operations (within discontinued operations) enters into crude oil and refined product contracts.

    We also hold significant non-derivative energy-related contracts in our Power trading and non-trading portfolios. These have not been included in the financial instruments table above because they do not qualify as financial instruments. See Note 1 regarding Energy commodity risk management and trading activities and revenues for further discussion of the non-derivative energy-related contracts.















                                    99.2-48

                          THE WILLIAMS COMPANIES, INC.

POWER SEGMENT

    Futures Contracts: Futures contracts are commitments to either purchase or sell a commodity at a future date for a specified price and are generally settled in cash, but may be settled through delivery of the underlying commodity. Exchange-traded or over-the-counter markets providing quoted prices in active periods are available. Where quoted prices are not available, other market indicators exist for the futures contracts we enter into. The fair value of these contracts is based on quoted prices.

    Swap Agreements and Forward Purchase and Sale Contracts: Swap agreements require us to make payments to (or receive payments from) counterparties based upon the differential between a fixed and variable price or variable prices of energy commodities for different locations. Forward contracts which involve physical delivery of energy commodities contain both fixed and variable pricing terms. Swap agreements and forward contracts are valued based on prices of the underlying energy commodities over the contract life and contractual or notional volumes with the resulting expected future cash flows discounted to a present value using a risk-free market interest rate.

    Options: Physical and financial option contracts give the buyer the right to exercise the option and receive the difference between a predetermined strike price and a market price at the date of exercise. These contracts are valued based on option pricing models considering prices of the underlying energy commodities over the contract life, volatility of the commodity prices, contractual volumes, estimated volumes under option and other arrangements and a risk-free market interest rate.

    Interest-Rate and Credit Derivatives: Interest-rate swap and futures agreements, including those with the parent, are used to manage the interest rate risk in Power's energy trading and non-trading portfolio. Under swap agreements, Power pays a fixed rate and receives a variable rate on the notional amount of the agreements. Financial futures contracts are commitments to either purchase or sell a financial instrument, such as a Eurodollar deposit, U.S. Treasury bond or U.S. Treasury note, at a future date for a specified price. These are generally settled in cash, but may be settled through delivery of the underlying instrument. The fair value of these contracts is determined by discounting estimated future cash flows using forward interest rates derived from interest rate yield curves. Credit default swaps are used to manage counterparty credit exposure in the energy trading and non-trading portfolio. Under these agreements, Power pays a fixed rate premium for a notional amount of risk coverage associated with certain credit events. The covered credit events are bankruptcy, obligation acceleration, failure to pay and restructuring. The fair value of these agreements is based on current pricing received from the counterparties.

    The valuation of all the contracts discussed above also considers factors such as the liquidity of the market in which the contract is transacted, uncertainty regarding the ability to liquidate the position considering market factors applicable at the date of such valuation and risk of non-performance and credit considerations of the counterparty. For contracts or transactions that extend into periods for which actively quoted prices are not available, we estimate energy commodity prices in the illiquid periods by incorporating information obtained from commodity prices in actively quoted markets, prices reflected in current transactions and market fundamental analysis.

EXPLORATION & PRODUCTION SEGMENT

    Our operations associated with the production of natural gas enter into basis swap agreements fixing the price differential between the Rocky Mountain natural gas prices and Gulf Coast natural gas prices as part of their overall natural gas price risk management program to reduce risk of declining natural gas prices in basins with limited pipeline capacity to other markets. Certain of these basis swaps do not qualify for hedge accounting treatment under SFAS No. 133; hence, the net change in fair value of these derivatives representing unrealized gains and losses is recognized in earnings currently as revenues in the Consolidated Statement of Operations.

DISCONTINUED OPERATIONS

    During 2002 and early 2003, our operations associated with crude oil refining and refined products marketing in the Midsouth entered into derivative transactions (primarily forward contracts, futures contracts, swap agreements and option contracts) which were not designated as hedges. The forward contracts were for the procurement of crude oil and refined products supply for operational purposes, while the other derivatives manage certain risks associated with market fluctuations in crude oil and refined product prices related to refined products marketing. The net change in fair value of these derivatives, representing unrealized gains and losses, was recognized in earnings currently as revenues or costs and operating expenses in the Consolidated Statement of Operations. As a result of the completion of the sale of the Midsouth refinery during first-quarter 2003, these derivatives were discontinued.





                                    99.2-49

                          THE WILLIAMS COMPANIES, INC.

Energy commodity cash flow hedges

    We are also exposed to market risk from changes in energy commodity prices within other areas of our operations. We utilize derivatives to manage our exposure to the variability in expected future cash flows attributable to commodity price risk associated with forecasted purchases and sales of natural gas, refined products and crude oil. These derivatives have been designated as cash flow hedges.

    We produce, buy and sell natural gas and crude oil at different locations throughout the United States. To reduce exposure to a decrease in revenues or an increase in costs from fluctuations in natural gas and crude oil market prices, we enter into natural gas and crude oil futures contracts and swap agreements to fix the price of anticipated sales and purchases of natural gas and sales of crude oil. During 2003, we discontinued hedge accounting for anticipated sales of crude oil due to the sale of those producing properties.

    Our refinery operations purchase crude oil for processing and sell the refined products. These operations are exposed to increasing costs of crude oil and/or decreasing refined product sales prices due to changes in market prices. We enter into crude oil and refined products futures contracts and swap agreements to lock in the prices of anticipated purchases of crude oil and sales of refined products. During 2002, these derivatives were accounted for as cash flow hedges. Hedge accounting was discontinued during 2002 for forecasted transactions no longer probable of occurring because of the anticipated sales of the refineries (see Note 2).

    Our electric generation facilities utilize natural gas in the production of electricity. To reduce the exposure to increasing costs of natural gas due to changes in market prices, we enter into natural gas futures contracts and swap agreements to fix the prices of anticipated purchases of natural gas. In addition, during 2002 we entered into fixed-price forward physical contracts to fix the prices of anticipated sales of electric production. During 2002, we discontinued hedge accounting for one of the electric generation facilities due to the sale of the facility in 2003.

    Derivative gains or losses from these cash flow hedges are deferred in other comprehensive income and reclassified into earnings in the same period or periods during which the hedged forecasted purchases or sales affect earnings. To match the underlying transaction being hedged, derivative gains or losses associated with anticipated purchases are recognized in costs and operating expenses and amounts associated with anticipated sales are recognized in revenues in the Consolidated Statement of Operations. Approximately $.6 million of gains from hedge ineffectiveness are included in costs and operating expenses in the Consolidated Statement of Operations during 2003. Approximately $.5 million of losses and $.7 million of gains from hedge ineffectiveness are included in revenues and costs and operating expenses, respectively, in the Consolidated Statement of Operations during 2002. We discontinued hedge accounting in 2003 and 2002 for certain contracts when it became probable that the related forecasted transactions would not occur. As a result, we reclassified net losses of $5 million and net gains of $43 million from accumulated other comprehensive income and into earnings in the Consolidated Statement of Operations in 2003 and 2002, respectively. For 2003 and 2002, there were no derivative gains or losses excluded from the assessment of hedge effectiveness. As of December 31, 2003, we had hedged future cash flows associated with anticipated energy commodity purchases and sales for up to 12 years. Based on recorded values at December 31, 2003, approximately $104 million of net losses (net of income tax benefits of $65 million) will be reclassified into earnings within the next year. These losses will offset net gains that will be realized in earnings from previous favorable market movements associated with underlying hedged transactions.

Energy commodity fair-value hedges

    Our refineries carry inventories of crude oil and refined products. During 2002, we entered into crude oil and refined products futures contracts and swap agreements to reduce the market exposure of these inventories from changing energy commodity prices. These derivatives were designated as fair-value hedges. Derivative gains and losses from these fair-value hedges were recognized in earnings currently along with the change in fair value of the hedged item attributable to the risk being hedged. Gains and losses related to hedges of inventory were recognized in costs and operating expenses in the Consolidated Statement of Operations. Approximately $8 million of net gains from hedge ineffectiveness was recognized in costs and operating expenses in the Consolidated Statement of Operations during 2002. There were no derivative gains or losses excluded from the assessment of hedge effectiveness. During third-quarter 2002, we discontinued the use of fair value hedges related to refined products and crude oil in early 2003 due to the sale of the Midsouth refinery.






                                    99.2-50

                          THE WILLIAMS COMPANIES, INC.

FOREIGN CURRENCY DERIVATIVES

    We have an intercompany Canadian-dollar-denominated note receivable that is exposed to foreign-currency risk. To protect against variability in the cash flows from the repayment of the note receivable associated with changes in foreign currency exchange rates, we entered into a forward contract to fix the U.S. dollar principal cash flows from this note. This derivative was designated as a cash flow hedge and was expected to be highly effective over the period of the hedge. Hedge accounting was discontinued effective October 1, 2002 because the hedge is no longer expected to be highly effective. All gains or losses subsequent to October 1, 2002, are recognized currently in other income (expense) -- net below operating income. Gains and losses from the change in fair value of the derivatives prior to October 1, 2002, were deferred in other comprehensive income (loss) and reclassified to other income (expense) -- net below operating income as the Canadian-dollar-denominated note receivable impacted earnings as it was translated into U.S. dollars. The $2.4 million of net losses (net of income tax benefits of $1.5 million) deferred in other comprehensive income (loss) at December 31, 2002, was reclassified into earnings during 2003. In 2002, there were no derivative gains or losses recorded in the Consolidated Statement of Operations from hedge ineffectiveness or from amounts excluded from the assessment of hedge effectiveness, and no foreign currency hedges were discontinued as a result of it becoming probable that the forecasted transaction would not occur.

INTEREST-RATE SWAPS

    We managed our interest rate risk on an enterprise basis through the corporate parent. A significant component of this risk relates to our Power segment's trading and non-trading portfolios. To facilitate the management of the risk, Power may enter into derivative instruments (usually swaps) with the corporate parent. The corporate parent determines the level, term and nature of derivative instruments entered into with external parties. These external derivative instruments do not qualify for hedge accounting per SFAS No. 133; therefore, changes in their fair value are reflected in earnings, the effect of which is shown as interest rate swap loss in the Consolidated Statement of Operations below operating income.

GUARANTEES

    In addition to the guarantees and payment obligations discussed elsewhere in these footnotes (see Notes 2, 3, 11 and 16), we have issued guarantees and other similar arrangements with off-balance sheet risk as discussed below.

    In connection with the 1993 public offering of units in the Williams Coal Seam Gas Royalty Trust (Royalty Trust), our Exploration & Production segment entered into a gas purchase contract for the purchase of natural gas in which the Royalty Trust holds a net profits interest. Under this agreement, we guarantee a minimum purchase price that the Royalty Trust will realize in the calculation of its net profits interest. We have an annual option to discontinue this minimum purchase price guarantee and pay solely based on an index price. The maximum potential future exposure associated with this guarantee is not determinable because it is dependent upon natural gas prices and production volumes. No amounts have been accrued for this contingent obligation as the index price continues to exceed the minimum purchase price.

SALE OF RECEIVABLES

    Through July 25, 2002 we sold certain trade accounts receivable to special purpose entities (SPEs) in a securitization structure. We acted as the servicing agent for the sold receivables and received a servicing fee approximating the fair value of such services. During 2002 and 2001, we received cash proceeds from the SPEs of approximately $4.5 billion and $12.5 billion, respectively. The sales of these receivables resulted in charges to results of operations of approximately $3 million and $16 million in 2002 and 2001, respectively.

CONCENTRATION OF CREDIT RISK

Cash equivalents and restricted investments

    Our cash equivalents consist of high-quality securities placed with various major financial institutions with credit ratings at or above BBB by Standard & Poor's or Baa1 by Moody's Investors Service. Restricted investments consist of short-term U.S. Treasury Securities.



                                    99.2-51

                          THE WILLIAMS COMPANIES, INC.

Accounts and notes receivable

    The following table summarizes concentration of receivables, net of allowances, by product or service at December 31, 2003 and 2002:

                                                                                           2003       2002
                                                                                         --------   --------
                                                                                            (MILLIONS)
                  Receivables by product or service:
                    Sale or transportation of natural gas and related products......     $  793.9   $  910.0
                    Power sales and related services................................        704.9    1,009.1
                    Sale or transportation of petroleum products....................         29.2      276.9
                    Income taxes receivable.........................................         17.5      152.0
                    Other...........................................................         67.7       39.1
                                                                                         --------   --------
                       Total........................................................     $1,613.2   $2,387.1
                                                                                         ========   ========

    Natural gas customers include pipelines, distribution companies, producers, gas marketers and industrial users primarily located in the eastern and northwestern United States, Rocky Mountains, Gulf Coast, Venezuela and Canada. Power customers include the California Independent System Operator (ISO), the California Department of Water Resources, other power marketers and utilities located throughout the majority of the United States. Petroleum products customers include wholesale, commercial, industrial and independent dealers located primarily in the Mid-Continent region. As a general policy, collateral is not required for receivables, but customers' financial condition and credit worthiness are evaluated regularly.

    As of December 31, 2003, approximately $177 million of certain power receivables net of related allowances from the ISO and the California Power Exchange have not been paid (compared to $230 million at December 31, 2002). We believe that we have appropriately reflected the collection and credit risk associated with receivables and derivative assets in our Consolidated Balance Sheet and Statement of Operations at December 31, 2003. In 2002, we borrowed approximately $79 million which was collateralized by certain of these receivables.

Derivative assets and liabilities

    We have a risk of loss as a result of counterparties not performing pursuant to the terms of their contractual obligations. Risk of loss can result from credit considerations and the regulatory environment of the counterparty. We attempt to minimize credit-risk exposure to derivative counterparties and brokers through formal credit policies, consideration of credit ratings from public ratings agencies, monitoring procedures, master netting agreements and collateral support under certain circumstances.

    The concentration of counterparties within the energy and energy trading industry impacts our overall exposure to credit risk in that these counterparties are similarly influenced by changes in the economy and regulatory issues. Additional collateral support could include the following:

        o   letters of credit,

        o   payment under margin agreements,

        o   guarantees of payment by credit worthy parties, and

        o transfers of ownership interests in natural gas reserves or power generation assets.

We also enter into netting agreements to mitigate counterparty performance and credit risk.











                                    99.2-52

                          THE WILLIAMS COMPANIES, INC.

    The gross credit exposure from our derivative contracts as of December 31, 2003 is summarized below.

                                                                              INVESTMENT
                                            COUNTERPARTY TYPE                  GRADE(a)        TOTAL
                             ---------------------------------------------  -------------- ---------
                                                                                    (MILLIONS)
                             Gas and electric utilities..................     $     988.2  $   1,045.9
                             Energy marketers and traders................         1,317.2      3,118.5
                             Financial Institutions......................           918.5        918.5
                             Other.......................................           609.8        619.3
                                                                              -----------  -----------
                                                                              $   3,833.7      5,702.2
                                                                              ===========
                             Credit reserves.............................                        (39.8)
                                                                                           -----------
                             Gross credit exposure from derivatives(b)...                  $   5,662.4
                                                                                           ===========

    We assess our credit exposure on a net basis. The net credit exposure from our derivatives as of December 31, 2003 is summarized below.

                                                                              INVESTMENT
                                            COUNTERPARTY TYPE                  GRADE(a)        TOTAL
                              --------------------------------------------  -------------- ---------
                                                                                    (MILLIONS)
                              Gas and electric utilities..................     $   606.1   $     629.4
                                Energy marketers and traders..............          52.1         376.3
                                Financial Institutions....................         160.4         160.4
                                Other.....................................           --             .2
                                                                               --------    -----------
                                                                               $   818.6       1,166.3
                                                                               =========
                                Credit reserves...........................                       (39.8)
                                                                                           -----------
                                Net credit exposure from derivatives(b)...                 $   1,126.5
                                                                                           ===========

----------

(a) We determine investment grade primarily using publicly available credit ratings. We included counterparties with a minimum Standard & Poor's of BBB -- or Moody's Investors Service rating of Baa3 in investment grade. We also classify counterparties that have provided sufficient collateral, such as cash, standby letters of credit, parent company guarantees, and property interests, as investment grade.

(b) One counterparty within the California power market represents more than ten percent of the derivative assets and is included in investment grade. Standard & Poor's and Moody's Investors Service do not currently rate this counterparty. We included this counterparty in the investment grade column based upon contractual credit requirements in the event of assignment or substitution of a new obligation for the existing one.

Revenues

    In 2003, there were no customers that exceeded 10 percent of our revenues. In 2002, eight of Power's customers exceeded 10 percent of our revenues with sales from each customer of $516.9 million, $505.5 million, $482.5 million, $474.8 million, $408.7 million, $379.2 million, $377.5 million and $358.9 million, respectively. The revenues from these customers in 2002 are net of cost of sales with the same customer consistent with fair-value accounting (see Note
1). The sum of these net revenues exceeds our total revenues because there are additional customers with whom we have negative net revenues (due to the costs from these customers exceeding the revenues) which offset this sum. In 2001, three of Power's customers exceeded 10 percent of our revenues with sales of $937.7 million, $597.9 million and $501 million, respectively.

    Certain of our counterparties have experienced significant declines in their financial stability and creditworthiness, which may adversely impact their ability to perform under contracts. Revenues from two counterparties, which have credit ratings below investment grade, constitute approximately 12 percent of Power's gross revenues. Our exposure to these counterparties may be mitigated by the existence of netting arrangements.






                                    99.2-53

                          THE WILLIAMS COMPANIES, INC.

NOTE 16. CONTINGENT LIABILITIES AND COMMITMENTS

RATE AND REGULATORY MATTERS AND RELATED LITIGATION

    Our interstate pipeline subsidiaries have various regulatory proceedings pending. As a result of rulings in certain of these proceedings, a portion of the revenues of these subsidiaries has been collected subject to refund. The natural gas pipeline subsidiaries have accrued approximately $11 million for potential refund as of December 31, 2003.

ISSUES RESULTING FROM CALIFORNIA ENERGY CRISIS

    Power subsidiaries are engaged in power marketing in various geographic areas, including California. Prices charged for power by us and other traders and generators in California and other western states in 2000 and 2001 have been challenged in various proceedings including those before the FERC. These challenges include refund proceedings, California Independent System Operator
(ISO) fines, summer 2002 90-day contracts, investigations of alleged market manipulation including withholding gas indices and other gaming of the market, new long-term power sales to the State of California that were subsequently challenged and civil litigation relating to certain of these issues. We have entered into a settlement with the State of California and others that has resolved each of these issues as to the State. However, certain of these issues remain open as to the FERC and other non-settling parties.

Refund proceedings

    We and other suppliers of electricity in the California market are the subject of refund proceedings before the FERC. In December 2000, the FERC issued an order initiating the proceeding, which ultimately (by order dated June 19, 2001) established a refund methodology and set a refund period of October 2, 2000 to June 19, 2001. As a result of a hearing to determine refund liability for the market participants, a FERC Administrative Law Judge issued findings on December 12, 2002, that estimated our refund obligation to the ISO at $192 million, excluding emissions costs and interest. The judge estimated that our refund obligation to the California Power Exchange (PX) was $21.5 million, excluding interest. However, the judge estimated that the ISO owes us $246.8 million, excluding interest, and that the PX owes us $31.7 million, excluding interest, and $2.9 million in charge backs. The estimates did not include $17 million in emissions costs that the judge found we are entitled to use as an offset to the refund liability, and the judge's refund estimates are not based on final mitigated market clearing prices. On March 26, 2003, the FERC acted to largely adopt the judge's order with a change to the gas methodology used to set the clearing price. As a result, Power recorded a first-quarter 2003 charge for refund obligations of $37 million. Net interest income related to amounts due from the counterparties is approximately $19 million through December 31, 2003. On October 16, 2003, the FERC issued an additional refund order granting rehearing in part and denying rehearing in part. This order is not expected to have a material effect on the refund calculation for us. However, pursuant to the October 16 Order, the ISO has been ordered to calculate refunds for the market. This study is expected to be complete in early summer, 2004. Although we have entered into a global settlement with the State of California and various other parties that resolves the refund issues among the settling parties for the period of January 17, 2001 to June 19, 2001, we have potential refund exposure to non-settling parties (e.g., various California electric utilities). Therefore, we continue to participate in the FERC refund case and related proceedings. Challenges to virtually every aspect of the refund proceeding, including the refund period, are now pending at the Ninth Circuit Court of Appeals. No schedule has yet been established for hearing the appeals.

    On February 25, 2004, we announced a settlement agreement with California utilities, Southern California Edison and Pacific Gas & Electric (PG&E), to resolve our refund liability to the utilities as well as all other known disputes related to the California energy crisis of 2000 and 2001. While only these two utilities are parties to the settlement with us, the settlement provides funding for refunds to all buyers in equal kind in the FERC refund period. Should any buyer opt out of the settlement, the refund amount in the settlement would be reduced and we would continue to litigate with that buyer regarding the refund issue and amount. To be effective, this settlement must be approved by the FERC, the California Public Utilities Commission, and the U.S. Bankruptcy Court for PG&E. Approval by the FERC will also resolve FERC investigations into physical and economic withholding. We recorded a charge of approximately $33 million in the fourth quarter of 2003 associated with the terms of this settlement.

    In a separate but related proceeding, certain entities have also asked the FERC to revoke our authority to sell power from California-based generating units at market-based rates, to limit us to cost-based rates for future sales from such units and to order refunds of excessive rates, with interest, retroactive to May 1, 2000, and possibly earlier.





                                    99.2-54

                          THE WILLIAMS COMPANIES, INC.

ISO fines

    On July 3, 2002, the ISO announced fines against several energy producers including us, for failure to deliver electricity during the period December 2000 through May 2001. The ISO fined us $25.5 million during this period, which was offset against our claims for payment from the ISO. These amounts will be adjusted as part of the refund proceeding described above. We believe the vast majority of fines are not justified and have challenged them pursuant to the FERC-approved dispute resolution process contained in the ISO tariff.

Summer 2002 90-day contracts

    On May 2, 2002, PacifiCorp filed a complaint with the FERC against Power seeking relief from rates contained in three separate confirmation agreements between PacifiCorp and Power (known as the Summer 2002 90-Day Contracts). PacifiCorp filed similar complaints against three other suppliers. PacifiCorp alleged that the rates contained in the contracts are unjust and unreasonable. On June 26, 2003, the FERC affirmed the Administrative Law Judge's initial decision dismissing the complaints. PacifiCorp has appealed the FERC's order after the FERC denied rehearing of its order on November 10, 2003.

Investigations of alleged market manipulation

    As a result of various allegations and FERC Orders, the FERC initiated investigations of manipulation of the California gas and power markets in 2002. As they related to us, these investigations included economic and physical withholding, so-called "Enron Gaming Practices" and gas index manipulation.

    On February 13, 2002, the FERC issued an Order Directing Staff Investigation commencing a proceeding titled Fact-Finding Investigation of Potential Manipulation of Electric and Natural Gas Prices prior to the California parties (who include the California Attorney General, the Electricity Oversight Board, the Public Utilities Commission and two investor-owned utilities) filing of their report. Through the investigation, the FERC intends to determine whether "any entity, including Enron Corporation (Enron) (through any of its affiliates or subsidiaries), manipulated short-term prices for electric energy or natural gas in the West or otherwise exercised undue influence over wholesale electric prices in the West since January 1, 2000, resulting in potentially unjust and unreasonable rates in long-term power sales contracts subsequently entered into by sellers in the West." On May 8, 2002, we received data requests from the FERC related to a disclosure by Enron of certain trading practices in which it may have been engaged in the California market. On May 21, and May 22, 2002, the FERC supplemented the request inquiring as to "wash" or "round-trip" transactions. We responded on May 22, 2002, May 31, 2002, and June 5, 2002, to the data requests. On June 4, 2002, the FERC issued an order to us to show cause why our market-based rate authority should not be revoked as the FERC found that certain of our responses related to the Enron trading practices constituted a failure to cooperate with the staff's investigation. We subsequently supplemented our responses to address the show cause order. On July 26, 2002, we received a letter from the FERC informing us that it had reviewed all of our supplemental responses and concluded that we responded to the initial May 8, 2002 request.

    As also discussed below in REPORTING OF NATURAL GAS-RELATED INFORMATION TO TRADE PUBLICATIONS, on November 8, 2002, we received a subpoena from a federal grand jury in Northern California seeking documents related to our involvement in California markets. We are in the process of completing our response to the subpoena. This subpoena is a part of the broad United States Department of Justice (DOJ) investigation regarding gas and power trading.

    Pursuant to an order from the Ninth Circuit, the FERC permitted certain California parties to conduct additional discovery into market manipulation by sellers in the California markets. The California parties sought this discovery in order to potentially expand the scope of the refunds. On March 3, 2003, the California parties submitted evidence from this discovery on market manipulation ("March 3rd Report"). We and other sellers submitted comments regarding the additional evidence on March 20, 2003.

    On March 26, 2003, the FERC issued a Staff Report addressing: (1) Enron trading practices, (2) an allegation in a June 2, 2002 New York Times article that we had attempted to corner the gas market, and (3) the allegations of gas price index manipulation which are discussed in more detail below in REPORTING OF NATURAL GAS-RELATED INFORMATION TO TRADE PUBLICATIONS. The Staff Report cleared us on the issue of cornering the market and contemplated or established further proceedings on the other two issues as to us and numerous other market participants. On June 25, 2003, the FERC issued a series of orders in response to the California parties' March 3rd Report and the Staff Report. These orders resulted in further investigations





                                    99.2-55

                          THE WILLIAMS COMPANIES, INC.

regarding potential allegations of physical withholding, economic withholding, and a show cause order alleging that various companies engaged in Enron trading practices. On August 29, 2003, we entered into a settlement with the FERC trial staff of all Enron trading practices for approximately $45,000. The settlement was approved by the FERC on January 22, 2004. The investigations of physical and economic withholding are also continuing. Each of these FERC investigations of alleged market manipulation will be resolved pursuant to the February 25 settlement that is discussed above in Refund proceedings.

Long-term contracts

    In February 2001, during the height of the California Energy Crisis, we entered into a long-term power contract with the State of California to assist in stabilizing its market. This contract was later challenged by the State of California. This challenge resulted in settlement discussions being held between the State and us on the contract issue as well as other state initiated proceedings and allegations on market manipulation. A settlement was reached that resulted in us entering into a settlement agreement with the State of California and other non-Federal parties that includes renegotiated long-term energy contracts. These contracts are made up of block energy sales, dispatchable products and a gas contract. The settlement does not extend to criminal matters or matters of willful fraud, but also resolved civil complaints brought by the California Attorney General against us and the State of California's refund claims that are discussed above. In addition, the settlement resolved ongoing investigations by the States of California, Oregon and Washington. The settlement was reduced to writing and executed on November 11, 2002. The settlement closed on December 31, 2002, after FERC issued an order granting our motion for partial dismissal from the refund proceedings. The dismissal affects our refund obligations to the settling parties, but not to other parties, such as investor-owned utilities. Pursuant to the settlement, the California Public Utilities Commission (CPUC) and California Electricity Oversight Board (CEOB) filed a motion on January 13, 2003 to withdraw their complaints against us regarding the original block energy sales contract. On June 26, 2003, the FERC granted the CPUC and CEOB joint motion to withdraw their respective complaints against us. Certain private class action and other civil plaintiffs who have initiated class action litigation against us and others in California based on allegations against us with respect to the California energy crisis also executed the settlement. Final approval by the court is needed to make the settlement effective as to plaintiffs and to terminate the class actions as to us. On October 24, 2003, the court granted a motion for preliminary approval of the settlement. The final approval hearing is currently scheduled for June 4, 2004. Upon approval, the majority of civil litigation involving Williams and California markets will be resolved. Some litigation by non-California plaintiffs, or relating to reporting of natural gas information to trade publications, as discussed below, will continue. As of December 31, 2003, pursuant to the terms of the settlement, we have transferred ownership of six LM6000 gas powered electric turbines, have made two payments totaling $72 million to the California Attorney General, and have funded a $15 million fee and expense fund associated with civil actions that are subject to the settlement. An additional $75 million remains to be paid to the California Attorney General (or his designee) over the next six years, with the final payment of $15 million due on January 1, 2010.

MARKETING AFFILIATE INVESTIGATION

    By order dated March 17, 2003, the FERC approved a settlement between the FERC staff and us, Transco, and Power which resolved the FERC staff's allegations during a formal, nonpublic investigation that Power personnel had access to Transco data bases and other information, and that Transco had failed to accurately post certain information on its electronic bulletin board. Pursuant to the terms of the settlement agreement, Transco will pay a civil penalty in the amount of $20 million in five equal installments. The first payment was made on May 16, 2003, and the subsequent payments are due on or before the first, second, third and fourth anniversaries of the first payment. Transco recorded a charge to income and established a liability of $17 million in 2002 representing the net present value of the future payments. Transco notified its Firm Sales (FS) customers of its intention to terminate the FS service effective April 1, 2005 under the terms of any applicable contracts and FERC certificates authorizing such services. As part of the settlement, Power has agreed, subject to certain exceptions, that it will not enter into new transportation agreements that would increase the transportation capacity it holds on certain affiliated interstate gas pipelines, including Transco. Finally, Transco and certain affiliates have agreed to the terms of a compliance plan designed to ensure future compliance with the provisions of the settlement agreement and the FERC's rules governing the relationship of Transco and Power.

INVESTIGATION OF "ROUND-TRIP" TRADING AND RESERVES FOR ENERGY TRADING ACTIVITIES

    On May 31, 2002, we received a request from the Enforcement Division of the Securities and Exchange Commission (SEC) to voluntarily produce documents and information regarding "round-trip" trades for gas or power from January 1, 2000, to the present in the United States. On June 24, 2002, the SEC made an additional request for information including a request that we address the amount of our credit, prudency and/or other reserves associated, with our energy trading activities and the methods used to determine


                                    99.2-56

                          THE WILLIAMS COMPANIES, INC.

or calculate these reserves. The June 24, 2002, request also requested our volumes, revenues, and earnings from our energy trading activities in the Western U.S. market. We have responded to the SEC's requests and have received no further related requests from them to date.

REPORTING OF NATURAL GAS-RELATED INFORMATION TO TRADE PUBLICATIONS

    We disclosed on October 25, 2002, that certain of our natural gas traders had reported inaccurate information to a trade publication that published gas price indices. As noted above, on November 8, 2002, we received a subpoena from a federal grand jury in Northern California seeking documents related to our involvement in California markets, including our reporting to trade publications for both gas and power transactions. We are in the process of completing our response to the subpoena. The DOJ's investigation into this matter is continuing. In addition, the Commodity Futures Trading Commission (CFTC) has conducted an investigation of us regarding this issue. On July 29, 2003, we reached a settlement with the CFTC where in exchange for $20 million, the CFTC closed its investigation and we did not admit or deny allegations that we had engaged in false reporting or attempted manipulation. Civil suits based on allegations of manipulating the gas indices have been brought against us and others in federal and state court in California and in Federal court in New York.

MOBILE BAY EXPANSION

    On December 3, 2002, an administrative law judge at the FERC issued an initial decision in Transco's general rate case which, among other things, rejects the recovery of the costs of Transco's Mobile Bay expansion project from its shippers on a "rolled-in" basis and finds that incremental pricing for the Mobile Bay expansion project is just and reasonable. The initial decision does not address the issue of the effective date for the change to incremental pricing, although Transco's rates reflecting recovery of the Mobile Bay expansion project costs on a "rolled-in" basis have been in effect since September 1, 2001. The administrative law judge's initial decision is subject to review by the FERC. Power holds long-term transportation capacity on the Mobile Bay expansion project. If the FERC adopts the decision of the administrative law judge on the pricing of the Mobile Bay expansion project and also requires that the decision be implemented effective September 1, 2001, Power could be subject to surcharges of approximately $41 million, excluding interest, through December 31, 2003, in addition to increased costs going forward.

ENRON BANKRUPTCY

    We have outstanding claims against Enron Corp. and various of its subsidiaries (collectively "Enron") related to Enron's bankruptcy filed in December 2001. In March 2002, we sold $100 million of our claims against Enron to a third party for $24.5 million. On December 23, 2003, Enron filed objections to these claims. Under the sales agreement, the purchaser of the claims may demand repayment of the purchase price, plus interest assessed at 7.5 percent per annum, for that portion of the claims still subject to objections 90 days following the initial objection.

ENVIRONMENTAL MATTERS

Continuing operations

    Since 1989, Transco has had studies under way to test certain of its facilities for the presence of toxic and hazardous substances to determine to what extent, if any, remediation may be necessary. Transco has responded to data requests regarding such potential contamination of certain of its sites. Transco has identified polychlorinated biphenyl (PCB) contamination in compressor systems, soils and related properties at certain compressor station sites. Transco has also been involved in negotiations with the U.S. Environmental Protection Agency (EPA) and state agencies to develop screening, sampling and cleanup programs. In addition, Transco commenced negotiations with certain environmental authorities and other programs concerning investigative and remedial actions relative to potential mercury contamination at certain gas metering sites. The costs of any such remediation will depend upon the scope of the remediation. At December 31, 2003, Transco had accrued liabilities of $28 million related to PCB contamination, potential mercury contamination, and other toxic and hazardous substances.

    We also accrue environmental remediation costs for our natural gas gathering and processing facilities, primarily related to soil and groundwater contamination. At December 31, 2003, we had accrued liabilities totaling approximately $11 million for these costs.

    Actual costs incurred for these matters will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by the EPA and other governmental authorities and other factors.




                                    99.2-57

                          THE WILLIAMS COMPANIES, INC.

Former operations, including operations classified as discontinued

    In connection with the sale of certain assets and businesses, we have retained responsibility, through indemnification of the purchasers, for environmental and other liabilities existing at the time the sale was consummated.

AGRICO

    In connection with the 1987 sale of the assets of Agrico Chemical Company, we agreed to indemnify the purchaser for environmental cleanup costs resulting from certain conditions at specified locations, to the extent such costs exceed a specified amount. At December 31, 2003, we had accrued liabilities of approximately $9 million for such excess costs.

WILLIAMS ENERGY PARTNERS

    As part of our June 17, 2003 sale of Williams Energy Partners (see Note 2), we indemnified the purchaser for:

    (1) environmental cleanup costs resulting from certain conditions, primarily soil and groundwater contamination, at specified locations, to the extent such costs exceed a specified amount and

    (2) currently unidentified environmental contamination relating to operations prior to April 2002 and identified prior to April 2008.

    At December 31, 2003, we had accrued liabilities totaling approximately $9 million for these costs. In addition, we deferred a portion of the gain associated with our indemnifications, including environmental indemnifications, of the purchaser under the sales agreement. At December 31, 2003, we had a remaining deferred gain relating to this sale of approximately $96 million.

    On July 2, 2001, the EPA issued an information request asking for information on oil releases and discharges in any amount from our pipelines, pipeline systems, and pipeline facilities used in the movement of oil or petroleum products, during the period from July 1, 1998 through July 2, 2001. In November 2001, we furnished our response. This matter has not become an enforcement proceeding. On March 11, 2004, the Department of Justice (DOJ) invited the new owner of the pipeline to enter into negotiations regarding alleged violations of the Clean Water Act and to sign a tolling agreement. No penalty has been assessed by the EPA; however, the DOJ stated in its letter that the maximum possible penalties were approximately $22 million for the alleged violations. It is anticipated that by providing additional clarification and through negotiations with the EPA and DOJ, that any proposed penalty will be reduced. We have indemnity obligations to the new owner related to this matter.

OTHER

    At December 31, 2003, we had accrued environmental liabilities totaling approximately $17 million related to our:

        o Alaska refining, retail and pipeline operations and the Canadian straddle plants currently classified as held for sale;

        o potential indemnification obligations to purchasers of our former retail petroleum and refining operations;

        o former propane marketing operations, petroleum products and natural gas pipelines, natural gas liquids fractionation;

        o   a discontinued petroleum refining facility; and

        o   exploration and production and mining operations.










                                    99.2-58

                          THE WILLIAMS COMPANIES, INC.

These costs include (1) certain conditions at specified locations related primarily to soil and groundwater contamination and (2) any penalty assessed on Williams Refining & Marketing, LLC (Williams Refining) associated with noncompliance with EPA's benzene waste "NESHAP" regulations. In 2002, Williams Refining submitted to the EPA a self-disclosure letter indicating noncompliance with those regulations. This unintentional noncompliance had occurred due to a regulatory interpretation that resulted in under-counting the total annual benzene level at Williams Refinery's Memphis refinery. Also in 2002, the EPA conducted an all-media audit of the Memphis refinery. The EPA anticipates releasing a report of its audit findings in 2004. The EPA will likely assess a penalty on Williams Refining due to the benzene waste NESHAP issue, but the amount of any such penalty is not known. In connection with the sale of the Memphis refinery in March 2003, we indemnified the purchaser for any such penalty.

    Certain of our subsidiaries have been identified as potentially responsible parties (PRP) at various Superfund and state waste disposal sites. In addition, these subsidiaries have incurred, or are alleged to have incurred, various other hazardous materials removal or remediation obligations under environmental laws.

Summary of environmental matters

    Actual costs incurred for these matters could be substantially greater than amounts accrued depending on the actual number of contaminated sites identified, the actual amount and extent of contamination discovered, the final cleanup standards mandated by the EPA and other governmental authorities and other factors.

OTHER LEGAL MATTERS

Royalty indemnifications

    In connection with agreements to resolve take-or-pay and other contract claims and to amend gas purchase contracts, Transco entered into certain settlements with producers which may require the indemnification of certain claims for additional royalties which the producers may be required to pay as a result of such settlements. Transco, through its agent, Power, continues to purchase gas under contracts which extend, in some cases, through the life of the associated gas reserves. Certain of these contracts contain royalty indemnification provisions which have no carrying value. Producers have received and may receive other demands, which could result in claims pursuant to royalty indemnification provisions. Indemnification for royalties will depend on, among other things, the specific lease provisions between the producer and the lessor and the terms of the agreement between the producer and Transco. Consequently, the potential maximum future payments under such indemnification provisions cannot be determined.

    As a result of these settlements, Transco has been sued by certain producers seeking indemnification from Transco. Transco is currently a defendant in one lawsuit in which a producer has asserted damages, including interest calculated through December 31, 2003, of approximately $10 million. On July 11, 2003, at the conclusion of the trial, the judge ruled in Transco's favor and subsequently entered a formal judgment. The plaintiff is seeking an appeal. On November 25, 2003, Transco and another producer settled a separate lawsuit in which the producer had asserted damages, including interest, of approximately $8 million.

Western gas resources

    On October 24, 2003, we settled the claims by Western Gas Resources, Inc. and its subsidiary that our merger with Barrett Resources Corporation triggered a preferential right to purchase and a right to operate certain Barrett coal bed methane development properties in the Powder River Basin in Wyoming. As a result, terms in a long-term gathering agreement with Western were amended and a subsidiary of Western received operating rights to approximately one-half of the properties jointly owned with us.

Will Price (formerly Quinque)

    On June 8, 2001, fourteen of our entities were named as defendants in a nationwide class action lawsuit which had been pending against other defendants, generally pipeline and gathering companies, for more than one year. The plaintiffs allege that the defendants, including us, have engaged in mismeasurement techniques that distort the heating content of natural gas, resulting in an alleged underpayment of royalties to the class of producer plaintiffs. After the court denied class action certification and while motions to dismiss for lack of personal jurisdiction were pending, the court granted the plaintiffs' motion to amend their petition on July 29, 2003. The fourth amended petition, which was filed on July 29, 2003, deletes all of our defendants except two Midstream subsidiaries. All defendants intend to continue their opposition to class certification.



                                    99.2-59

                          THE WILLIAMS COMPANIES, INC.

Grynberg

    In 1998, the DOJ informed us that Jack Grynberg, an individual, had filed claims on behalf of himself and the federal government, in the United States District Court for the District of Colorado under the False Claims Act against us and certain of our wholly owned subsidiaries. The claims sought an unspecified amount of royalties allegedly not paid to the federal government, treble damages, a civil penalty, attorneys' fees, and costs. In connection with our sale of Kern River and Texas Gas, we agreed to indemnify the purchasers for any liability relating to this claim, including legal fees. The maximum amount of future payments that we could potentially be required to pay under these indemnifications depends upon the ultimate resolution of the claim and cannot currently be determined. The amounts accrued for these indemnifications are insignificant. Grynberg has also filed claims against approximately 300 other energy companies alleging that the defendants violated the False Claims Act in connection with the measurement, royalty valuation and purchase of hydrocarbons. On April 9, 1999, the DOJ announced that it was declining to intervene in any of the Grynberg qui tam cases, including the action filed in federal court in Colorado against us. On October 21, 1999, the Panel on Multi-District Litigation transferred all of the Grynberg qui tam cases, including those filed against us, to the federal court in Wyoming for pre-trial purposes. Grynberg's measurement claims remain pending against us and the other defendants; the court previously dismissed Grynberg's royalty valuation claims.

    On August 6, 2002, Jack J. Grynberg, and Celeste C. Grynberg, Trustee on Behalf of the Rachel Susan Grynberg Trust, and the Stephen Mark Grynberg Trust, served us and Williams Production RMT Company with a complaint in the state court in Denver, Colorado. The complaint alleges that the defendants have used mismeasurement techniques that distort the BTU heating content of natural gas, resulting in the alleged underpayment of royalties to Grynberg and other independent natural gas producers. The complaint also alleges that defendants inappropriately took deductions from the gross value of their natural gas and made other royalty valuation errors. Theories for relief include breach of contract, breach of implied covenant of good faith and fair dealing, anticipatory repudiation, declaratory relief, equitable accounting, civil theft, deceptive trade practices, negligent misrepresentation, deceit based on fraud, conversion, breach of fiduciary duty, and violations of the state racketeering statute. Plaintiff is seeking actual damages of between $2 million and $20 million based on interest rate variations, and punitive damages in the amount of approximately $1.4 million dollars. Our motion to stay the proceedings in this case based on the pendency of the False Claims Act litigation discussed in the preceding paragraph was granted on January 15, 2003.

Securities class actions

    Numerous shareholder class action suits have been filed against us in the United States District Court for the Northern District of Oklahoma. The majority of the suits allege that we and co-defendants, WilTel and certain corporate officers, have acted jointly and separately to inflate the stock price of both companies. Other suits allege similar causes of action related to a public offering in early January 2002, known as the FELINE PACS offering. These cases were filed against us, certain corporate officers, all members of our Board of Directors and all of the offerings' underwriters. These cases have all been consolidated and an order has been issued requiring separate amended consolidated complaints by our equity holders and WilTel equity holders. The amended complaint of the WilTel securities holders was filed on September 27, 2002, and the amended complaint of our securities holders was filed on October 7, 2002. This amendment added numerous claims related to Power. In addition, four class action complaints have been filed against us, the members of our Board of Directors and members of our Benefits and Investment Committees under the Employee Retirement Income Security Act (ERISA) by participants in our 401(k) plan. A motion to consolidate these suits has been approved. On July 14, 2003, the Court dismissed us and our Board from the ERISA suits, but not the members of the Benefits and Investment Committees to whom we might have an indemnity obligation. The Department of Labor is also independently investigating our employee benefit plans. On December 15, 2003, the court substantially denied the defendants' motion to dismiss in the shareholder suits. Derivative shareholder suits have been filed in state court in Oklahoma, all based on similar allegations. On August 1, 2002, a motion to consolidate and a motion to stay these Oklahoma suits pending action by the federal court in the shareholder suits was approved.

Oklahoma securities investigation

    On April 26, 2002, the Oklahoma Department of Securities issued an order initiating an investigation of us and WilTel regarding issues associated with the spin-off of WilTel and regarding the WilTel bankruptcy. We have no pending inquiries in this investigation, but are committed to cooperate fully in the investigation.






                                    99.2-60

                          THE WILLIAMS COMPANIES, INC.

Shell offshore litigation

    On November 30, 2001, Shell Offshore, Inc. filed a complaint at the FERC against Williams Gas Processing -- Gulf Coast Company, L.P. (WGP), Williams Gulf Coast Gathering Company (WGCGC), Williams Field Services Company (WFS) and Transco, alleging concerted actions by the affiliates frustrating the FERC's regulation of Transco. The alleged actions are related to offers of gathering service by WFS and its subsidiaries on the deregulated North Padre Island offshore gathering system. On September 5, 2002, the FERC issued an order reasserting jurisdiction over that portion of the North Padre Island facilities previously transferred to WFS. The FERC also determined an unbundled gathering rate for service on these facilities which is to be collected by Transco. Transco, WGP, WGCGC and WFS believe their actions were reasonable and lawful and each have filed petitions for review of the FERC's orders with the U.S. Court of Appeals for the District of Columbia.

TAPS Quality Bank

    Williams Alaska Petroleum, Inc. (WAPI) is actively engaged in administrative litigation being conducted jointly by the FERC and the Regulatory Commission of Alaska (RCA) concerning the Trans-Alaska Pipeline System (TAPS) Quality Bank. Primary issues being litigated include the appropriate valuation of the naphtha, heavy distillate, vacuum gas oil and residual product cuts within the TAPS Quality Bank as well as the appropriate retroactive effects of the determinations. WAPI's interest in these proceedings is material as the matter involves claims by crude producers and the State of Alaska for retroactive payments plus interest of up to $180 million. Because of the complexity of the issues involved, however, the outcome cannot be predicted with certainty nor can the likely result be quantified. Certain periodic discussions have been held and continue among some of the litigants. Because of the number of parties involved and the diversity of positions, no comprehensive terms have been identified that could be considered probable to achieve final settlement among all parties. The FERC and RCA presiding administrative law judges are expected to render their joint and/or individual initial decision(s) sometime during the second quarter of 2004.

Other divestiture indemnifications

    Pursuant to various purchase and sale agreements relating to divested businesses and assets, we have indemnified certain purchasers against liabilities that they may incur with respect to the businesses and assets acquired from us. The indemnities provided to the purchasers are customary in sale transactions and are contingent upon the purchasers incurring liabilities that are not otherwise recoverable from third parties. The indemnities generally relate to breach of warranties, tax, historic litigation, personal injury, environmental matters, right of way and other representations that we have provided. At December 31, 2003, we do not expect any of the indemnities provided pursuant to the sales agreements to have a material impact on our future financial position. However, if a claim for indemnity is brought against us in the future, it may have a material adverse effect on results of operations in the period in which the claim is made.

    In addition to the foregoing, various other proceedings are pending against us which are incidental to our operations.

SUMMARY

    Litigation, arbitration, regulatory matters and environmental matters are subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the ruling occurs. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, will not have a materially adverse effect upon our future financial position.

COMMITMENTS

    Power has entered into certain contracts giving it the right to receive fuel conversion services as well as certain other services associated with electric generation facilities that are currently in operation throughout the continental United States. At December 31, 2003, Power's estimated committed payments under these contracts range from approximately $391 million to $422 million annually through 2017 and decline over the remaining five years to $57 million in 2022. Total committed payments under these contracts over the next 19 years are approximately $6.7 billion.







                                    99.2-61

                          THE WILLIAMS COMPANIES, INC.

NOTE 17. RELATED PARTY TRANSACTIONS

LEHMAN BROTHERS HOLDINGS, INC.

    Lehman Brothers Inc. is a related party as a result of a director that serves on our Board of Directors and Lehman Brothers Holdings, Inc.'s Board of Directors. In third-quarter 2002, RMT, a wholly owned subsidiary, entered into a $900 million short-term Credit Agreement dated July 31, 2002, with certain lenders including a subsidiary of Lehman Brothers Inc. This debt obligation was paid in second-quarter 2003 (see Note 11). Included in interest accrued on the Consolidated Statement of Operations for 2003 and 2002, are $199.4 million and $154.1 million, respectively, of interest expense, including amortization of deferred set up fees related to the RMT note. As of December 31, 2003, the amount due to Lehman Brothers, Inc., related primarily to advisory fees was $1.8 million. At December 31, 2002, the amount payable related to the RMT note and related interest was approximately $1 billion. In addition, we paid $37.2 million, $39.6 million and $27 million to Lehman Brothers Inc. in 2003, 2002, and 2001, respectively, primarily for underwriting fees related to debt and equity issuances as well as strategic advisory and restructuring success fees.

AMERICAN ELECTRIC POWER COMPANY, INC.

    American Electric Power Company, Inc. (AEP) is a related party as a result of a director that serves on both our Board of Directors and AEP's Board of Directors. Our Power segment engaged in forward and physical power and gas trading activities with AEP. Net revenues from AEP were $264.6 million in 2002. There were no trading activities with AEP in 2003. Amounts due to AEP were $106.4 million as of December 31, 2002. Amounts receivable from AEP were $215.1 million as of December 31, 2002. During 2002, AEP disputed a settlement amount related to the liquidation of a trading position with Power. Arbitration was initiated and in 2003 AEP paid Power $90 million to resolve the dispute.

EXXONMOBIL CORPORATION

    ExxonMobil Corporation is a related party as a result of a director that serves on both our Board of Directors and ExxonMobil Corporation's Board of Directors. Transactions with ExxonMobil Corporation result primarily from the purchase and sale of crude oil, refined products and natural gas liquids in support of crude oil, refined products and natural gas liquids trading activities and strategies as well as revenues generated from gathering and processing activities. Aggregate revenues from this customer, including those reported on a net basis in 2002 and 2001, were $121.8 million, $217.6 million and $38.9 million in 2003, 2002 and 2001, respectively. Aggregate purchases from this customer were $30.4 million, $15.6 million and $6.4 million in 2003, 2002 and 2001, respectively. Amounts due from ExxonMobil were $40.0 million and $22.1 million as of December 31, 2003 and 2002, respectively. Amounts due to ExxonMobil were $8.7 million and $66.9 million as of December 31, 2003 and 2002, respectively.






                                    99.2-62

                          THE WILLIAMS COMPANIES, INC.

NOTE 18. ACCUMULATED OTHER COMPREHENSIVE INCOME

    The table below presents changes in the components of accumulated other comprehensive income.

                                                                                          INCOME (LOSS)
                                                             --------------------------------------------------------------------
                                                                            UNREALIZED
                                                                           APPRECIATION        FOREIGN       MINIMUM
                                                             CASH FLOW    (DEPRECIATION)      CURRENCY       PENSION
                                                              HEDGES       ON SECURITIES     TRANSLATION    LIABILITY      TOTAL
                                                              ------       -------------     -----------    ---------      -----
                                                                                           (MILLIONS)
     Balance at December 31, 2000.......................     $     --         $  72.7          $ (44.5)     $    --     $    28.2
                                                             --------         -------          -------      -------     ---------
     2001 CHANGE:
     Cumulative effect of change in accounting for
       derivative instruments (net of $58.9 million
       income tax)......................................        (94.5)             --              --            --         (94.5)
     Pre-income tax amount..............................        896.8           (69.7)           (39.9)         (3.6)       783.6
     Income tax benefit (provision).....................       (343.3)           27.5               -            1.4       (314.4)
     Minority interest in other comprehensive loss......           --             5.4              2.8           --           8.2
     Net realized gains in net income (net of $.1 income
       tax and $1.8 minority interest)..................           --             1.5               -            --           1.5
     Net reclassification into earnings of derivative
       instrument-gains (net of a $55.7 million income
       tax).............................................        (88.8)             --               -            --         (88.8)
                                                             --------         -------          -------      --------    ---------
                                                                370.2           (35.3)           (37.1)         (2.2)       295.6
     Adjustment due to spinoff of WilTel................           --           (36.5)            57.8           --          21.3
                                                             --------         -------          -------      --------    ---------
     Balance at December 31, 2001.......................        370.2              .9            (23.8)         (2.2)       345.1
                                                             --------         -------          -------      --------    ---------
     2002 CHANGE:
     Pre-income tax amount..............................       (170.7)            5.3              (.1)        (27.3)      (192.8)
     Income tax benefit (provision).....................         65.0            (1.9)             --           10.4         73.5
     Minority interest in other comprehensive loss......           .4              --              --            --            .4
     Net realized loss in net loss (net of $.7 income
       tax).............................................           --             1.2              --            --           1.2
     Net reclassification into earnings of derivative
       instrument gains (net of a $119.2 million income
       tax).............................................       (193.6)             --              --            --        (193.6)
                                                             --------         -------          ------       -------     ---------
                                                               (298.9)            4.6              (.1)        (16.9)      (311.3)
                                                             --------         -------          -------      --------    ---------
     Balance at December 31, 2002.......................         71.3             5.5            (23.9)        (19.1)        33.8
                                                             --------         -------          -------      --------    ---------
     2003 CHANGE:
     Pre-income tax amount..............................       (408.8)            2.6             77.0          18.2       (311.0)
     Income tax benefit (provision).....................        156.3            (1.0)                          (6.9)       148.4
     Net reclassification into earnings of derivative
       instrument losses (net of a $9.7 million income
       tax benefit).....................................         15.6              --              --            --          15.6
     Realized gains on securities reclassified into
       earnings (net of $5.3 income tax)................           --            (9.0)             --            --          (9.0)
     Reclassification into earnings due to sale of
     Bio-energy facilities..............................           --              --              --            1.2          1.2
                                                             --------         -------          ------       --------    ---------
                                                               (236.9)           (7.4)            77.0          12.5       (154.8)
                                                             --------         -------          -------      --------    ---------
     Balance at December 31, 2003.......................     $ (165.6)        $  (1.9)         $  53.1      $   (6.6)   $  (121.0)
                                                             ========         =======          =======      ========    =========

    The 2001 adjustment due to the spin-off of WilTel includes unrealized appreciation (depreciation) on securities and foreign currency translation balances that relate to WilTel (see Note 2).

AVAILABLE FOR SALE SECURITIES

    At December 31, 2003, we held U.S. Treasury securities with a fair value of $381.3 million. These securities mature within three to six months. Gross unrealized losses of $3 million on these securities are included in Accumulated Other Comprehensive Income at December 31, 2003.

    During 2003 we received proceeds totaling $370.5 million from the sale and maturity of available for sale securities. We realized gross gains and losses of $14.4 million and $0.1 million, respectively, from these transactions.

    At December 31, 2002, we held marketable equity securities for which gross unrealized gains of $8.7 million were included in Accumulated Other Comprehensive Income.







                                    99.2-63

                          THE WILLIAMS COMPANIES, INC.

NOTE 19. SEGMENT DISCLOSURES

SEGMENTS AND RECLASSIFICATION OF OPERATIONS

    Our reportable segments are strategic business units that offer different products and services. The segments are managed separately because each segment requires different technology, marketing strategies and industry knowledge. The segment formerly named Energy Marketing & Trading is now named Power. The Petroleum Services segment is now reported within Other as the result of a significant portion of its assets being reflected as discontinued operations. Segment amounts have been restated to reflect this change. Other primarily consists of corporate operations and certain continuing operations previously reported within the International and Petroleum Services segments.

    Segment amounts for 2002 and 2001 reflect the reclassification of the Petroleum Services segment to Other.

    Since May 1995, an entity within our Midstream segment has operated production area facilities owned by entities within our Gas Pipeline segment. These regulated gas gathering assets have been operated pursuant to the terms of an operating agreement. Effective June 1, 2004, and due in part to FERC Order 2004, the operating agreement was terminated and management and decision-making control transferred to the Gas Pipeline segment. Consequently, the results of operations were similarly reclassified. All prior periods reflect these classifications.

    Effective September 21, 2004, and due in large part to FERC Order 2004, management and decision-making control of our equity method investment in the Aux Sable gas processing plant and related business was transferred from our Midstream segment to our Power segment. Consequently, the results of operations were similarly reclassified. All prior periods reflect these classifications.

SEGMENTS -- PERFORMANCE MEASUREMENT

    We currently evaluate performance based on segment profit (loss) from operations, which includes revenues from external and internal customers, operating costs and expenses, depreciation, depletion and amortization, equity earnings (losses) and income (loss) from investments including gains/losses on impairments related to investments accounted for under the equity method. The accounting policies of the segments are the same as those described in Note 1, Summary of significant accounting policies. Intersegment sales are generally accounted for at current market prices as if the sales were to unaffiliated third parties.

    Power has entered into intercompany interest rate swaps with the corporate parent, the effect of which is included in Power's segment revenues and segment profit (loss) as shown in the reconciliation within the following tables. The results of interest rate swaps with external counterparties are shown as interest rate swap income (loss) in the Consolidated Statement of Operations below operating income.

    The majority of energy commodity hedging by certain of our business units is done through intercompany derivatives with Power which, in turn, enters into offsetting derivative contracts with unrelated third parties. Power bears the counterparty performance risks associated with unrelated third parties.

    The following geographic area data includes revenues from external customers based on product shipment origin and long-lived assets based upon physical location.

                                                                           UNITED STATES    OTHER      TOTAL
                                                                           -------------    -----      -----
                                                                                     (MILLIONS)
               Revenues from external customers:
                 2003................................................       $ 15,749.5    $ 895.2   $ 16,644.7
                 2002................................................          3,167.3      226.6      3,393.9
                 2001................................................          4,738.4      161.1      4,899.5
               Long-lived assets:
                 2003................................................       $ 11,982.0    $ 776.9   $ 12,758.9
                 2002................................................         11,996.7      772.2     12,768.9




                                    99.2-64

                          THE WILLIAMS COMPANIES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


    The increase in revenues in 2003 is due primarily to the adoption of EITF 02-3 in 2003, which requires that revenues and costs of sale from non-derivative contracts and certain physically settled derivative contracts be reported on a gross basis. Prior to the adoption, these revenues were presented net of costs. As permitted by EITF 02-3, prior year amounts have not been restated. Results for 2003 include approximately $117 million of revenue related to the correction of the accounting treatment previously applied to certain third party derivative contracts during 2002 and 2001.

    Long-lived assets are comprised of property, plant and equipment, goodwill and other intangible assets.

                                                                                   MIDSTREAM
                                                       GAS        EXPLORATION &      GAS &
                                         POWER       PIPELINE      PRODUCTION       LIQUIDS     OTHER     ELIMINATIONS     TOTAL
                                      -----------    ---------    -------------    ---------   --------   ------------   ---------
                                                                                 (MILLIONS)
 2003
 Segment revenues:
   External.........................  $  12,570.5    $ 1,344.3      $   (36.3)     $ 2,733.9   $   32.3     $      --   $  16,644.7
   Internal.........................        622.1         24.0          816.0           44.6       39.7      (1,546.4)          --
                                      -----------    ---------      ---------      ---------   --------     ---------   -----------
 Total segment revenues.............     13,192.6      1,368.3          779.7        2,778.5       72.0      (1,546.4)     16,644.7
 Less intercompany interest rate
   swap loss........................         (2.9)         --              --            --          --           2.9           --
                                      -----------    ---------      ---------      ---------   --------     ---------   -----------
 Total revenues.....................  $  13,195.5    $ 1,368.3      $   779.7      $ 2,778.5   $   72.0     $(1,549.3)  $  16,644.7
                                      ===========    =========      =========      =========   ========     =========   ===========
 Segment profit (loss)..............  $     135.1    $   555.5      $   401.4      $   328.7   $  (50.5)    $      --   $   1,370.2
 Less:
   Equity earnings (losses).........         (4.9)        15.8            8.9            (.8)       1.3            --          20.3
   Income (loss) from investments...         (2.4)         0.1             --           20.1      (43.1)           --         (25.3)
   Intercompany interest rate
     swap loss......................         (2.9)         --              --            --          --            --          (2.9)
                                      -----------    ---------      ---------      ---------   --------     ---------   -----------
 Segment operating income (loss)....  $     145.3    $   539.6      $   392.5      $   309.4   $   (8.7)    $      --       1,378.1
                                      ===========    =========      =========      =========   ========     =========
 General corporate expenses.........                                                                                          (87.0)
                                                                                                                        -----------
 Consolidated operating income......                                                                                    $   1,291.1
                                                                                                                        ===========
 Other financial information:
 Additions to long-lived assets.....  $       1.0    $   517.4      $   241.5      $   255.0   $    2.5     $      --   $   1,017.4
 Depreciation, depletion &
   amortization.....................  $      31.5    $   274.6      $   173.9      $   157.7   $   19.7     $      --   $     657.4
 2002
 Segment revenues:
   External.........................  $     909.6    $ 1,244.1      $    62.6      $ 1,110.7   $   66.9     $      --   $   3,393.9
   Internal.........................       (994.8)*       57.1          797.8           32.4       57.2          50.3           --
                                      -----------    ---------      ---------      ---------   --------     ---------   -----------
 Total segment revenues.............        (85.2)     1,301.2          860.4        1,143.1      124.1          50.3       3,393.9
 Less intercompany interest rate
   swap loss........................       (141.4)         --              --            --          --         141.4           --
                                      -----------    ---------      ---------      ---------   --------     ---------   -----------

 Total revenues.....................  $      56.2    $ 1,301.2      $   860.4      $ 1,143.1   $  124.1     $   (91.1)  $   3,393.9
                                      ===========    =========      =========      =========   ========     =========   ===========
 Segment profit (loss)..............  $    (626.2)   $   535.8      $   508.6      $   196.9   $   14.1     $      --   $     629.2
 Less:
   Equity earnings (losses).........        (11.1)        88.4            3.7           19.0      (27.0)           --          73.0
   Income (loss) from investments...         (2.0)       (13.9)            --            --        58.0            --          42.1
   Intercompany interest rate
     swap loss......................       (141.4)         --              --            --          --            --        (141.4)
                                      -----------    ---------      ---------      ---------   --------     ---------   -----------

 Segment operating income (loss)....  $    (471.7)   $   461.3      $   504.9      $   177.9   $  (16.9)    $      --         655.5
                                      ===========    =========      =========      =========   ========     =========
 General corporate expenses.........                                                                                         (142.8)
                                                                                                                        -----------
 Consolidated operating income......                                                                                    $     512.7
                                                                                                                        ===========
 Other financial information:
 Additions to long-lived assets.....  $     135.8    $   705.0      $   382.8      $   616.4   $   51.7     $      --   $   1,891.7
 Depreciation, depletion &            $      33.1    $   253.0      $   184.6      $   149.9   $   28.2     $      --   $     648.8
 amortization.......................
 2001
 Segment revenues:
   External.........................  $   2,249.6    $ 1,204.5      $   121.6      $ 1,075.5   $  248.3     $      --   $   4,899.5
   Internal.........................       (544.0)*       38.6          482.3           79.7       71.0        (127.6)          --
                                      -----------    ---------      ---------      ---------   --------     ---------   -----------
 Total revenues and segment
   revenues.........................  $   1,705.6    $ 1,243.1      $   603.9      $ 1,155.2   $  319.3     $  (127.6)  $   4,899.5
                                      ===========    =========      =========      =========   ========     =========   ===========
 Segment profit.....................  $   1,265.1    $   463.8      $   231.8      $   173.9   $   37.5     $      --   $   2,172.1
 Less:
   Equity earnings (losses).........         (6.2)        46.3           14.6           (9.1)     (22.9)           --          22.7
   Income (loss) from investments...        (23.3)        27.5             --            --          --            --           4.2
                                      -----------    ---------      ---------      ---------   --------     ---------   -----------
 Segment operating income...........  $   1,294.6    $   390.0      $   217.2      $   183.0   $   60.4     $      --       2,145.2
                                      ===========    =========      =========      =========   ========     =========
 General corporate expenses.........                                                                                         (124.3)
                                                                                                                        -----------
 Consolidated operating income......                                                                                    $   2,020.9
                                                                                                                        ===========
 Other financial information:
 Additions to long-lived assets.....  $     209.2    $   559.2      $ 3,561.1      $   560.7   $   53.5     $      --   $   4,943.7
 Depreciation, depletion &
   amortization.....................  $      20.0    $   247.8      $    97.1      $   123.9   $   26.6     $      --   $     515.4

----------

    * Prior to January 1, 2003, Power intercompany cost of sales, which are netted in revenues consistent with fair-value accounting, exceed intercompany revenues. Beginning January 1, 2003, Power intercompany cost of sales are no longer netted in revenues due to the adoption of EITF Issue No. 02-3 (see Note 1). Segment revenues and profit for Power include net realized and unrealized mark-to market gains of $401 million from derivative contracts accounted for on a fair value basis for the year ended December 31, 2003.




                                    99.2-65

                          THE WILLIAMS COMPANIES, INC.



                                                                                                 EQUITY METHOD
                                                                TOTAL ASSETS                      INVESTMENTS
                                                        -------------------------------   ----------------------------
                                                        DECEMBER 31,      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                            2003             2002            2003            2002
                                                        ------------     --------------   ------------    ------------
                                                                                  (MILLIONS)
             Power(1)...............................    $    8,732.9     $   12,587.7     $     42.8      $     54.8
             Gas Pipeline...........................         7,314.3          7,290.2          774.4           778.4
             Exploration & Production...............         5,347.4          5,595.1           41.5            35.8
             Midstream Gas & Liquids................         3,990.3          3,922.0          289.9           227.2
             Other..................................         6,928.7          7,664.3           85.1            93.9
             Eliminations...........................        (6,078.2)        (6,636.9)            --              --
                                                        ------------     ------------     ----------      ----------
                                                            26,235.4         30,422.4        1,233.7         1,190.1
                                                        ------------     ------------     ----------      ----------
             Net assets of discontinued operations..           786.4          4,566.1             --              --
                                                        ------------     ------------     ----------      ----------
             Total assets...........................    $   27,021.8     $   34,988.5     $  1,233.7      $  1,190.1
                                                        ============     ============     ==========      ==========

---------

     (1) The decrease in Power's total assets is largely due to the decrease in energy risk management and trading assets as a result of the adoption of EITF 02-3 (see Note 1).

20. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S REPORT

NOTES PAYABLE AND LONG-TERM DEBT

    In May 2004, we made cash tender offers for approximately $1.34 billion aggregate principal amount of a specified series of our outstanding notes and debentures. As of the June 8, 2004, tender offer expiration date, we had accepted for purchase tenders of notes and debentures with an aggregate principal amount of approximately $1.17 billion. In May 2004, we also repurchased approximately $255 million of various notes with maturity dates ranging from 2006 to 2011. In conjunction with these tendered notes and debentures and related consents, and early retirements, we paid premiums of approximately $79 million.

Revolving credit and letter of credit facilities

    In April 2004, we entered into two unsecured bank revolving credit facilities totaling $500 million. These facilities provide for both borrowings and issuing letters of credit, but are used primarily for issuing letters of credit. We are required to pay to the bank fixed fees at a weighted-average rate of 3.64 percent on the total committed amount of the facilities. In addition, we pay interest on any borrowings at a fluctuating rate comprised of either a base rate or LIBOR. We were able to obtain the unsecured credit facilities because the funding bank syndicated its associated credit risk into the institutional investor market via a 144A offering, which allows for the resale of certain restricted securities to qualified institutional buyers. Upon the occurrence of certain credit events, letters of credit outstanding under the agreement become cash collateralized creating a borrowing under the facilities. Concurrently the bank can deliver the facilities to the institutional investors, whereby the investors replace the bank as lender under the facilities. Upon such occurrence, we will pay:

        o a fixed facility fee at a weighted average rate of 3.19 percent to the investors,

        o interest on borrowings under the $400 million facility equal to a fixed rate of 3.57 percent, and

        o interest on borrowings under the $100 million facility at a fluctuating LIBOR interest rate.




                                    99.2-66

                          THE WILLIAMS COMPANIES, INC.

    To facilitate the syndication of these facilities, the bank established trusts funded by the institutional investors. The assets of the trusts serve as collateral to reimburse the bank for our borrowings in the event the facilities are delivered to the investors. Thus, we have no asset securitization or collateral requirements under the new facilities. During second-quarter 2004, use of these new facilities replaced existing facilities and released approximately $500 million of restricted cash, restricted investments and margin deposits which secured our previous $800 million revolving and letter of credit facility. Significant covenants under these new facilities include the following:

        o limitations on certain payments, including a limitation on the payment of quarterly dividends to no greater than $.05 per common share;

        o  limitations on asset sales;

        o  limitations on the use of proceeds from permitted asset sales;

        o  limitations on transactions with affiliates; and

        o limitations on the incurrence of additional indebtedness and issuance of disqualified stock, unless the fixed charge coverage ratio for our most recently ended four full fiscal quarters is at least 2 to 1, determined on a proforma basis.

    On May 3, 2004, we entered into a new three-year, $1 billion secured revolving credit facility which is available for borrowings and letters of credit. In August, 2004, we expanded the credit facility by an additional $275 million. Northwest Pipeline Corporation (Northwest) and Transcontinental Gas Pipeline Corporation (Transco) have access to $400 million each under the facility. The new facility is secured by certain Midstream assets, including substantially all of our southwest Wyoming, Wamsutter, San Juan Conventional, Manzanares and Torre Alta systems. Additionally, the facility is guaranteed by WGP. Interest is calculated based on a choice of two methods: a fluctuating rate equal to the facilitating bank's base rate plus an applicable margin or a periodic fixed rate equal to LIBOR plus an applicable margin. We are also required to pay a commitment fee based on the unused portion of the facility, currently .375 percent. The applicable margins and commitment fee are based on the relevant borrower's senior unsecured long-term debt ratings. Significant financial covenants under the credit agreement include:

        o ratio of debt to capitalization no greater than (i) 75 percent for the period June 30, 2004 through December 31, 2004, (ii) 70 percent for the period after December 31, 2004 through December 31, 2005, and
           (iii) 65 percent for the remaining term of the agreement;

        o ratio of debt to capitalization no greater than 55 percent for Northwest and Transco; and

        o ratio of EBITDA to Interest, on a rolling four quarter basis (or, in the first year, building up to a rolling four quarter basis), no less than (i) 1.5 for the periods ending September 30, 2004 through March 31, 2005, (ii) 2.0 for any period after March 31, 2005 through December 31, 2005, and (iii) 2.5 for the remaining term of the agreement.



    Upon entering into the new $1 billion secured revolving credit facility on May 3, 2004, we terminated the $800 million revolving and letter of credit facility which we entered into in June 2003.

    In August 2004, we made cash tender offers and consent solicitations for all of our 8.625 percent senior notes due 2010. Approximately $792.8 million, or approximately 99 percent, aggregate principal amount of notes were accepted for purchase. In conjunction with this purchase, we paid premiums of approximately $135 million.

    On September 17, 2004, we initiated an offer to exchange up to 43.9 million FELINE PACS units for one share of our common stock plus $1.47 in cash for each unit. The offer expired October 18, 2004 and resulted in approximately 33.1 million of the 44 million issued and outstanding units being tendered and accepted for exchange. The exchange offer reduced our overall debt by approximately $827 million and increased our common stock outstanding by 33.1 million shares. The effect of the exchange, including a pre-tax charge for related expenses of approximately $25 million, will be reflected in the fourth quarter.



                                    99.2-67

                          THE WILLIAMS COMPANIES, INC.

ENVIRONMENTAL MATTERS

    As part of our June 17, 2003 sale of Williams Energy Partners (see Note 2), we indemnified the purchaser for:

    (1) environmental cleanup costs resulting from certain conditions, primarily soil and groundwater contamination, at specified locations, to the extent such costs exceed a specified amount and

    (2) currently unidentified environmental contamination relating to operations prior to April 2002 and identified prior to April 2008.

    On May 26, 2004, the parties reached an agreement for buyout of certain indemnities in the form of a structured cash settlement totaling $117.5 million. Yearly payments will be made through 2007. The agreement releases Williams from all environmental indemnity obligations under the June 2003 Sale of Williams Energy Partners and two related agreements. Williams is now indemnified by the purchaser for third party environmental claims made against Williams for claims covered under the June 2003 purchase and sale agreement (PSA) and related agreements as well as all environmental occurrences before the closing date of the PSA. The agreement also transferred most third party litigation matters related to Williams Energy Partners' assets to the purchaser.

ASSET SALES

    On July 28, 2004, we closed the sale of the Canadian straddle plants for approximately $544 million in U.S. funds, including amounts paid to our subsidiaries for amounts previously due from the straddle plants. We expect to recognize a pre-tax gain of approximately $190 million on the sale in third-quarter 2004.

OTHER LEGAL MATTERS

    As discussed in Note 16, Williams Alaska Petroleum, Inc. (WAPI) is actively engaged in administrative litigation being conducted jointly by the FERC and the Regulatory Commission of Alaska (RCA) concerning the Trans-Alaska Pipeline System (TAPS) Quality Bank. Primary issues being litigated include the appropriate valuation of the naptha, heavy distillate, vacuum gas oil and residual product cuts within the TAPS Quality Bank as well as the appropriate retroactive effects of the determinations.

     The FERC and RCA presiding administrative law judges rendered their joint and individual initial decisions during the third quarter of 2004. The initial decisions set forth methodologies for determining the valuations of the product cuts under review and also approved the retroactive application of the approved methodologies for the heavy distillate and residual product cuts. Based on our computation and assessment of ultimate ruling terms that would be considered probable, we recorded an accrual of approximately $134 million in the third quarter of 2004. Because the application of certain aspects of the initial decisions are subject to interpretation, we have calculated the reasonably possible impact of the decisions, if fully adopted by the FERC and RCA, to result in additional exposure to us of approximately $32 million more than we have accrued at September 30, 2004. We will be filing a brief on exceptions to the initial decisions to both the FERC and RCA on November 16, 2004, and reply briefs are due on February 1, 2005. Decisions from the Commissions will then be issued likely before the end of 2005. It is unlikely that we will be required to make any payments with respect to this matter until sometime after the Commission decisions.

     Winterthur International Insurance Company (Winterthur) issued policies to Gulf Liquids providing financial assurance related to construction contracts among Gulf Liquids, Gulsby Engineering, Inc. and Gulsby-Bay. After disputes arose regarding obligations under the construction contracts, Winterthur disputed coverage resulting in arbitration between Winterthur and Gulf Liquids. In July 2004, the arbitration panel awarded Gulf Liquids $93.6 million, offset by $18 million previously paid to Gulf Liquids, plus interest of $7.7 million, for a total award to Gulf Liquids of approximately $83.3 million. Winterthur has filed a Petition to Vacate the Arbitration Award in the New York State court. On November 1, 2004, Winterthur remitted approximately $85 million to us in the settlement of certain disputes regarding obligations under construction contracts. As a result of the payment, we will recognize pre-tax income of approximately $95 to $100 million within Income from discontinued operations in the fourth quarter.




                                    99.2-68

                          THE WILLIAMS COMPANIES, INC.

                            QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)

    Summarized quarterly financial data are as follows (millions, except per-share amounts). Certain amounts have been restated or reclassified as described in Note 1 of Notes to Consolidated Financial Statements.


                                                                           FIRST      SECOND       THIRD      FOURTH
                                                                          QUARTER     QUARTER     QUARTER     QUARTER
                                                                       -----------  ----------  ----------  ----------
             2003
             Revenues................................................  $   4,776.1  $  3,612.3  $  4,743.4  $  3,512.9
             Costs and operating expenses............................      4,423.6     3,024.8     4,387.6     3,153.7
             Income (loss) from continuing operations................        (43.1)      113.7        20.0       (62.4)
             Net income (loss).......................................       (814.5)      269.7       106.3       (53.7)
             Basic earnings (loss) per common share:
               Income (loss) from continuing operations..............         (.10)        .18         .04        (.12)
               Net income (loss).....................................        (1.59)        .48         .21        (.10)
             Diluted earnings (loss) per common share:
               Income (loss) from continuing operations..............         (.10)        .17         .04        (.12)
               Net income (loss).....................................        (1.59)        .46         .20        (.10)
             2002
             Revenues................................................  $   1,140.1  $    596.1  $    643.8  $  1,013.9
             Costs and operating expenses............................        468.5       473.5       466.3       526.0
             Income (loss) from continuing operations................         42.4      (338.9)     (179.6)     (121.0)
             Net income (loss).......................................        107.7      (349.1)     (294.1)     (219.2)
             Basic and diluted earnings (loss) per common share:
               Loss from continuing operations.......................         (.06)       (.66)       (.36)       (.25)
               Net income (loss).....................................          .07        (.68)       (.58)       (.44)


    The sum of earnings per share for the four quarters may not equal the total earnings per share for the year due to changes in the average number of common shares outstanding and rounding.

    Net loss for fourth-quarter 2003 includes the following items which are pre-tax:

        o  $45.0 million impairment of goodwill at Power (see Note 4),

        o $44.1 million impairment of the Hazelton generation facility at Power (see Note 4),

        o $33.3 million California rate refund and other accrual adjustments at Power (see Note 4),

        o $19.9 million in unrealized gains on certain derivative contracts that had previously not been recognized in 2003, including approximately $10 million of revenue related to the accounting treatment applied to certain derivative contracts terminated in prior periods at Power (see Note 1),

        o $16.2 million gain on sale of the wholesale propane business at Midstream (see Note 4),

        o  $66.8 million of costs for the early retirement of debt (see
           Note 10),

        o  $31.5 million income from discontinued operations (see Note 2), and

        o $18.9 million loss from discontinued operations for impairments and net gains on sales (see Note 2).




                                    99.2-69

                          THE WILLIAMS COMPANIES, INC.

                                  (UNAUDITED)




    Net income for third-quarter 2003 includes the following items which are pre-tax:

        o $13.0 million gain on sale of a full requirements contract at Power (see Note 4),

        o $126.8 million positive valuation adjustment on a terminated derivative contract at Power,

        o $13.5 million gain on sale of marketable equity securities at Power (see Note 3),

        o $11.0 million gain on sale of equity interest in West Texas LPG Pipeline, L.P. investment at Midstream (see Note 3),

        o  $16.7 million income from discontinued operations (see Note 2), and

        o $72.3 million gain from discontinued operations for impairments and net gains on sales (see Note 2).

    Net income for second-quarter 2003 includes the following items which are pre-tax:

        o $20 million Commodity Futures Trading Commission settlement at Power (see Note 4),

        o $175 million gain on sale of a full requirements contract at Power (see Note 4),

        o $25.5 million write-off of software development costs at Gas Pipelines (see Note 4),

        o $80.7 million correction, attributable to prior periods relating to the accounting treatment previously applied to certain third party derivative contracts during 2002 and 2001 at Power (see Note 1),

        o $12.4 million of revenue attributable to prior periods relating to the accounting treatment previously applied to certain third party derivative contracts during 2002 and 2001 and recorded prior to the $80.7 million correction in second-quarter at Power (see Note 1),

        o $94.1 million gain on the sale of certain natural gas properties at Exploration & Production (see Note 4),

        o $42.4 million impairment of an investment in equity and debt securities of Longhorn Partners Pipeline L.P. at Other (see Note 4),

        o $14.5 million in accelerated amortization of costs related to the termination of the revolving credit agreement,

        o $13.5 million impairment of cost based investment in ReserveCo, a company holding phosphate reserves (see Note 3),

        o  $22.6 million income from discontinued operations (see Note 2), and

        o $232.9 million gain from discontinued operations for impairments and net gains on sales (see Note 2).




                                    99.2-70

                          THE WILLIAMS COMPANIES, INC.

                                  (UNAUDITED)



    Net loss for first-quarter 2003 includes the following items which are pre-tax:

        o $13.7 million of revenue attributable to prior periods relating to the accounting treatment previously applied to certain third party derivative contracts during 2002 and 2001 and recorded prior to the $80.7 million correction in second-quarter at Power (see Note 1),

        o $12.0 million impairment of a cost based investment in Algar Telecom S.A. at Other (see Note 3),

        o $761.3 million cumulative effect of change in accounting principles related to the adoption of EITF Issue No. 02-3 and SFAS No. 143 (see Note 1),

        o  $96.8 million income from discontinued operations (see Note 2), and

        o $117.3 million loss from discontinued operations for impairments and net losses on sales (see Note 2).

    Net loss for fourth-quarter 2002 includes the following items which are pre-tax:

        o $85.0 million net revenue impact related to the settlement and valuation of Power contracts with the State of California,

        o $44.7 million impairment of the Worthington generation facility at Power (see Note 4),

        o $50.8 million loss accruals and impairments of other power related assets at Power (see Note 4),

        o $17.0 million charge associated with a FERC settlement at Gas Pipeline (see Note 16),

        o  $78.2 million impairment of Canadian assets at Midstream
           (see Note 4),

        o  $89.4 million income from discontinued operations (see Note 2), and

        o $227.2 million loss from discontinued operations for impairments and net losses on sales (see Note 2).

    Net loss for third-quarter 2002 includes the following items which are pre-tax:

        o $10.5 million loss accruals related to commitments for certain assets previously planned to be used in power projects at Power (see Note
           4),

        o $11.6 million net write-down pursuant to the sale of our equity interest in a Canadian and U.S. gas pipeline, at Gas Pipeline (see
           Note 3),

        o $143.9 million gain related to the sale of certain natural gas production properties at Exploration & Production (see Note 4),

        o $58.5 million gain on sale of our investment in a Lithuanian oil refinery, pipeline and terminal complex, included at Other (see Note
           3),

        o $22.9 million charge, included in continuing operations, related to estimated losses from an assessment of the recoverability of WilTel related receivables (see Note 2),

        o  $57.2 million income from discontinued operations (see Note 2), and

        o $231.4 million loss from discontinued operations for impairments and net losses on sales (see Note 2).



                                    99.2-71

                          THE WILLIAMS COMPANIES, INC.

                                  (UNAUDITED)



    Net loss for second-quarter 2002 includes the following items which are pre-tax:

        o $57.5 million impairment of goodwill at Power due to deteriorating market conditions in the merchant energy sector (see Note 4),

        o $58.9 million of loss accruals related to commitments for certain assets previously planned to be used in power projects and write-offs associated with a terminated power plant project at Power (see Note
           4),

        o $31.8 million impairment of other power related assets at Power (see Note 4),

        o $12.3 million write-down of Gas Pipeline's investment in a pipeline project which was cancelled in 2002 (see Note 3),

        o $27.4 million benefit which reflects a contractual construction completion fee received by one of our equity affiliates at Gas Pipeline whose operations are accounted for under the equity method of accounting (see Note 3),

        o $15.0 million charge, included in continuing operations, related to estimated losses from an assessment of the recoverability of WilTel related receivables (see Note 2),

        o $28.8 million of expense was recorded for our early retirement option,

        o  $56.9 million income from discontinued operations (see Note 2), and

        o $71.1 million loss from discontinued operations for impairments and net losses on sales (see Note 2).

    Net income for first-quarter 2002 includes the following items which are pre-tax:

        o $232.0 million charge, included in continuing operations, related to estimated losses from an assessment of the recoverability of WilTel related receivables (see Note 2),

        o  $144.5 million income from discontinued operations (see Note 2), and

        o $38.1 million loss from discontinued operations for impairments and net losses on sales (see Note 2).







                                    99.2-72

                          THE WILLIAMS COMPANIES, INC.

                      SUPPLEMENTAL OIL AND GAS DISCLOSURES
                                   (UNAUDITED)



    The following information pertains to our oil and gas producing activities and is presented in accordance with SFAS No. 69, "Disclosures About Oil and Gas Producing Activities." The information is required to be disclosed by geographic region. We have significant oil and gas producing activities primarily in the Rocky Mountain and Mid-continent areas of the United States. Additionally, we have oil and gas producing activities in Argentina and Venezuela. However, proved reserves and revenues related to these activities are approximately 7.3 percent and 4.2 percent, respectively, of our total international and domestic oil and gas producing activities. The following information relates only to the oil and gas activities in the United States and includes the activities of those properties that qualified for reporting as discontinued operations in the Consolidated Statement of Operations.

CAPITALIZED COSTS

                                                                                     AS OF DECEMBER 31,
                                                                                  ------------------------
                                                                                     2003         2002
                                                                                  ----------- ------------
                                                                                        (MILLIONS)

              Proved properties................................................   $   2,464.4  $   2,544.8
              Unproved properties..............................................         682.5        784.5
                                                                                  -----------  -----------
                                                                                      3,146.9      3,329.3
              Accumulated depreciation, depletion, and amortization,
              and valuation provisions.........................................        (511.1)      (417.7)
                                                                                  -----------  -----------
              Net capitalized costs............................................   $   2,635.8  $   2,911.6
                                                                                  ===========  ===========



        o Capitalized costs include the cost of equipment and facilities for oil and gas producing activities. These amounts for 2003 and 2002 do not include approximately $1 billion of goodwill related to the purchase of Barrett Resources Corp. (Barrett) in 2001.

        o Proved properties include capitalized costs for oil and gas leaseholds holding proved reserves; development wells and related equipment and facilities (including uncompleted development well costs); successful exploratory wells and related equipment and facilities (and uncompleted exploratory well costs) and support equipment.

        o Unproved properties consist primarily of acreage related to probable reserves acquired through the Barrett acquisition in addition to a small portion of unproved exploratory acreage.

COSTS INCURRED


                                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                                              --------------------------------------
                                                                                2003          2002           2001
                                                                              --------      --------      ----------
                                                                                           (MILLIONS)
              Acquisition.................................................    $   11.3      $     --      $  2,557.0
              Exploration.................................................         7.1          15.5            35.6
              Development.................................................       186.8         374.3           198.9
                                                                              --------      --------      ----------
                                                                              $  205.2      $  389.8      $  2,791.5
                                                                              ========      ========      ==========



        o  Costs incurred include capitalized and expensed items.

        o Acquisition costs include costs incurred to purchase, lease, or otherwise acquire a property, the majority of the 2001 costs relates to the Barrett acquisition during 2001.

        o Exploration costs include the costs of geological and geophysical activity, dry holes, drilling and equipping exploratory wells, and the cost of retaining undeveloped leaseholds.

        o Development costs include costs incurred to gain access to and prepare development well locations for drilling and to drill and equip development wells.




                                    99.2-73

                          THE WILLIAMS COMPANIES, INC.

RESULTS OF OPERATIONS



                                                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                                              2003              2002*               2001*
                                                                            ---------        ----------           --------
                                                                                             (MILLIONS)
           Revenues:
             Oil and gas revenues......................................     $   611.9         $   683.0           $  408.4
             Other revenues............................................         168.8             189.0              171.2
                                                                            ---------         ---------           --------
             Total revenues............................................         780.7             872.0              579.6
                                                                            ---------         ---------           --------
           Costs:
             Production costs..........................................         138.3             119.5               79.3
             General & administrative..................................          54.4              62.9               40.1
             Exploration expenses......................................           7.1              13.9               10.1
             Depreciation, depletion & amortization....................         170.2             191.0               94.0
             Property impairments......................................            --               8.4                7.2
             Gains on sales of interests in oil and gas properties.....        (134.8)           (141.7)                --
             Other expenses............................................         102.1             109.2              138.7
                                                                            ---------         ---------           --------
               Total costs.............................................         337.3             363.2              369.4
                                                                            ---------         ---------           --------
             Results of operations.....................................         443.4             508.8              210.2
             Equity earnings...........................................            --                --                8.5
             Provision for income taxes................................        (169.6)           (186.9)             (80.4)
                                                                            ---------         ---------           --------
             Exploration and production net income.....................     $   273.8         $   321.9           $  138.3
                                                                            =========         =========           ========


----------

* Certain amounts have been reclassified to conform to current presentation.

        o Results of operations for producing activities consist of all related domestic activities within the Exploration & Production reporting unit, including those operations that qualified for presentation as discontinued operations within our Consolidated Statement of Operations. Included above are the pretax results of operations and gains on sales of assets, reported as discontinued operations, of $60.2 million in 2003, $11.9 million in 2002 and $2.3 million in 2001.

        o Oil and gas revenues consist primarily of natural gas production sold to the Power subsidiary and includes the impact of intercompany hedges.

        o Other revenues and other expenses consist of activities within the Exploration & Production segment that are not a direct part of the producing activities. These non-producing activities include acquisition and disposition of other working interest and royalty interest gas and the movement of gas from the wellhead to the tailgate of the respective plants for sale to the Power subsidiary or third party purchasers. In addition, other revenues include recognition of income from transactions which transferred certain non-operating benefits to a third party.

        o Production costs consist of costs incurred to operate and maintain wells and related equipment and facilities used in the production of petroleum liquids and natural gas. These costs also include production related taxes other than income taxes, and administrative expenses related to the production activity. Excluded are depreciation, depletion and amortization of capitalized acquisition, exploration and development costs.

        o Exploration expenses include unsuccessful exploratory dry hole costs, leasehold impairment, geological and geophysical expenses and the cost of retaining undeveloped leaseholds.

        o Depreciation, depletion and amortization includes depreciation of support equipment.



                                    99.2-74

                          THE WILLIAMS COMPANIES, INC.

PROVED RESERVES


                                                                                   2003   2002    2001
                                                                                   -----  -----   -----
                                                                                          (BCFE)
                    Proved reserves at beginning of period......................   2,834  3,178   1,202
                    Revisions...................................................      (5)   (87)    (69)
                    Purchases...................................................      38     --   1,949
                    Extensions and discoveries..................................     412    385     239
                    Production..................................................    (186)  (211)   (131)
                    Sale of minerals in place...................................    (390)  (431)    (12)
                                                                                  ------  -----  ------
                    Proved reserves at end of period............................   2,703  2,834   3,178
                                                                                  ======  =====  ======
                    Proved developed reserves at end of period..................   1,165  1,368   1,599
                                                                                  ======  =====  ======


        o The SEC defines proved oil and gas reserves (Rule 4-10(a) of Regulation S-X) as the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions. Our proved reserves consist of two categories, proved developed reserves and proved undeveloped reserves. Proved developed reserves are currently producing wells and wells awaiting minor sales connection expenditure, recompletion, additional perforations or borehole stimulation treatments. Proved undeveloped reserves are those reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Proved reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled or where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

        o Natural gas reserves are computed at 14.73 pounds per square inch absolute and 60 degrees Fahrenheit. Crude oil reserves are insignificant and have been included in the proved reserves on a basis of billion cubic feet equivalents (Bcfe).

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

    The following is based on the estimated quantities of proved reserves and the year-end prices and costs. The average year end natural gas prices used in the following estimates were $5.28, $3.85, and $2.31 per mmcfe at December 31, 2003, 2002 and 2001, respectively. Future income tax expenses have been computed considering available carryforwards and credits and the appropriate statutory tax rates. The discount rate of 10 percent is as prescribed by SFAS No. 69. Continuation of year-end economic conditions also is assumed. The calculation is based on estimates of proved reserves, which are revised over time as new data becomes available. Probable or possible reserves, which may become proved in the future, are not considered. The calculation also requires assumptions as to the timing of future production of proved reserves, and the timing and amount of future development and production costs. Of the $1,303 million of future development costs, $192 million, $277 million and $186 million are estimated to be spent in 2004, 2005 and 2006, respectively.

    Numerous uncertainties are inherent in estimating volumes and the value of proved reserves and in projecting future production rates and timing of development expenditures. Such reserve estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production may be substantially different from the reserve estimates.




                                    99.2-75

                          THE WILLIAMS COMPANIES, INC.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                                                                                    AT DECEMBER 31,
                                                                                                 --------------------
                                                                                                   2003       2002
                                                                                                 ---------  ---------
                                                                                                      (MILLIONS)
          Future cash inflows................................................................    $  14,268  $  10,904
          Less:
           Future production costs...........................................................        2,434      2,828
           Future development costs..........................................................        1,303      1,215
           Future income tax provisions......................................................        3,858      2,346
                                                                                                 ---------  ---------
          Future net cash flows..............................................................        6,673      4,515
          Less 10 percent annual discount for estimated timing of cash flows.................        3,324      2,243
                                                                                                 ---------  ---------
           Standardized measure of discounted future net cash flows..........................    $   3,349  $   2,272
                                                                                                 =========  =========



SOURCES OF CHANGE IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS


                                                                                                  2003       2002       2001
                                                                                                ---------  --------   --------
                                                                                                          (MILLIONS)
             Standardized measure of discounted future net cash flows beginning of period.....  $   2,272  $  1,432   $  2,720
             Changes during the year:
               Sales of oil and gas produced, net of operating costs..........................       (567)     (322)      (270)
               Net change in prices and production costs......................................      2,001     1,602     (3,945)
               Extensions, discoveries and improved recovery, less estimated future costs.....        901       546        153
               Development costs incurred during year.........................................        187       374        199
               Changes in estimated future development costs..................................       (159)     (326)       (41)
               Purchase of reserves in place, less estimated future costs.....................         78        --      1,069
               Sales of reserves in place, less estimated future costs........................       (855)     (611)        (8)
               Revisions of previous quantity estimates.......................................        (11)     (123)       (43)
               Accretion of discount..........................................................        341       203        426
               Net change in income taxes.....................................................       (773)     (537)     1,077
               Other..........................................................................        (66)       34         95
                                                                                                ---------  --------   --------
               Net changes....................................................................      1,077       840     (1,288)
                                                                                                ---------  --------   --------
             Standardized measure of discounted future net cash flows end of period...........  $   3,349  $  2,272   $  1,432
                                                                                                =========  ========   ========







                                    99.2-76

                          THE WILLIAMS COMPANIES, INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS







                                                                                           ADDITIONS
                                                                                           ----------
                                                                              CHARGED TO
                                                                  BEGINNING    COSTS AND                                ENDING
                                                                   BALANCE     EXPENSES      OTHER        DEDUCTIONS    BALANCE
                                                                   --------   ----------   ----------     ----------   ---------
            Year ended December 31, 2003:
              Allowance for doubtful accounts -- Accounts and
               notes receivables(a).............................   $  111.8   $   7.3      $    7.9(j)    $   14.8(c)  $   112.2
              Price-risk management credit reserves(a)..........      250.4       2.6(f)         --          213.2(i)       39.8
              Refining and processing plant major maintenance
               accrual(b).......................................        2.7       1.4            --             --           4.1
            Year ended December 31, 2002:
              Allowance for doubtful accounts -- Accounts and
               notes receivables(a).............................      251.8      22.4            --          162.4(c)      111.8
              Other noncurrent assets(a)........................      103.2     256.0       1,720.0(e)     2,079.2(c)         --
              Price-risk management credit reserves(a)..........      648.2    (397.8)(f)        --             --         250.4
              Refining and processing plant major maintenance
               accrual(b).......................................        1.2       1.5            --             --           2.7
            Year ended December 31, 2001:
              Allowance for doubtful accounts --  Accounts and
               notes receivables(a).............................        6.9      98.4         145.6(g)        (.9)(c)      251.8
              Other noncurrent assets(a)........................         --     103.2            --             --         103.2
              Price-risk management credit reserves(a)..........       60.9     728.5(f)     (141.2)(h)         --         648.2
              Refining and processing plant major maintenance
               accrual(b).......................................        6.0       1.2            --            6.0(d)        1.2


----------

(a) Deducted from related assets.

(b) Included in liabilities.

(c) Represents balances written off, net of recoveries and reclassifications.

(d) Represents payments made.

(e) Reflects a reclassification of amounts included in the liability for Guarantees and payment obligations related to WilTel at December 31, 2002 (see Note 2 of Notes to Consolidated Financial Statements).

(f) Included in revenue.

(g) Reflects a reclassification of the reserve related to Enron from Price-risk management credit reserves to Allowance for doubtful accounts -- Accounts and notes receivable and amounts related to acquisitions of businesses.

(h) Reflects a reclassification of the reserve related to Enron from Price-risk management credit reserves to Allowance for doubtful accounts -- Accounts and notes receivable.

(i) Reflects cumulative effect of change in accounting principle related to EITF 02-3 (see Note 1 of Notes to Consolidated Financial Statements).

(j) Reflects allowances for accounts receivable charged to costs and expenses for a discontinued operation whose receivables were not held for sale.


                                     99.2-77